UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
HENRY SCHEIN, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2026

Dear Stockholders:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Henry Schein, Inc. (the “Company” or “Henry Schein”), to be held virtually at 10:30 a.m., Eastern Daylight Time, on Thursday, May 21, 2026. This year’s meeting is a virtual stockholder meeting, conducted exclusively via a live audio webcast at www.virtualshareholdermeeting.com/HSIC2026. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HSIC2026 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

The Annual Meeting will be held for the following purposes:

1.	to consider the election of ten incumbent directors of the Company for terms expiring in 2027;

2.	to consider the approval, by non-binding vote, of the 2025 compensation paid to the Company’s Named Executive Officers (as defined in the proxy statement) (commonly known as a “say-on-pay” proposal);

3.	to ratify the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2026;

4.	to consider the approval, by non-binding vote, of a shareholder proposal to Govern by Majority Vote; and

5.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 23, 2026 are entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the rules allow it to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, stockholders of record at the close of business on March 23, 2026 will receive a Notice Regarding the Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting.

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer, or vote online during the virtual Annual Meeting.

Whether or not you expect to attend the virtual meeting online, your vote is very important. Please cast your vote regardless of the number of shares you hold. I look forward to discussing our plans for the Company’s future at the Annual Meeting.

STANLEY M. BERGMAN
Chairman of the Board of Directors

Melville, New York

April 8, 2026

A LETTER TO STOCKHOLDERS

FROM

PHILIP A. LASKAWY, LEAD DIRECTOR

Dear Stockholders:

As we approach the 2026 Annual Meeting of Stockholders, it is a privilege to share with you some reflections on the past year and the Board’s ongoing commitment to creating long-term value for Henry Schein stockholders.

Serving as your Lead Director is both an honor and a responsibility I take seriously. I work alongside an engaged Board of Directors who are deeply committed to providing strong oversight of management and advancing the strategic interests of our Company and all stakeholders.

Throughout 2025, the Board maintained active and substantive engagement with management on all aspects of strategy and execution, including the value creation initiatives we launched during the year to increase efficiency, further enhance profitability and position us for long term growth. We held twelve Board meetings in fiscal 2025, and our five standing committees provided focused oversight in their respective areas of expertise.

Welcoming Frederick M. Lowery as CEO and Director

One of the Board’s most critical responsibilities is ensuring effective leadership succession. In July 2025, Stanley M. Bergman announced his plans to retire as Chief Executive Officer after more than four decades of exceptional leadership with the Company. The Board, through the Nominating and Governance Committee, immediately commenced a comprehensive search process to identify his successor.

Our approach was rigorous and deliberate. We conducted an extensive review of both internal and external candidates, and the search generated tremendous interest from high-caliber executives. We were seeking a leader with deep domain expertise in healthcare distribution and manufacturing, a proven track record of driving operational excellence and value creation, strong commercial capabilities, and values that align with Henry Schein’s culture and commitment to doing well by doing good.

After our thorough evaluation and deliberation, the Board of Directors selected Frederick M. Lowery as Henry Schein’s next Chief Executive Officer and member of the Board of Directors, effective March 2, 2026. Fred brings more than two decades of healthcare expertise, with extensive experience in both distribution and owned product businesses that closely aligns with Henry Schein’s integrated business model. His track record of scaling complex global operations and driving above-market performance, combined with his values-driven leadership approach, make him the perfect choice to lead Henry Schein’s next chapter of growth.

At the writing of this letter, I am pleased to say that Fred’s onboarding is progressing exceedingly well. He is engaging all our stakeholders (stockholders, customers, Team Schein Members, supplier partners, and the communities where we operate) as part of this process as he dives into all the details of what makes Henry Schein special and where we have the most opportunities to improve and create value.

On behalf of the entire Board of Directors, I want to thank Stan Bergman for his extraordinary leadership and invaluable contributions over more than four decades.

Reduction in the Size of the Board

Stan notified the Board of Directors of his intent to retire as Chairman of the Board of Directors as of the end of the 2026 Annual Meeting of Stockholders and the Board of Directors has approved the appointment of Stan as Chairman Emeritus, effective upon his retirement as Chairman. The Board of Directors intends to appoint a new Chairman promptly following the Annual Meeting.

In furtherance of our previously disclosed plan to reduce the size of the Board of Directors, Joseph L. Herring, Robert J. Hombach, Scott Serota and Bradley T. Sheares will not stand for reelection at the Annual Meeting. Accordingly, the Board of Directors has approved a reduction in the size of the Board of Directors from fifteen to ten members, effective as of the end of the Annual Meeting.

ii

The Board of Directors believes the directors nominated for election at the Annual Meeting will continue to enable robust dialogue and debate in the boardroom while maintaining the right mix of perspectives, experience and skills. Our directors bring perspectives in areas critical to the Company and our strategy, including, among other things, leadership and public board experience, strategic transformation, healthcare, technology, cybersecurity, finance/accounting, operational excellence, corporate growth, mergers and acquisitions, executive compensation, human capital management and brand management.

Actively Engaging with Stockholders

The Board values the perspectives of our stockholders and maintains ongoing dialogue on matters of importance to our investors. In 2025 and early 2026, we engaged in extensive conversations with stockholders on corporate governance, board composition and succession planning, commercial strategy, executive compensation, and capital allocation.

As part of our annual review of our executive compensation program, and after considering stockholder perspectives through our engagement with them, we made several refinements, including changes to the Company’s annual bonus program and long-term incentive program, to increase our collective focus on financial performance.

Looking Ahead

We are confident in Henry Schein’s strategic direction, the strength of our business model, and the quality of our leadership team. With Fred leading the Company as CEO, supported by a deep bench of talented executives and more than 25,000 dedicated Team Schein Members worldwide, Henry Schein is well-positioned to build on our track record of growth and value creation for all our stakeholders, including our stockholders, customers, Team Schein Members, supplier partners, and the communities where we operate.

On behalf of the entire Board of Directors, I thank you for your continued investment in and support of Henry Schein.

PHILIP A. LASKAWY
Lead Director and Chair, Nominating and Governance Committee

Melville, New York

April 8, 2026

iii

135 DURYEA ROAD

MELVILLE, NEW YORK 11747

PROXY STATEMENT

The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on March 23, 2026 (the “Record Date”) as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2026 Annual Meeting of Stockholders (to be held virtually at 10:30 a.m., Eastern Daylight Time, on Thursday, May 21, 2026) (the “Annual Meeting”). As of the Record Date, 114,748,051 shares of common stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this proxy statement and the form of proxy are being made available to stockholders of record of the Company on or about April 8, 2026. A copy of our 2025 Annual Report to Stockholders is being made available with this proxy statement but is not incorporated herein by reference.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for the election of directors (Proposal 1). A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.” Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST” a director, and thus will have no effect on the outcome of Proposal 1. Proposals 2, 3 and 4 each require the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter. Broker non-votes will have no effect on the outcome of Proposals 2, 3 and 4, but abstentions will have the same effect as a vote “AGAINST” each such proposal.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means, including by our directors and employees (who we refer to as our Team Schein Members or “TSMs”) without additional compensation. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held by such persons as stockholders of record.

If your shares of common stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials to our stockholders on the Internet. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a participant in the Henry Schein, Inc. 401(k) Savings Plan (the “401(k) Plan”) and own shares of the Company’s common stock in your 401(k) Plan account as of the Record Date, you will receive, with respect to the number of shares held for your 401(k) Plan account as of the Record Date, a proxy card that will serve as a voting instruction to the trustee of the 401(k) Plan with respect to shares held for your account. Unless you vote per the instructions provided therein, shares held in your 401(k) Plan account will not be voted.

This year’s Annual Meeting will be held entirely online. Stockholders of record as of the Record Date will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/HSIC2026. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your Notice of Internet Availability or on your proxy card (if you received a printed copy of the proxy materials). In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than May 11, 2026, so that you can be provided with a control number and gain access to the meeting. Stockholders may vote electronically and submit questions online while attending the Annual Meeting.

The live audio webcast of the Annual Meeting will begin at 10:30 a.m., Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time. If you encounter any difficulties accessing the online Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the online Annual Meeting login page at www.virtualshareholdermeeting.com/HSIC2026.

To submit questions during the meeting, stockholders may log into the virtual meeting website with their 16-digit control number, type the question into the “Submit a Question” field, and click “Submit”. Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided. We may also provide written responses to certain stockholder questions that we were unable to answer during the meeting on our “Investors” page on our website following the Annual Meeting.

To vote your shares at the Annual Meeting online, please visit www.virtualshareholdermeeting.com/HSIC2026 and enter the 16-digit control number included in our Notice of Internet Availability or on your proxy card (if you received a printed copy of the proxy materials). Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy in advance of the Annual Meeting as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

To vote your shares without attending the Annual Meeting online or in advance of the Annual Meeting, please follow the instructions for Internet or telephone voting contained in the Notice of Internet Availability. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting online. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone, or if you have requested a paper copy of these proxy materials, by returning the proxy card or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Whether or not you are able to attend the virtual Annual Meeting online, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed (unless such proposal has been withdrawn as described above). In the event no directions are specified, such proxies and voting instructions will be voted “FOR” all nominees for election to the Board of Directors, “FOR” the say-on-pay proposal, “FOR” the ratification of BDO USA, P.C. as the Company’s independent registered public accountants for the fiscal year ending December 26, 2026, “AGAINST” the Govern by Majority Vote shareholder proposal and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. You may automatically revoke your proxy by attending the Annual Meeting and voting online at the meeting. Attending the Annual Meeting online without voting at such meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, you may also submit new voting instructions to your broker, trustee or nominee. Another means to revoke your proxy or change your proxy or voting instructions is to send a written notice via email to investor@henryschein.com before the beginning of the Annual Meeting.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by emailing investor@henryschein.com. The Company will receive the correspondence and forward it to the Chairperson of the Nominating and Governance Committee/Lead Director or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate.

Our policy is to encourage the members of our Board of Directors to attend the annual meeting of stockholders, and all of the directors then in office attended the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”).

Stockholder Engagement

As part of the Company’s continual efforts to align our programs to reflect priorities that are important to our stockholders, in 2025 and early 2026 we engaged in dialogue with our stockholders. Our conversations focused on a wide range of topics, including corporate governance (such as board composition and succession planning), executive compensation, commercial strategy and capital allocation. Our continued engagements in recent years have resulted in several actions summarized in the chart below.

We appreciate the valuable feedback offered by our stockholders. We will continue these dialogues to ensure our programs reflect priorities that are important to our stockholders.

Topics Discussed	Company Actions

Corporate Governance

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Following an extensive CEO search, the Board of Directors appointed Frederick M. Lowery as the Company’s Chief Executive Officer and a member of the Board of Directors, effective March 2, 2026, succeeding Stanley M. Bergman who was our Chief Executive Officer for more than 35 years and remains Chairman of our Board of Directors.

•

Effective as of the end of the Annual Meeting, the Company’s Board of Directors will be reduced from fifteen to ten directors with nine independent directors (as defined under Rule 5605(a)(2) of The Nasdaq Stock Market (“Nasdaq”)) (90%) (all independent other than our CEO, Mr. Lowery) and average tenure of 6.2 years. The Board of Directors periodically reviews its size and composition and believes that the incumbent director nominees will continue to enable robust dialogue and debate in the boardroom while maintaining the right mix of perspectives, experience and skills.

Executive Compensation

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The Compensation Committee approved certain refinements to our executive compensation program design that became effective starting with the Company’s fiscal year ended December 27, 2025 (“fiscal 2025”) while maintaining certain other features of our program:

➣

Removed all individual performance goals and non-financial goals under the 2025 HSIP: The Compensation Committee removed all non-financial goals from the Strategic Scorecard Goals (as defined herein) and all individual performance goals from the 2025 annual bonus program under the Henry Schein Incentive Plan (“HSIP”). Additionally, the weighting (expressed as a percentage of the HSIP target payout) for the Company Financial/EPS Goals (as defined herein) was increased to 40% for all Named Executive Officers (except for Mr. Bergman), with the Business Financial Goals (as defined herein) and Strategic Scorecard Goals each set at 30%. Mr. Bergman’s weights remained 70% Company Financial/EPS Goal and 30% Strategic Scorecard Goals.

➣

Maintained at least 50% of all equity grants to Named Executive Officers as PSUs (65% for Mr. Bergman): Awards under the 2025 Long Term Incentive Program (“LTIP”) under the Henry Schein, Inc. 2024 Stock Incentive Plan (as amended and restated as of May 21, 2024) (the “2024 Stock Incentive Plan”) for Mr. Bergman consist of 65% performance-based restricted stock units (“PSUs”) and 35% time-based restricted stock units (“RSUs”), and for our Named Executive Officers (other than Mr. Bergman), consist of 50% PSUs and 50% RSUs.

➣

Adjusted weighting of performance goals under 2025 LTIP: In March 2025, the Compensation Committee adjusted the percentage of the performance goals under the LTIP to be 50% three-year cumulative earnings per share (“EPS”) and 50% three-year average return on invested capital (“ROIC”) as opposed to 75% and 25%, respectively, under the 2024 LTIP.

Capital Allocation

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The Company continues to return capital to stockholders through our stock repurchase program, which as of December 27, 2025 had $780 million authorized and available for future stock repurchases.

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The Board of Directors regularly reviews the Company’s capital structure.

On January 29, 2025, the Company announced a strategic investment by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) pursuant to the terms of a Strategic Partnership Agreement (the “Strategic Partnership Agreement”) with KKR. Under the Strategic Partnership Agreement, two independent directors, Max Lin and William K. “Dan” Daniel (each, and any replacement thereof, a “KKR Designee”), joined our Board of Directors. On May 16, 2025, we issued 3,285,152 shares of common stock to funds affiliated with KKR for an investment of $250 million, at approximately $76.10 per share. Pursuant to the Strategic Partnership Agreement, KKR also had the ability to purchase additional shares via open market purchases up to a total equity stake of 14.9% of the outstanding shares of common stock of the Company. On November 4, 2025, the Company and KKR entered into an amendment to the Strategic Partnership Agreement that increased the beneficial ownership limit from 14.9% to 19.9% of the outstanding shares of the Company’s common stock that KKR is permitted to acquire during the standstill period. The standstill provisions, including the increased ownership limit, continue in effect for a period of six months following the later of the expiration of the term of the Strategic Partnership Agreement and the date on which no director appointed pursuant to the Strategic Partnership Agreement is serving on the Company’s Board of Directors. On December 7, 2025, pursuant to the Strategic Partnership Agreement, KKR notified the Company of its election to exercise the Extension Election (as defined in the Strategic Partnership Agreement) whereby the Company’s Board of Directors has accordingly renominated the KKR Designees to stand for election at the Annual Meeting for a term expiring at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”).

PROPOSAL 1

ELECTION OF INCUMBENT DIRECTORS

The Company’s Board of Directors (the “Board of Directors” or the “Board”) has approved the ten persons named below as nominees for election at the Annual Meeting to serve as directors until the 2027 Annual Meeting and until their successors are elected and qualified. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any executed proxies returned to the Company will be voted for the election of all of such persons except to the extent instructed otherwise with respect to one or more of such persons. Stanley M. Bergman notified the Board of Directors of his intent to retire as Chairman of the Board of Directors as of the end of the Annual Meeting and the Board of Directors has approved the appointment of Mr. Bergman as Chairman Emeritus effective upon his retirement as Chairman. The Board of Directors intends to appoint a new Chairman promptly following the Annual Meeting. In furtherance of our previously disclosed plan to reduce the size of the Board of Directors, Joseph L. Herring, Robert J. Hombach, Scott Serota and Bradley T. Sheares will not stand for reelection at the Annual Meeting. Accordingly, the Board of Directors has approved a reduction in the size of the Board of Directors from fifteen to ten members, effective as of the end of the Annual Meeting.

All of the nominees for director named below currently serve as directors and were elected by the stockholders at the 2025 Annual Meeting to serve as a director (except for Frederick M. Lowery, who was appointed as a director by the Board of Directors on January 10, 2026, upon the recommendation of the Nominating and Governance Committee). All of the nominees named below have consented to be named and, if elected, to serve. In the event that any of the nominees named below is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees.

The Board of Directors and each committee of the Board of Directors conduct annual evaluations to ensure each of its members continues to meet the criteria for membership. Based on these activities and their review of the composition of the Board of Directors, the Nominating and Governance Committee and the Board of Directors determined that the criteria for membership to the Board of Directors and each committee of the Board of Directors (as applicable) have been satisfied.

Set forth below is certain information, as of April 8, 2026, concerning the nominees named below:

Name	Age	Position
Mohamad Ali	55	Director
William K. “Dan” Daniel	61	Director
Deborah Derby	62	Director
Carole T. Faig	64	Director
Kurt P. Kuehn	71	Director
Philip A. Laskawy	85	Director
Max Lin	44	Director
Frederick M. Lowery	55	Chief Executive Officer, Director
Anne H. Margulies	70	Director
Reed V. Tuckson, M.D., FACP	75	Director

Mohamad Ali Senior Vice President and Head of IBM Consulting, IBM Corporation Age: 55 Independent Director since 2021 Committee • Nominating and Governance Committee

Professional Experience

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Senior Vice President and Head of IBM Consulting, IBM Corporation (July 2024-Present)

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Former Senior Vice President and Chief Operating Officer of IBM Consulting, IBM Corporation (September 2023-June 2024)

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Former CEO and Director, IDG, Inc. (2019-May 2023)

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Former President and CEO, Carbonite, Inc. (2014-2019)

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Former Chief Strategy Officer, HP Inc. (2012-2014)

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Former President, Avaya Global Services, Avaya LLC (2009-2012)

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Former Vice President (Business Strategy, Information Management Division), IBM Corporation (1996-2009)

Key Skills & Qualifications

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Strategic Transformation: as the former Chief Strategy Officer of HP Inc., Mr. Ali played a pivotal role in the company’s turnaround and led the decision process to split HP Inc. into two companies

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Management and Leadership Experience: Mr. Ali has had significant experience as CEO of a number of technology companies in addition to serving in senior leadership roles at IBM Consulting, HP Inc., Avaya LLC and IBM Corporation

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Technology Industry Leadership Experience: Mr. Ali has experience in growth and leadership across the strategic software development, cloud infrastructure and data analytics space. Most recently, Mr. Ali served as CEO of IDG, Inc., a leading market intelligence and demand generation company focused on the technology industry, and previously served as CEO of Carbonite, Inc., a global leader in data protection, where he successfully led the company’s continued growth and service to midsize businesses and consumers

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Public Company Board or Governance Experience: Mr. Ali has served on multiple public company boards in the technology and banking space, including at Carbonite, Inc., City National Bank and iRobot Corporation (where he was also Lead Independent Director)

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Corporate Strategy / M&A: Mr. Ali has extensive experience in evaluating, executing and leading M&A transactions. As the former VP of Business Strategy in IBM Corporation’s Information Management division, Mr. Ali helped lead the acquisition of numerous companies to build IBM Corporation’s analytics and big data business. Mr. Ali also served as Chief Strategy Officer at HP Inc., further contributing to his experience in this regard

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Corporate Sustainability: Mr. Ali has experience managing social, ethical and environmental responsibility considerations across global supply chains

Other Boards • IDG, Inc. (2019-2023) • iRobot Corporation (2015-2024) • Carbonite, Inc. (2014-2019) • City National Bank (2013-2015)

Organizations • Board Member and Former Chairperson, Massachusetts Technology Leadership Council • Former Board Member, Oxfam America

Awards & Recognition

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Named to Boston Globe’s Tech Power Players 50 list

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Named the 2018 CEO of the Year (Massachusetts Technology Leadership Council)

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Member of the 2018 Public Board of the Year (National Association of Corporate Directors, New England Chapter)

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Recognized in 2018 as one of the 100 Most Powerful People in Boston (Boston Magazine)

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Recipient of Mass High Tech Magazine’s 2011 MHT All-Stars Awards

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Listed in 2008 as a 40-Under-40 (Boston Business Journal)

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Finalist in America’s prestigious 1988 Westinghouse Science Talent Search

Education • M.S., Stanford University (Electrical Engineering) • B.S., Stanford University (Computer Engineering) • B.A., Stanford University (History)

William K. “Dan” Daniel Executive Advisor, Kohlberg Kravis Roberts & Co. L.P. (KKR)
Age: 61 Independent Director since May 2025
Committees • Compensation Committee • Strategic Advisory Committee

Professional Experience
• Executive Advisor (Americas Private Equity), KKR (2020-Present)
• Former Executive Vice President, Danaher Corporation (2006-2020)
• Former Senior Vice President and President, Light Vehicle Aftermarket, Arvin Industries (became ArvinMeritor in 2000 when Arvin Industries, Inc. and Meritor Automotive, Inc. merged) (1987-2006)

Key Skills & Qualifications

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Management and Leadership Experience: decades of global leadership experience in Healthcare and Industrial sectors, including 14 years as Executive Vice President at Danaher, where he oversaw multiple business segments and played a key role in advancing Danaher’s business systems and culture; Mr. Daniel oversaw Danaher’s Industrial Technologies and Life Sciences portfolios until 2017, after that he led the company’s Diagnostics and Dental segments

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Corporate Strategy / M&A: led strategies to drive operating performance and growth and to implement employee engagement models at KKR portfolio companies as an Executive Advisor to KKR; Mr. Daniel spearheaded multiple M&A transactions and other strategic initiatives in the Healthcare industry, including leading the transition of Pall Corporation into Danaher as well as the life sciences and product identification portfolios; Mr. Daniel also helped oversee the separation of Danaher’s Dental business into a standalone public company

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Public Company Board and Governance Experience: served as a Director at Envista Holdings Corporation

Other Boards

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CIRCOR (2023-Present) (Chairman) (private)

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Therapy Brands Holdings, LLC (d.b.a. Ensora Health) (2021-Present) (Chairman) (private)

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Fortifi Food Processing Solutions (2021-Present) (Chairman) (private)

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Envista Holdings Corporation (2019-2020)

Education • M.B.A., University of Virginia Darden School of Business (Business Administration and Management) • B.A., DePauw University (Economics)

Deborah Derby

CEO, The Honey Baked Ham Company, LLC; and Former President and CEO,

Carrols Restaurant Group, Inc.

Age: 62

Independent Director since 2021

Committees

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Compensation Committee (Chair)

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Nominating and Governance Committee

Professional Experience

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CEO, The Honey Baked Ham Company, LLC (January 2026-Present)

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Former Operating Partner, Garnett Station Partners (October 2024-January 2026)

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Former President and CEO, Carrols Restaurant Group, Inc. (May 2023-June 2024)

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Former President, Horizon Group USA, Inc. (2016-2020)

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Former Executive Vice President and Vice Chairman, Toys “R” Us, Inc. (2013-2015)

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Former Chief Administrative Officer, Toys “R” Us, Inc. (2009-2012)

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Former President of Babies “R” Us, Toys “R” Us, Inc. (2006-2009) and served in various human resource positions of increasing responsibility (2000-2006)

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Former Employment Law Attorney, Whirlpool Corporation (1992-2000)

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Former Corporate Attorney at a large law firm in Michigan (1990-1992)

Key Skills & Qualifications

•

Management and Leadership Experience: gained through experience as President and CEO of Carrols Restaurant Group, Inc., President of Horizon Group USA, Inc., as well as various roles of increasing responsibility at Toys “R” Us, Inc., including as Executive Vice President, Vice Chairman and Chief Administrative Officer, as well as Corporate Secretary, Executive Vice President, Human Resources, Legal & Corporate Communications and President of the Babies “R” Us division

•

Public Company Board and Governance Experience: service as a member of the board of directors of Carrols Restaurant Group, Inc. and Vitamin Shoppe, Inc., and Chair of each company’s Compensation Committee

•

Compensation / Human Resources: gained through experience as Corporate Director of Compensation & Benefits globally at Whirlpool Corporation, practicing corporate and employment law at both Whirlpool Corporation and a large law firm in Michigan and as Corporate Secretary and Executive Vice President of Human Resources and Legal & Corporate Communications at Toys “R” Us, Inc.

•

Corporate Strategy / Operations: considerable experience across a wide range of industries and markets, and particular expertise in strategy, operations and supply chain management; serves as Operating Partner at Garnett Station Partners, and was formerly President, CEO and director at Carrols Restaurant Group, Inc. (acquired by Restaurant Brands International in 2024), President of Babies “R” Us and a director at Vitamin Shoppe, Inc. (acquired by Franchise Group Inc. in 2023)

Other Boards

•

Carrols Restaurant Group, Inc. (2018-2024) (Compensation Committee Chair)

•

Vitamin Shoppe, Inc. (2012-2019) (Compensation Committee Chair, Nominating and Governance Committee member, and Strategic Committee member)

Organizations • Former Board Member, Toys “R” Us Children’s Foundation • Former Board Member, K.I.D.S. (Kids in Distressed Situations)

Education • J.D., University of Notre Dame • M.B.A., University of Notre Dame • B.A., Harvard University (General Studies, Concentrating in Economics)

Carole T. Faig Former U.S. Health Sector Leader, EY LLP Age: 64 Independent Director since 2023 Committees • Audit Committee • Strategic Advisory Committee

Professional Experience

•

Former U.S. Health Sector Leader, EY LLP (2017-2020)

•

Former Partner (West Region’s Health and Life Sciences market segment), EY LLP (2019-2021)

•

Former Partner (Audit), EY LLP (1996-2018)

Key Skills & Qualifications

•

Healthcare Industry Expertise: gained through experience leading EY LLP’s U.S. Health Sector practice, as well as previously serving as head of EY LLP’s West Region Health and Life Sciences practice, where she gained a deep understanding of the industry’s complexities and challenges; also, serves as a board member of multiple private-equity backed private businesses

•

Management and Leadership Experience: previously held multiple leadership roles in both national and regional capacities at EY LLP, including as U.S. Health Sector Leader, Head of the West Region’s Health and Life Sciences market segment and as an Audit Partner

•

Finance and Accounting Expertise: Certified Public Accountant (CPA) with a 38-year career as an Audit Partner at EY LLP (global accounting firm)

•

Human Capital Matters: recognized for her leadership related to human capital matters

Other Boards • Cue Health Inc. (2021-2024) • Affinia Therapeutics (private) • QuVa Pharma (private)

Organizations

•

Board Member, PATH (non-profit organization focused on global health equity)

•

Board Member, SCAN (non-profit Medicare Advantage plan)

•

Board Member, Banner Health (non-profit health care system)

Awards & Recognition • Awarded EY’s Chairman’s Value Award and Americas Assurance Inclusive Leadership Award in recognition of her commitment to building an inclusive workplace

Education • Certified Public Accountant (CPA) • B.B.A., Sam Houston State University

Kurt P. Kuehn

Former Chief Financial Officer, United Parcel Service, Inc. (UPS)

Age: 71

Independent Director since 2016

Committees

•

Audit Committee (Chair)

•

Regulatory, Compliance and Cybersecurity Committee

Professional Experience

•

Former Chief Financial Officer, United Parcel Service, Inc. (UPS) (2008-2015)

•

Former Senior Vice President (Worldwide Sales and Marketing), United Parcel Service, Inc. (UPS) (2004-2008)

•

Former Vice President (Investor Relations), United Parcel Service, Inc. (UPS) (1999-2004)

•

Previously held various leadership roles in sales, marketing, engineering, operations and strategic cost planning since joining United Parcel Service, Inc. (UPS) in 1977

Key Skills & Qualifications

•

Strategic Transformation: as the former Senior Vice President of Worldwide Sales and Marketing at United Parcel Service, Inc. (UPS), Mr. Kuehn led the transformation of the company’s sales organization

•

Management and Leadership Experience: previously held several executive positions at United Parcel Service, Inc. (UPS), including most recently as CFO, and previously as Senior Vice President of Worldwide Sales and Marketing and Vice President of Investor Relations, where he helped take the company public in 1999 as one of the largest IPOs in U.S. history

•

Marketing / Brand Management: as the former Senior Vice President of Worldwide Sales and Marketing at United Parcel Service, Inc. (UPS), Mr. Kuehn gained considerable experience in marketing and brand management, as well as understanding the needs of global customers

•

Operations / Logistics: with experience gained through a 37+ year career with United Parcel Service, Inc. (UPS), a leading distribution and logistics platform, Mr. Kuehn gained insight into the management of global operations and efforts to improve the global customer experience

•

Finance and Accounting: as CFO of United Parcel Service, Inc. (UPS), Mr. Kuehn gained valuable leadership experience and comprehensive knowledge of corporate finance and accounting, as well as insights into strategic cost planning and the needs of global customers

•

Corporate Sustainability: led strategic sustainability efforts throughout his time as CFO at United Parcel Service, Inc. (UPS), and as advisor to the company’s Environmental Impact Council; previously served as a member of the Sustainability Accounting Standards Board (SASB)

Other Boards • LocatorX (2020-present) (private) • NCR Corporation (2012-2020) (Audit Committee Chair)

Organizations • Former Board Member, SASB Sustainability Accounting Standards Board

Education • Completed the Wharton Advanced Management Program (University of Pennsylvania) • M.B.A., University of Miami • Attended Yale University

Philip A. Laskawy

Lead Director, Henry Schein, Inc.; Retired Chairman and Chief Executive Officer, EY LLP

Age: 85

Independent Director since 2002

Lead Director since 2012

Committees

•

Nominating and Governance Committee (Chair)

Professional Experience

•

Lead Director, Henry Schein, Inc. (2012-Present)

•

Retired Chairman and CEO, EY LLP (1994-2001)

•

Former Vice Chairman, Managing Partner (New York Region) and Member of the Management Committee, EY LLP (1985-1994)

•

Former Managing Partner (New York Office), EY LLP (1981-2001)

Key Skills & Qualifications

•

Management and Leadership Experience: gained through service as the former Chairman and CEO of EY LLP, where he helped lead the firm’s expansion as a global leader in assurance, tax, transaction and advisory services; previously served as Vice Chairman, Managing Partner and member of the Management Committee at EY LLP; Mr. Laskawy was also appointed Chairman of Fannie Mae by the Secretary of the Treasury after it entered Conservatorship in 2008. At Fannie Mae he played a pivotal role in the refreshment of the board of directors and, with the new CEO, replacement of the management team. At the time of his retirement in 2013, Fannie Mae had returned all monies advanced by the Treasury

•

Public Company Board and Governance Experience: previously served on several public company boards, including Loews Corporation, Lazard Ltd. (Chair of the Audit Committee), Covetrus, Inc., General Motors Corporation, Goodyear Tire & Rubber Co., The Progressive Corporation and Discover Financial Services; as Chairman and Vice Chairman of the International Accounting Standards Committee Foundation, Mr. Laskawy helped set accounting standards in more than 100 countries and gained critical insights into corporate governance, compliance, disclosure and international business conduct

•

Finance and Accounting: Certified Public Accountant (CPA) with extensive knowledge and exceptional skills in corporate finance and accounting matters, having served as Chairman and CEO of one of the largest public accounting firms in the United States, as Chair of the Audit Committee of Lazard, and as a financial expert on the Audit Committee of Loews Corporation

•

Corporate Strategy / M&A: as the former Chairman and CEO of EY LLP, Mr. Laskawy helped lead the firm’s expansion as a global leader in assurance, tax, transaction and advisory services; as a director at Covetrus, Inc., Mr. Laskawy helped the company navigate its sale to Clayton, Dubilier & Rice (CD&R) and TPG

Other Boards

•

Covetrus, Inc. (2019-2022) (Independent Chairman and Nominating and Governance Committee member)

•

General Motors Corporation (2009-2013) (Finance Committee member)

•

Fannie Mae (2008-2014) (Chairman)

•

Lazard Ltd. (2008-2023) (Audit Committee Chair and Compensation Committee member)

•

Discover Financial Services (2007-2008)

•

Loews Corporation (2003-2023) (Audit Committee member)

•

Goodyear Tire & Rubber Co. (2001-2002)

•

The Progressive Corporation (2001-2007)

•

EY, LLP (1994-2001)

Organizations

•

Former Board Member, American Institute of Certified Public Accountants

•

Former Chairman and Vice Chairman of the International Accounting Standards Committee Foundation

•

Former Member, 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees

Education • Certified Public Accountant (CPA) • B.A., University of Pennsylvania Wharton School of Business (Economics)

Max Lin Partner, Kohlberg Kravis Roberts & Co. L.P. (KKR) Age: 44 Independent Director since May 2025 Committees • Nominating and Governance Committee (Vice Chair) • Strategic Advisory Committee

Professional Experience • Partner, KKR (2005-2007, 2009-Present) • Analyst, Morgan Stanley (2003-2005)

Key Skills & Qualifications

•

Healthcare Investor: relevant investment experience in numerous dental and medical companies, including 123 Dentist, Covenant Physician Partners, HCA, Heartland Dental and Zimmer Biomet, among others

•

Finance and M&A: extensive knowledge in finance and transaction matters through his role as partner at KKR where he leads the Health Care industry team within the Americas Private Equity platform and serves as a member of the Investment Committee and Portfolio Management Committee for Americas Private Equity, the Health Care Strategic Growth Investment Committee and the Global Conflicts and Compliance Committee. Mr. Lin was previously involved in a number of mergers, acquisitions and financing transactions at Morgan Stanley

•

Governance Experience: serves on public and private boards, including at BrightSpring Health Services, Inc.; Cotiviti, Inc.; Global Medical Response, Inc.; PetVet Care Centers, LLC and Therapy Brands Holdings, LLC (d.b.a. Ensora Health). Mr. Lin is also a former board member of Biomet, Inc.; Covenant Physician Partners; Envision Healthcare Corporation; Heartland Dental, LLC and PRA Health Sciences, Inc.

Other Boards

•

Cotiviti, Inc. (2024-Present) (private)

•

Therapy Brands Holdings, LLC (d.b.a Ensora Health) (2021-Present) (private)

•

Heartland Dental, LLC (2018- March 2025) (private)

•

PetVet Care Centers, LLC (2018-Present) (private)

•

Envision Healthcare Corporation (2018-2023) (private)

•

BrightSpring Health Services, Inc. (2017-Present) (Compensation Committee Chair)

•

Covenant Physician Partners (2017-2024) (private)

•

Global Medical Response, Inc. (2015-Present) (private)

•

PRA Health Sciences, Inc. (2013-2019)

•

Biomet, Inc. (2011-2015) (private)

Organizations • The Peninsula Bridge Program (2025-Present)

Education • M.B.A., Harvard Business School • B.S. and B.A.S., University of Pennsylvania

Frederick M. Lowery Chief Executive Officer, Henry Schein, Inc. Age: 55 Director since March 2026 Committees Executive Management Committee

Professional Experience

•

Chief Executive Officer, Henry Schein, Inc. (March 2026-Present)

•

Former Executive Vice President and President, Laboratory Products and BioProduction, Thermo Fisher Scientific (2024-February 2026)

•

Former Senior Vice President and President, Customer Channels, Thermo Fisher Scientific (2021-2024)

•

Former Senior Vice President and President, Laboratory Products; Senior Operating Officer, Life Sciences Solutions; and President, Life Sciences Solutions and Laboratory Products, Thermo Fisher Scientific (2014-2021)

•

Former Vice President and General Manager, Life Science Research; President, Laboratory Consumables; and Vice President and General Manager, Chromatography Consumables and Specialty Glass, Thermo Fisher Scientific (2006-2014)

•

Former Head of Operations, Molecular BioProducts, Fisher Scientific International (2005-2006)

•

Earlier career experience at Maytag Corporation and General Motors

Key Skills & Qualifications

•

Management and Leadership Experience: more than two decades of global leadership experience in healthcare, life sciences, and distribution businesses. Led large-scale global operating segments at Thermo Fisher Scientific across laboratory products, life sciences solutions, customer channels, and bioproduction, overseeing manufacturing, R&D, commercial, and operational functions. Extensive experience driving disciplined operating performance, scaling global teams, and advancing values-based cultures

•

Corporate Strategy / Growth & M&A: led strategic portfolio expansion and integration efforts at Thermo Fisher Scientific, including responsibility for global growth initiatives, operational integration, and commercialization strategies across multiple life sciences and laboratory businesses. Deep experience aligning distribution and owned product strategies to drive sustainable, long-term value creation

•

Operational Excellence & Commercial Execution: strong background in building high-performance teams and operating systems, enhancing execution rigor, and driving customer-centric growth across complex, global business environments. Experience leading organizations through transformation while maintaining strong culture and employee engagement

Other Boards

•

DuPont de Nemours, Inc. (2019-Present) (public)

•

Boston Medical Center (2020-Present) (Board of Trustees) (private)

•

Tennessee Technological University (2019-Present) (Board of Trustees)

Education • M.S., Manufacturing Management, Kettering University (formerly General Motors Institute of Engineering and Management) • B.S., Mechanical Engineering, Tennessee Technological University

Anne H. Margulies

Former Vice President and Chief Information Officer, Harvard University

Age: 70

Independent Director since 2018

Committees

•

Audit Committee

•

Regulatory, Compliance and Cybersecurity Committee

Professional Experience

•

Former Vice President and Chief Information Officer, Harvard University (2010-2021)

•

Former Chief Information Officer, Commonwealth of Massachusetts (2007-2010)

•

Former Founding Executive Director, MIT OpenCourseWare (2002-2007)

Key Skills & Qualifications

•

Technology Industry Leadership Experience: with information technology playing an increasingly important role in the Company’s business, Ms. Margulies provides valuable leadership and perspectives gained through her over 35 years of strategic IT, cybersecurity and policy and risk management experience

•

Information Technology / Cybersecurity: as Vice President and University Chief Information Officer at Harvard University, Ms. Margulies was responsible for information technology strategy, policies, and services that supported the University’s mission of teaching, learning and research; Ms. Margulies also led Harvard University Information Technology, which provides IT services to 30,000 educators, students and staff and oversaw a $200 million budget and 700 staff

•

Public Company Board and Governance Experience: gained through experience as director and member of the Nominating and Compensation Committee at HarborOne Bancorp as well as a director and member of the Audit, Compensation and Nominating and Governance Committees at SomaLogic, Inc.

•

Public Sector / Government: as Assistant Secretary for Information Technology and CIO for the Commonwealth of Massachusetts, Ms. Margulies developed and implemented a statewide strategic plan for IT that gained national acclaim, and oversaw consolidation of a vast patchwork of agency IT organizations, operations, data centers and networks into a coherent statewide structure

Other Boards

•

HarborOne Bancorp, Inc. (2022-October 2025) (Compensation Committee member and Nominating and Governance Committee member)

•

Standard BioTools Inc. (f.k.a. SomaLogic, Inc.) (2019-2024) (Compensation Committee Chair, Nominating and Governance Committee member and Audit Committee member)

Organizations

•

Member of the Board of Trustees, Curry College

•

Advisory Board member, Advanced Cyber Security Center (New England-based regional organization committed to strengthening its members’ cybersecurity defenses and preparing the region’s response to large scale cyber threats)

•

Member, Massachusetts Cybersecurity Strategy Council (2017-2021)

•

Advisory Board Member, Former Chair, BostonCIO (2015-2021) (New England’s premier professional association for leading enterprise CIOs) (2015-2021)

•

Founding Chair of the International OpenCourseWare Consortium (over 300 universities around the globe working together to publish the teaching materials for their entire curriculum openly and freely over the Internet)

•

Former Member of the Massachusetts Technology Collaborative Board (quasi-state agency overseeing economic development in the Commonwealth)

•

Former Participant, Governor’s Trade mission to Israel (aimed at recruiting cybersecurity companies to Massachusetts)

•

Former Founding Executive Director of Massachusetts Institute of Technology’s OpenCourseWare (the institution’s internationally acclaimed initiative to publish the teaching materials for their entire curriculum openly and freely over the Internet)

Awards & Recognition • Recognized as the 2015 Boston CIO Leader of the Year by the Boston Business Journal and Boston CIO Leadership Association

•	Named by IDG Enterprises to the 2017 CIO Hall of Fame in CIO Magazine
•	Awarded an Honorary Doctorate from the Universitat Politecnica de Valencia (2019)

Education

•	B.A., State University of New York at Plattsburgh

Reed V. Tuckson, M.D., FACP

Managing Director of Tuckson Health Connections, LLC; Co-Founder and Convener, Black Coalition Against COVID-19; and Co-Founder and Board Chairman of the Coalition For Trust in Health & Science

Age: 75

Independent Director since 2021

Committee

•

Strategic Advisory Committee

Professional Experience

•

Managing Director of Tuckson Health Connections, LLC (2013-Present)

•

Co-Founder and Convener, Black Coalition Against COVID-19

•

Co-Founder and Board Chairman, Coalition For Trust in Health & Science

•

Former Executive Vice President and Chief of Medical Affairs, UnitedHealth Group (2006-2013)

Key Skills & Qualifications

•

Management and Leadership Experience: considerable experience as EVP and Chief of Medical Affairs at UnitedHealth Group in addition to serving in leadership roles at the National Institutes of Health, National Academy of Medicine and numerous Federal Advisory Committees

•

Healthcare Industry Expertise: 35 years of experience as recognized leader in the health care profession, with experience engaging with nearly every sector of the health and medical care industries

•

Public Sector / Government: member of numerous federal advisory committees and corporate, non-profit and academic boards, including service as Commissioner of Public Health for the District of Columbia

•

Public Company Board and Governance Experience: service on multiple public company boards in the healthcare industry

Other Boards

•

Adverum Biotechnologies, Inc. (2021-2025) (private)

•

CTI BioPharma Corp (2011-2023) (Nominating and Governance Committee Chair and Audit Committee member)

•

Acasti Pharma, Inc. (2013-2016)

•

LifePoint Health, Inc. (2014-2018)

•

Baxter International, Inc. (1996-1998)

Organizations

•

Advisory Board Member, Johns Hopkins Berman Institute of Bioethics

•

Board of Trustees Member, Freedom House

•

Board Member, The Hastings Center

•

Former President, American Telemedicine Association

•

Former Senior Vice President (Professional Standards), American Medical Association

•

Former Commissioner of Public Health, Washington D.C.

•

Former Senior Vice President, March of Dimes Birth Defects Foundation

•

Former President, Charles R. Drew University of Medicine and Science

•

Formerly appointed to various leadership roles, National Academy of Medicine

•

Former Member of the Board of Trustees (Chair of the Health Sciences Committee), Howard University

•

Former Member of numerous federal advisory committees and corporate, non-profit and academic boards

Awards & Recognition

•	Recognized several times as one of the “50 Most Influential Physician Executives” by Modern Healthcare Magazine
•	Named as one of the “100 Most Powerful Executives in Corporate America” by Black Enterprise Magazine in 2009
•	Named “Washingtonian of the Year” by Washingtonian Magazine in 1988
•	Author of “The Doctor in the Mirror,” an ongoing book and online senior patient activation and education project

Education

•

Completed the University of Pennsylvania Hospital’s General Internal Medicine Residency and Fellowship programs, where he was also a Robert Wood Johnson Foundation Clinical Scholar studying at the Wharton School of Business

•	M.D., Georgetown University School of Medicine
•	B.S., Howard University

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Executive Leadership Changes

On March 1, 2026, Stanely M. Bergman, the Company’s Chief Executive Officer for more than 35 years, retired as CEO and continues as Chairman of the Board of Directors. On January 10, 2026, the Board appointed Frederick M. Lowery as Chief Executive Officer of the Company, effective March 2, 2026. In connection with Mr. Lowery’s appointment, the Board expanded the size of the Board from 14 to 15 members and appointed Mr. Lowery to fill the resulting vacancy, in each case, effective as of March 2, 2026. Mr. Lowery brings more than two decades of healthcare expertise to Henry Schein, with a strong track record of scaling complex businesses to drive significant growth and sustained value creation. Most recently, he served as Executive Vice President and President, Laboratory Products and BioProduction at Thermo Fisher Scientific (NYSE: TMO), leading Thermo Fisher Scientific distribution channel’s above-market performance. His experience growing distribution and owned product businesses (including manufacturing, R&D, marketing and sales functions) closely aligns with Henry Schein’s business model, positioning him well to guide the Company’s next phase of growth and continued execution of its BOLD+1 strategic plan.

Reduction in the Size of the Board of Directors

Mr. Bergman notified the Board of Directors of his intent to retire as Chairman of the Board of Directors as of the end of the Annual Meeting and the Board of Directors has approved the appointment of Mr. Bergman as Chairman Emeritus, effective upon his retirement as Chairman. The Board of Directors intends to appoint a new Chairman promptly following the Annual Meeting.

In furtherance of the Company’s previously disclosed plan to reduce the size of the Board of Directors, Joseph L. Herring, Robert J. Hombach, Scott Serota and Bradley T. Sheares will not stand for reelection at the Annual Meeting. Accordingly, the Board of Directors has approved a reduction in the size of the Board of Directors from fifteen to ten members, effective as of the end of the Annual Meeting. The Board of Directors believes this slate of directors will continue to enable robust dialogue and debate in the boardroom while maintaining the right mix of perspectives, experience and skills.

Board of Directors Meetings and Committees

During fiscal 2025, the Board of Directors held twelve meetings. The Board of Directors has the following committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; Regulatory, Compliance and Cybersecurity Committee; and Strategic Advisory Committee. During fiscal 2025, (i) the Audit Committee held four meetings, (ii) the Compensation Committee held six meetings, (iii) the Nominating and Governance Committee held sixteen meetings, (iv) the Regulatory, Compliance and Cybersecurity Committee held eight meetings and (v) the Strategic Advisory Committee held four meetings. During fiscal 2025, each director attended at least 75% of the meetings of the Board of Directors and committees on which such directors served, in each case during the term for which the director served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

Independent Directors

The Board of Directors has affirmatively determined that Messrs. Ali, Daniel, Herring, Hombach, Kuehn, Laskawy, Lin and Serota, Mses. Derby, Faig, Margulies and Raphael (former director) and Drs. Sheares and Tuckson are “independent,” as defined under Nasdaq’s Rule 5605(a)(2).

The Company’s independent directors, as defined under Nasdaq’s Rule 5605(a)(2), meet at regularly scheduled executive sessions without members of Company management present.

Audit Committee

The Audit Committee currently consists of Mr. Kuehn (Chairperson) and Mses. Faig and Margulies. All of the members of the Audit Committee are independent directors as defined under Nasdaq’s Rules 5605(a)(2) and 5605(c)(2)(A). The Board of Directors has determined that each of Ms. Faig and Mr. Kuehn is an “audit committee financial expert,” as defined under the rules of the SEC and, as such, each satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). The Audit Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Audit Committee is to assist the Board of Directors by overseeing the Company’s accounting and financial reporting processes and the audits and integrity of the Company’s financial statements. In addition to overseeing those aspects of risk management and legal and regulatory compliance monitoring processes which may impact the Company’s financial reporting (including financial accounting and reporting risks, as well as cybersecurity risks which may impact the Company’s financial reporting), the Audit Committee reviews conflict of interest and related party transactions. The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) our audits and (iii) the integrity of our financial statements, on behalf of the Board of Directors, including the review of our consolidated financial statements and the adequacy of our internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. The Audit Committee meets at least four times each year and periodically meets separately with management, internal auditors and the independent registered public accounting firm to discuss the results of their audit or review of the Company’s consolidated financial statements, their evaluation of our internal controls, the overall quality of the Company’s financial reporting, our critical accounting policies and to review and approve any related party transactions (as defined by applicable regulations). We maintain procedures for the receipt, retention and the handling of complaints, which the Audit Committee established.

Compensation Committee

The Compensation Committee currently consists of Ms. Derby (Chairperson), Messrs. Daniel and Herring and Dr. Sheares. All of the members of the Compensation Committee are independent directors as defined under Nasdaq’s Rules 5605(a)(2) and 5605(d)(2)(A), and “non-employee directors” as defined under the SEC’s rules. The Compensation Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Compensation Committee is to evaluate and approve the Company’s compensation and benefit plans, policies and programs. The Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans in which officers, employees, directors or other service providers may participate, (ii) the Company’s employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation and benefit plans, policies and programs. The Compensation Committee is also responsible, as delegated by the Board of Directors, for reviewing and approving the compensation philosophy, strategy, program design and administrative practices to align with and support the Company’s operating and financial objectives and the financial interests of the Company’s stockholders. The Compensation Committee also plays a role (in coordination with the Nominating and Governance Committee) in environmental, social and governance matters related to human capital management and executive compensation.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”). Pearl Meyer has also assisted the Compensation Committee with several special projects, including advising it on director compensation. Other than the work of Pearl Meyer Leadership Consulting described in the succeeding sentences, Pearl Meyer does no other work for the Company. Pearl Meyer Leadership Consulting, a consulting unit of Pearl Meyer focused on management leadership and development, was retained by management on behalf of the Company to provide advice regarding executive leadership development and succession planning to the Company. The Compensation Committee conducted an independence analysis of Pearl Meyer and concluded that the provision of these additional services by Pearl Meyer Leadership Consulting did not undermine the independence of Pearl Meyer after taking into account a number of factors, including the fees accrued with respect to the additional services compared to total aggregate fees paid to Pearl Meyer and compared to the latter’s overall revenue, the nature of the additional services, and policies and procedures of Pearl Meyer designed to prevent conflicts of interest.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson Public Limited Company (“Willis Towers Watson”), a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Laskawy (Chairperson), Ali and Lin (Vice Chair), Ms. Derby and Dr. Sheares. All of the members of the Nominating and Governance Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Nominating and Governance Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Nominating and Governance Committee is to assist the Board of Directors by identifying individuals qualified to become Board of Directors members, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board of Directors. The Nominating and Governance Committee reviews and reassesses our governance procedures and practices and recommends any proposed changes to the Board of Directors for its consideration. The Nominating and Governance Committee also reviews and assesses the structure and performance of the Company’s environmental, social and governance activities to advance the interests of the Company’s stakeholders and coordinates with the Compensation Committee on such matters when they relate to human capital management and executive compensation. The Chief Sustainability Officer leads Company-wide sustainability activities and reports progress to the Nominating and Governance Committee and/or the full Board of Directors on at least an annual basis. Our 2025 Sustainability and Corporate Citizenship report was issued on August 18, 2025.

The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company in the manner described under “Stockholder Communications” below, together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. Our policy is to consider nominations to the Board of Directors from stockholders who comply with the procedures set forth in the Company’s Fifth Amended and Restated By-laws for nominations at the Company’s annual meeting of stockholders, and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees on an annual basis, the Nominating and Governance Committee currently considers the following factors:

•

the knowledge, skills, reputation, background and experience of nominees, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with businesses similar or analogous to the Company;

•	experience with accounting rules and practices, and corporate governance principles;

•	experience and expertise related to economic, environmental and human capital matters; and

•	the commitments of the director nominee to other board memberships, among other significant professional commitments that the director maintains.

The Nominating and Governance Committee, in accordance with its charter, seeks to create a Board of Directors that is strong in its collective knowledge, skills, background and experience and may also consider such other factors that it deems are in the best interests of the Company and its stockholders. The Nominating and Governance Committee annually reviews the nominees for director to the Company’s Board of Directors to determine if such nominees satisfy the Company’s then-current needs. The Nominating and Governance Committee determined that the nominees for election at the Annual Meeting to serve as directors satisfy the Company’s current needs as well as applicable regulatory requirements.

The Nominating and Governance Committee identifies nominees by evaluating the current members of the Board of Directors willing and eligible to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing and eligible to continue in service are considered for a recommendation to re-nominate, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee considers the composition of the Board of Directors, and, if applicable, may identify the desired skills and experience of a new nominee, and discuss with the Board of Directors suggestions as to individuals that meet the criteria. In addition, the Nominating and Governance Committee has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Nominating and Governance Committee evaluates the performance of the Board of Directors as a whole. The evaluation process, which occurs at least annually, includes a survey of the individual views of all directors, which are then shared with the full Board of Directors. In addition, each of the committees of the Board of Directors performs a similar annual self-evaluation.

Regulatory, Compliance and Cybersecurity Committee

The Regulatory, Compliance and Cybersecurity Committee currently consists of Messrs. Herring (Chairperson), Kuehn and Serota and Ms. Margulies. All of the current members of the Regulatory, Compliance and Cybersecurity Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Regulatory, Compliance and Cybersecurity Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Regulatory, Compliance and Cybersecurity Committee is to assist the Board of Directors by providing guidance to, and oversight of, the Company’s senior management responsible for assessing and managing Company-wide regulatory, corporate compliance and cybersecurity risk management programs. The primary responsibilities of the Regulatory, Compliance and Cybersecurity Committee are to (i) serve as a sounding board for the strategic decisions, issues, challenges and opportunities relating thereto, (ii) provide expertise to guide assessment and monitoring of Company-wide regulatory, corporate compliance and cybersecurity risk management budgeting, spending and capital investment, (iii) monitor progress and status of the Company’s regulatory, corporate compliance and cybersecurity risk management programs, (iv) review and evaluate major regulatory, corporate compliance and cybersecurity risk management initiatives to identify emerging and future opportunities for synergy or to leverage regulatory, corporate compliance and cybersecurity risk management investments more effectively and cost efficiently, (v) report to the Audit Committee on regulatory, corporate compliance and cybersecurity risk management matters reviewed by the Regulatory, Compliance and Cybersecurity Committee that may impact the Company’s financial reporting and (vi) be generally available to, and communicate with, the Company’s senior management, and to inform the Board of Directors in the areas described above.

Strategic Advisory Committee

The Strategic Advisory Committee currently consists of Drs. Sheares (Chairperson) and Tuckson, Messrs. Daniel, Herring, Hombach, Lin and Serota and Ms. Faig. All of the current members of the Strategic Advisory Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Strategic Advisory Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to our management regarding the monitoring and implementation of our corporate strategic plan, as well as general strategic planning.

Board of Directors’ Leadership Structure

On an annual basis, as part of our governance review and succession planning, the Nominating and Governance Committee evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our stockholders. Our leadership structure has historically combined the Chairman and Chief Executive Officer roles. On March 1, 2026, Stanely M. Bergman, the Company’s Chief Executive Officer for more than 35 years, retired as Chief Executive Officer and continues as Chairman of the Board of Directors. The Board appointed Frederick M. Lowery as Chief Executive Officer of the Company and as a member of the Board of Directors, effective March 2, 2026. Therefore, the roles of Chairman and Chief Executive Officer are no longer combined.

Additionally, to further support our belief that strong, independent Board of Director leadership is a critical aspect of effective corporate governance, Mr. Laskawy serves as our Lead Director. As specified in our Corporate Governance Guidelines the role and duties of the Lead Director include:

•	presiding at all executive sessions of the independent directors and calling meetings of the independent directors;

•	acting as a liaison among the members of the Board of Directors, the Chief Executive Officer and management;

•	coordinating information sent to the Board of Directors;

•	coordinating meeting agendas and schedules for the Board of Directors to assure that there is sufficient time for discussion of all agenda items;

•	conferring with the Chief Executive Officer, as appropriate; and

•	being available for consultation with our stockholders, as appropriate.

(See “Corporate Governance Guidelines” set forth below.)

Our Board of Directors’ committees, each with a separate Chairperson, are the: Audit Committee; Compensation Committee; Nominating and Governance Committee; Regulatory, Compliance and Cybersecurity Committee; and Strategic Advisory Committee. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee is comprised solely of independent directors, and each of the Regulatory, Compliance and Cybersecurity Committee and Strategic Advisory Committee is currently comprised solely of independent directors.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. The atmosphere of our Board of Directors is collegial, all members are well engaged in their responsibilities, and all members express their views and consider the opinions expressed by other directors.

The Board of Directors is responsible for selecting the Chairman. The Chairman establishes the agenda for each meeting of the Board of Directors (in coordination with the Chairperson of the Nominating and Governance Committee/Lead Director) and presides at Board of Directors’ and stockholders’ meetings. The Chairperson of the Nominating and Governance Committee/Lead Director takes input from the other independent directors when setting the agenda for the independent sessions. Our Chairman, Mr. Bergman, notified the Board of Directors of his intent to retire as Chairman of the Board of Directors as of the end of the Annual Meeting and the Board of Directors has approved the appointment of Mr. Bergman as Chairman Emeritus, effective upon his retirement as Chairman. The Board of Directors intends to appoint a new Chairman promptly following the Annual Meeting.

Board of Directors’ Role in Oversight of Risk

Risk oversight is provided by a combination of our full Board of Directors and by the Board of Directors’ committees. As part of its oversight, our Board of Directors and its committees meet regularly to discuss the strategic direction and the issues and opportunities facing our Company.

The Audit Committee takes the lead risk oversight role, focusing primarily on risk management related to monitoring and controlling the Company’s financial risks (i.e., overseeing those aspects of risk management and legal and regulatory compliance monitoring processes which may impact the Company’s financial reporting, including financial accounting and reporting risks, as well as cybersecurity risks). The Compensation Committee focuses primarily on human capital matters (such as executive compensation plans and executive agreements) and evaluates whether the Company’s compensation policies and practices for its executive officers and other employees of the Company create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and Governance Committee focuses primarily on succession planning, director nomination criteria and candidate identification, as well as on evaluation of our corporate governance procedures and practices including performance evaluation of our Board of Directors. The Nominating and Governance Committee also reviews and assesses the Company’s response to climate risk, and other relevant strategic sustainability risks facing our operations, supply chain and communities. The Regulatory, Compliance and Cybersecurity Committee focuses primarily on risks related to regulatory, corporate compliance and cybersecurity matters. The Strategic Advisory Committee focuses primarily on the Company’s strategic and business development plans including the risks associated with those plans.

The Company’s Executive Management Committee is responsible for the oversight and active management of material risks to the Company (including, without limitation, strategic, development, business, operational, human, sustainability, financial, technology, legal and regulatory risks) as an integral part of the Company’s business planning, succession planning and management processes. Members of the management team provide periodic reports to the Audit Committee, Compensation Committee, Regulatory, Compliance and Cybersecurity Committee and Strategic Advisory Committee on select risk management topics and the Chairperson of each respective committee reports, as appropriate, on these topics to the full Board of Directors.

The Company’s management has a longstanding commitment to employing and imbedding sound risk management practices and disciplines into its business planning and management processes throughout the Company to better enable achievement of the Company’s strategic, business, operational, financial, sustainability and compliance objectives, as well as to achieve and maintain a competitive advantage in the marketplace.

Human Capital Matters

At Henry Schein, we have long recognized that as a purpose-driven company, our commitment to creating shared value drives positive societal and environmental impact while supporting long-term business success. Building trusted relationships with the key stakeholders who make up our Mosaic of Success - Team Schein Members (TSMs), customers, suppliers, stockholders and society, helps drive our Company’s sustained growth, amplifies our collective strengths, and brings to life our vision of making the world healthier, together. Overseen by the Nominating and Governance Committee of the Board of Directors with the Compensation Committee also playing a role in environmental, social and governance matters related to human capital engagement and executive compensation, some key 2025 highlights related to human capital matters include:

•	continuing to compensate employees based on role, experience and performance, consistent with fair pay practices and competitive outcomes across the workforce;

•

expanding our learning journey by educating TSMs on multiple components of our culture and values, creating an understanding of how to sustain a meaningful, inclusive and learning oriented culture; and

•	continuing to drive a connected and caring community for our TSMs by fostering an environment where they can feel a sense of inclusion, belonging and purpose.

At Henry Schein, our employees continue to be one of our greatest assets. We employ more than 25,000 people, with approximately 48% of our workforce based in the United States and approximately 52% based outside of the United States.

TSMs are the cornerstone of our Company. We provide a connected and caring community that invests in the career journey of our TSMs and encourages their contribution to our mission of making the world healthier. Our TSM experience strategy is centered around our Team Schein Values under the pillars of Community, Caring and Career. We know our business success is built on the engagement and commitment of our team, which is dedicated to meeting the needs of their fellow TSMs, our customers, supplier partners, stockholders and society.

We recognize the changes in how and where we work, and that a continued connection to our long-standing values is important for our team members as we evolve our culture. Throughout 2025, we continued listening to our team through our continuous listening program, including The Pulse Global Culture Survey, quarterly Pulse surveys and TSM roundtables, to garner feedback from our TSMs on their employee experience. We believe that a great employee experience also drives a great customer experience. We want all our TSMs to pursue their ambitions, deliver within our value-driven culture, and enjoy a rewarding career enabled by great people leaders.

Our recent listening efforts show that our Team Schein Values and TSM community remain our top strengths, and that overall TSM engagement is driven by a small set of people-centric factors, led by how supported, well and connected TSMs feel, with communication and culture acting as amplifiers of trust and inclusion. Day-to-day experience varies across teams, particularly during periods of change, shaping how workload, pace and priorities are experienced. The greatest opportunity lies in strengthening consistency and clarity around direction and expectations, so teams feel better supported as we continue to evolve. The feedback from our listening efforts is shared with our Executive Management Committee and Board of Directors, both of whom are committed to addressing identified opportunities. Additionally, in 2025 we conducted our second Corporate Citizenship Barometer to quantify stakeholder perceptions of the Company’s environmental and social priorities, commitments, and impacts. As part of this commitment, some highlights from 2025 included:

•	Community: Provide opportunities for TSMs to have fun while contributing to an inclusive team that respects and supports one another.

➣

Continued our focus on creating an inclusive environment where TSMs feel a sense of belonging; notably, in 2025 for the fourth time, our top strength identified in The Pulse Global Culture Survey was our Company’s inclusive culture. To deepen our commitment to inclusion across the Company, Global Directors and Vice Presidents and U.S. Managers are responsible for attending educational training focused on developing our culture. We continue to expand our learning journey, educating TSMs on key topics that help us develop a culture of inclusion and understanding.

➣

Completed our second year of Henry Schein Games, a global virtual platform that drives community and engagement and offers field-day type in-person events at various global locations that brought TSMs together through friendly competition by earning points for their team by engaging in cultural-related activities and posting photos.

➣

Expanded the number of Connection Days throughout the globe at Henry Schein facilities, which were designed to boost team morale by bringing TSMs together to participate in team building activities at least once per quarter.

➣

Continued focus on our Employee Resource Groups (“ERGs”), a vehicle for all TSMs to share, connect, learn, and develop both personally and professionally. Each of our ERGs has a sponsor from our Executive Management Committee and our Board of Directors.

➣

Launched Functional Resource Groups, a vehicle for TSMs to learn, collaborate, and problem-solve – bridging gaps and uniting global TSMs within similar functions across departments, regions and work models.

➣	Launched MySchein Reels and Community Explorer – pages on our internal intranet that drive awareness of various connection opportunities throughout the Company.

➣

Piloted an enhanced workplace technology tool that offers functionality for collaboration by allowing teams to see when others are working in an office, seamless booking of spaces both at Henry Schein facilities and on-demand spaces and a Company events calendar.

➣

Certified an additional 100 TSMs through our Culture Ambassador Program, which educates TSMs on our culture and certifies TSMs as mentors to new hires during their first 90 days to ensure new TSMs understand how we live our values day to day and how they can engage in the Team Schein Culture.

•	Caring: Build a world we want to live in by supporting each other and the communities in which we live and work.

➣

Continued to offer a variety of opportunities to volunteer to drive purpose and engage in local communities in which TSMs live and work, such as through Carry the Load, the We Care Global Challenge, Back to School and Holiday Cheer.

➣

Continued to strengthen our strategic partnerships with industry associations, customers, and suppliers that support access to quality health care through various key programs and initiatives (e.g., S.M.I.L.E. Healthcare Pathway Program, Gives Kids A Smile, Cares Package Program, Global Student Outreach Program and Prepare to Care).

➣

In 2025, we shipped nearly 2,500 Henry Schein CARES packages to over 200 grant recipients. These packages contained donated products enabling health care heroes across the globe to support screening, restorative and educational events.

➣

Developed the Stan’s Service Award program to honor Stanley M. Bergman’s legacy that aims to celebrate TSMs who embody the philosophy of “doing well by doing good.” This program awards a limited number of cash grants to non-profit organizations globally where TSMs volunteer their time.

➣

Expanded our global and highly rated Steps for Suicide Prevention campaign, which brings TSMs together to walk for a cause and provide education, partnering with the American Foundation for Suicide Prevention, Suicide Awareness and Remembrance (for Veterans) and other local organizations.

➣

We also understand the importance of driving a culture of wellness for our own team members through our Mental Wellness Committee, which is supported by our Executive Management Committee and Board of Directors. In 2025, we launched an Intrinsic Motivation campaign to help TSMs understand what drives them at work and how they can get more involved in initiatives that align to that motivator to help TSMs find work that is more meaningful, energizing and fulfilling.

•	Career: Provide opportunities for TSMs to develop personally and professionally with an emphasis on embodying our values to achieve our collective goals with excellence and integrity.

➣	Launched The HELIX Network, a leadership development program that cultivates high-performing TSMs to represent Henry Schein with external partners.

➣

Implemented globally the Core Leadership Capabilities (“CLCs”) for all TSMs that highlights the leadership capabilities that all TSMs are expected to demonstrate for career success. The CLCs are a common language and foundational step to developing and refining the tools, processes and programs which support the evolution of a TSM’s career, including enhancing skills and career development, leading to enhanced career pathing and internal mobility.

➣

Launched Career Explorer, a centralized hub for TSMs to access the tools and resources needed to support their career journey. The hub provides access to the Career & Leadership Opportunities page which markets internal roles and assignments across the company to support internal movement; directs TSMs to the Global Talent & Development page for support in the talent, performance, learning and assessment space; highlights career stories from fellow TSMs for inspiration; and details our Core Leadership Capabilities, which provide transparency of the leadership capabilities that all TSMs are expected to demonstrate for career success.

➣

Continued investment in our employees by providing both formal and informal learning opportunities focused on growing and enhancing knowledge, skills and abilities through a broad suite of professional development training programs for current and future roles. In 2025, we continued to add new workshops that enabled TSMs to build the skills they need for today and for the future.

➣	Continued expansion of our Leadership Development programs, inclusive of our formal mentorship and coaching programs.

➣

Continued roll-out of talent planning efforts designed to ensure a strong leadership pipeline across the organization by strategically identifying and developing talent through targeted development opportunities and intentional succession plans. Information derived from talent planning efforts informs curriculum design and content to help focus on the right capabilities and help ensure alignment of career development efforts with the future needs of the organization. Our Board of Directors is provided with periodic updates regarding our talent and succession planning efforts and participates in professional development activities with our TSMs.

➣

Enhanced company-wide recognitions, including our Teddy Philson Team Schein Award and other programs and service awards which highlight TSMs who exemplify our Team Schein Values. In 2025, we recognized 16 award winners around the world at our Global Directors and Vice Presidents Management Meeting.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption. Our Corporate Governance Guidelines address topics such as (i) role of the Board of Directors, (ii) director responsibilities, (iii) Board of Directors’ composition, (iv) definition of independence, (v) lead director, (vi) committees, (vii) selection of Board of Directors nominees, (viii) orientation and continuing education of directors, (ix) executive sessions of independent directors, (x) management development and succession planning, (xi) Board of Directors’ compensation, (xii) attendance of directors at the annual meeting of stockholders, (xiii) service on other boards, (xiv) Board of Directors access to management and independent advisors, (xv) annual evaluation of Board of Directors and committees, (xvi) submission of director resignations and (xvii) communications with the Board of Directors.

Among other things, the Company’s Corporate Governance Guidelines provide that it is the Board of Directors’ policy to periodically review issues related to the selection and performance of the Chief Executive Officer. At least annually, the Chief Executive Officer must report to the Board of Directors on the Company’s program for management development and on succession planning. In addition, the Board of Directors and Chief Executive Officer shall periodically discuss the Chief Executive Officer’s recommendations as to a successor in the event of the sudden resignation, retirement or disability of the Chief Executive Officer.

The Company’s Corporate Governance Guidelines also provide that it is the Board of Directors’ policy that, in light of the increased demands facing directors, directors must be able to devote sufficient time to carrying out their duties and responsibilities effectively. The Board of Directors believes that directors should limit the number of boards of other public companies on which its members serve to ensure their effectiveness as a member of the Company’s Board of Directors. In 2024, upon recommendation of the Nominating and Governance Committee, the Board of Directors amended the Company’s Corporate Governance Guidelines to include a director time commitment policy. Under the director time commitment policy, the Company’s Chief Executive Officer and non-executive directors who are employed as the chief executive officer of another publicly traded company should not serve on more than two other public company boards in addition to serving on our Board of Directors, while other non-executive directors should not serve on more than four other public company boards in addition to serving on our Board of Directors. Under the policy, directors should advise the Chairman, the Lead Director and the Chairperson of the Nominating Committee in advance of accepting an invitation to serve on another public company board, any private company board or any not-for-profit board in order to evaluate whether the new directorship adversely impacts the director’s service on our Board of Directors, including whether the directorship creates any potential conflict of interest. In addition, directors should advise the Chairman, the Lead Director and the Chairperson of the Nominating Committee of any change in employment status. The Nominating and Governance Committee will consider the commitments of a director or candidate to other board memberships, among other significant professional commitments that the director maintains, in assessing the individual’s suitability for election or reelection to the Board of Directors. In March 2026, the Nominating and Governance Committee conducted a review of such commitments and affirmed that all directors are in compliance with the Company’s director time commitment policy.

Code of Ethics

In addition to our Worldwide Business Standards applicable to all employees, we have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller (if any), or persons performing similar functions. The Code of Ethics is posted on our Internet website at www.henryschein.com, under the “Our Company—

Corporate Governance Highlights” caption. We will disclose on our website any amendment to, or waiver of, a provision of the Code of Ethics for Senior Financial Officers, or persons performing similar functions.
Insider Trading Policy
The Company has adopted an insider trading policy, and accompanying procedures, applicable to all of our employees (including all executive officers) and members of our Board of Directors, which we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. Our insider trading policy prohibits our employees from trading in securities of the Company while in possession of material, non-public
information, and, among other things, requires that designated individuals holding certain positions only transact in Company securities during an open window period (with appropriate preclearance for members of our Executive Management Committee (including all executive officers) and Board of Directors), subject to limited exceptions. The Company also requires periodic training for certain senior officers and others likely to learn material, non-public
information in the course of their job duties. The Company also has a practice that requires that any transactions by the Company in its securities are pre-cleared
by appropriate members of its General Counsel’s office.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information regarding beneficial ownership of our common stock (excluding unvested restricted stock units and unvested stock options that are exercisable more than 60 days from March 23, 2026) as of March 23, 2026 (
i.e.
, the Record Date) (unless otherwise noted below) by (i) each person we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) our Chief Executive Officer, our Chief Financial Officer, each of the other three most highly paid executive officers serving as of December 27, 2025 (the “Named Executive Officers” or “NEOs”), and (v) all directors and executive officers (including Named Executive Officers) as a group.

	Shares Beneficially Owned
Names and Addresses 1	Number	Percent of Class
Andrea Albertini 2	26,586	*
Mohamad Ali 3	13,721	*
Stanley M. Bergman 4	574,764	0.50%
William K. “Dan” Daniel 5	10,000	*
Deborah Derby 6	13,276	*
Michael S. Ettinger 7	64,071	*
Carole T. Faig 8	5,448	*
Joseph L. Herring 9	27,748	*
Robert J. Hombach 10	2,844	*
Kurt P. Kuehn 11	12,843	*
Philip A. Laskawy 12	58,601	*
Max Lin 13	0	*
Frederick M. Lowery	0	*
Anne H. Margulies 14	27,766	*
Mark E. Mlotek 15	67,106	*
Scott Serota 16	9,213	*
Bradley T. Sheares, Ph.D. 17	45,046	*
Ronald N. South 18	38,631	*
Reed V. Tuckson, M.D., FACP 19	9,943	*
KKR Hawaii Aggregator L.P. and its affiliates (KKR) 20	18,853,071	16.43%
Artisan Partners Limited Partnership and its affiliates 21	6,546,018	5.70%
Directors and Executive Officers as a Group (21 persons) 22	1,017,599	0.89%

* Represents less than 0.50%.

1 Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

2 Represents (i) 10,588 shares owned directly and over which Mr. Albertini has sole voting and dispositive power and (ii) outstanding options to purchase 15,998 shares that either are exercisable or will become exercisable within 60 days of March 23, 2026.

3 Represents (i) 12,498 shares owned directly and over which Mr. Ali has sole voting and dispositive power and (ii) 1,223 shares held in Mr. Ali’s Non-Employee Director Deferred Compensation Plan account.

4 Represents (i) 5,361 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, (ii) 60,470 restricted stock units that vested but, due to the deferred compensation rules under Section 409A of the Internal Revenue Code, the payment date has been deferred until six months from Mr. Bergman’s retirement date as CEO (i.e., September 1, 2026), (iii) 70,514 shares over which Marion Bergman, Mr. Bergman’s wife, has shared voting and dispositive power as co-trustee of the Bergman Family 2010 Trust #2, (iv) 21 shares owned by Mr. Bergman’s wife over which Mr. Bergman has shared voting and dispositive power, (v) 309,456 shares over which Mr. Bergman’s wife has shared voting and dispositive power as manager of the Bergman Family 2010 Trust #2, LLC, (vi) outstanding options to purchase 119,089 shares that either are exercisable or will become exercisable within 60 days of March 23, 2026 and (vii) 9,853 shares held in a 401(k) Plan account.

5 Represents 10,000 shares held indirectly by The William K. Daniel II Revocable Trust, over which Mr. Daniel has shared voting and dispositive power.

6 Represents (i) 760 shares held indirectly by the Deborah M. Derby Revocable Trust, for the benefit of Ms. Derby, over which Ms. Derby has sole voting and dispositive power and (ii) 12,516 restricted stock units that vested but, per Ms. Derby’s election, the payment date has been deferred.

7 Represents (i) 20,364 shares owned directly and over which Mr. Ettinger has sole voting and dispositive power, (ii) outstanding options to purchase 43,497 shares that either are exercisable or will become exercisable within 60 days of March 23, 2026 and (iii) 210 shares held in a 401(k) Plan account.

8 Represents 5,448 restricted stock units that vested but, per Ms. Faig’s election, the payment date has been deferred.

9 Represents 27,748 shares owned directly and over which Mr. Herring has sole voting and dispositive power.

10 Represents 2,844 restricted stock units that vested but, per Mr. Hombach’s election, the payment date has been deferred.

11 Represents (i) 1,000 shares owned directly and over which Mr. Kuehn has sole voting and dispositive power and (ii) 11,843 restricted stock units that vested but, per Mr. Kuehn’s election, the payment date has been deferred.

12 Represents (i) 36,640 shares held in Mr. Laskawy’s Non-Employee Director Deferred Compensation Plan account and (ii) 21,961 restricted stock units that vested but, per Mr. Laskawy’s election, the payment date has been deferred.

13 Mr. Lin is a partner at KKR and was appointed to the Board of Directors pursuant to the Strategic Partnership Agreement between the Company and KKR. Mr. Lin disclaims beneficial ownership of any securities of the Company that may be deemed to be beneficially owned by KKR.

14 Represents (i) 18,548 shares owned directly and over which Ms. Margulies has sole voting and dispositive power, (ii) 7,190 shares held in Ms. Margulies’ Non-Employee Director Deferred Compensation Plan account and (iii) 2,028 restricted stock units that vested but, per Ms. Margulies’ election, the payment date has been deferred.

15 Represents (i) 6,026 shares owned directly and over which Mr. Mlotek has sole voting and dispositive power, (ii) 7,416 shares held indirectly as trustee of trusts for the benefit of family members, over which Mr. Mlotek has sole voting and dispositive power, (iii) outstanding options to purchase 49,578 shares that either are exercisable or will become exercisable within 60 days of March 23, 2026 and (iv) 4,086 shares held in a 401(k) Plan account.

16 Represents (i) 8,213 shares owned directly and over which Mr. Serota has sole voting and dispositive power and (ii) 1,000 shares held indirectly by the Serota Family Trust dated May 24, 2013, for the benefit of Mr. Serota and his spouse, over which Mr. Serota has shared voting and dispositive power.

17 Represents (i) 8,213 shares owned directly and over which Dr. Sheares has sole voting and dispositive power and (ii) 36,833 restricted stock units that vested but, per Dr. Sheares’ election, the payment date has been deferred.

18 Represents (i) 20,008 shares owned directly and over which Mr. South has sole voting and dispositive power and (ii) outstanding options to purchase 18,623 shares that either are exercisable or will become exercisable within 60 days of March 23, 2026.

19 Represents 9,943 shares owned directly and over which Dr. Tuckson has sole voting and dispositive power.

20 The principal business address of each of the entities and persons identified below, except MH Sub I, LLC, Indigo Intermediate Co II, LLC and Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001. The address of the business office of MH Sub I, LLC and Indigo Intermediate Co II, LLC is 909 N. Pacific Coast Highway, 11th floor, El Segundo, California 90245. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. Represents (i) 15,263,662 shares of common stock held directly by KKR Hawaii Holdings L.P., (ii) 3,201,039 shares of common stock that KKR Hawaii Aggregator L.P. has the right to acquire pursuant to the June Swap, the August Swap, the December Swap and the 2026 February Swap (as each such term is defined in the Schedule 13D filing) and (iii) 388,370 shares of common stock held directly by MH Sub I, LLC. KKR Hawaii Holdings GP LLC (as the general partner of KKR Hawaii Holdings L.P.), KKR Hawaii Aggregator L.P. (as the sole member of KKR Hawaii Holdings GP LLC), KKR Hawaii Aggregator GP LLC (as the general partner of KKR Hawaii Aggregator L.P.), KKR North America Fund XIII SCSp (as the sole member of KKR Hawaii Aggregator GP LLC), KKR Associates North America XIII SCSp (as the general partner of KKR North America Fund XIII SCSp), KKR North America XIII S.a r.l. (as the general partner of KKR Associates North America XIII SCSp), KKR North America XIII Holdings Limited (as the sole shareholder of KKR North America XIII S.a r.l.), KKR Group Partnership L.P. (as the sole shareholder of KKR North America XIII Holdings Limited), KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.), KKR Group Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.), KKR & Co. Inc. (as the sole shareholder of KKR Group Co. Inc.), KKR Management LLP (as the Series I preferred stockholder of KKR & Co. Inc.), and Messrs. Kravis and Roberts (as the founding partners of KKR Management LLP) may be deemed to be the beneficial owner of the securities reported herein as being held directly by KKR Hawaii Holdings L.P. KKR Hawaii Aggregator GP LLC (as the general partner of KKR Hawaii Aggregator L.P.), KKR North America Fund XIII SCSp (as the sole member of KKR Hawaii Aggregator GP LLC), KKR Associates North America XIII SCSp (as the general partner of KKR North America Fund XIII SCSp), KKR North America XIII S.a r.l. (as the general partner of KKR Associates North America XIII SCSp), KKR North America XIII Holdings Limited (as the sole shareholder of KKR North America XIII S.a r.l.), KKR Group Partnership L.P. (as the sole shareholder of KKR North America XIII Holdings Limited), KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.), KKR Group Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.), KKR & Co. Inc. (as the sole shareholder of KKR Group Co. Inc.), KKR Management LLP (as the Series I preferred stockholder of KKR & Co. Inc.), and Messrs. Kravis and Roberts (as the founding partners of KKR Management LLP) may be deemed to be the beneficial owner of the securities reported herein that KKR Hawaii Aggregator L.P. has the right to acquire pursuant to the June Swap, the August Swap, the December Swap and the 2026 February Swap. Indigo Intermediate Co II, LLC (as the sole member of MH Sub I, LLC), IB Aggregator II L.P. (as the sole member of Indigo Intermediate Co II, LLC, KKR Indigo Aggregator III GP LLC (as the controlling general partner of IB Aggregator II L.P.), KKR Americas Fund XII (Indigo) L.P. (as the sole member of KKR Indigo Aggregator III GP LLC), KKR Associates Americas XII AIV L.P. (as the general partner of KKR Americas Fund XII (Indigo) L.P.), KKR Americas XII AIV GP LLC (as the general partner of KKR Associates Americas XII AIV L.P.), KKR Group Partnership L.P. (as the sole member of KKR Americas XII AIV GP LLC), KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.), KKR Group Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.), KKR & Co. Inc. (as the sole shareholder of KKR Group Co. Inc.), KKR Management LLP (as the Series I preferred stockholder of KKR & Co. Inc.), and Messrs. Kravis and Roberts (as the founding partners of KKR Management LLP) may be deemed to be the beneficial owner of the securities reported herein as being held directly by MH Sub I, LLC as a result of such sole member, controlling general partner, general partner, sole shareholder, preferred stockholder or founding partner relationship, as applicable, but each disclaims beneficial ownership of such securities. The foregoing information regarding the stock holdings of KKR is as of March 9, 2026 and is based on an amended Schedule 13D filed by KKR with the SEC on March 10, 2026.

21 The principal office of each of Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP and Artisan Partners Asset Management Inc. (“APLP and its affiliates”) is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. APLP and its affiliates have the shared power to vote or direct the vote of 6,087,856 shares and the shared power to dispose of or direct the disposition of 6,546,018 shares. The foregoing information regarding the stock holdings of APLP and its affiliates is as of September 30, 2024 and is based on a Schedule 13G filed by APLP with the SEC on November 12, 2024.

22 Includes (i) with respect to all directors and Named Executive Officers, (a) 547,677 shares, directly or indirectly, beneficially owned, (b) outstanding options to purchase 246,785 shares that either are exercisable or will become exercisable within 60 days of March 23, 2026, (c) 59,202 shares held in 401(k) Plan accounts and in Non-Employee Director Deferred Compensation Plan accounts, as applicable and (d) 153,943 restricted stock units held (in the aggregate) by (x) non-employee directors where such units vested but, per their election, the payment date was deferred and (y) Mr. Bergman where such units vested but, per the deferred compensation rules under Section 409A of the Internal Revenue Code, the payment date was deferred and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 4,292 shares, directly or indirectly, beneficially owned and (b) outstanding options to purchase 5,700 shares that either are exercisable or will become exercisable within 60 days of March 23, 2026.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2025-2027 BOLD+1 Strategic Plan

BOLD+1 is our long-term growth strategy to drive sustainable, profitable growth by expanding higher-value businesses, improving operational efficiency and advancing digital and technology-enabled solutions. Our 2025-2027 BOLD+1 Strategic Plan consists of the following:

•	Build (“B”) Complementary software, specialty and services to strategically shift our mix to high growth and high margin businesses
•	Operationalize (“O”) One Distribution global footprint
•	Leverage (“L”) One Schein to broaden and deepen relationships with our customers
•	Drive (“D”) Digital transformation for our customers and for Henry Schein
•	+1 Create Value for our stakeholders

Achievements in fiscal 2025 with our BOLD+1 strategic plan include, without limitation, (i) building high growth new businesses, (ii) increasing operational efficiencies through new value creation initiatives, (iii) leveraging our sales assets to accelerate sales growth (iv) advancing digital innovation and (v) delivering long-term value for all stakeholders. In fiscal 2025, we continued to advance this strategy by increasing the contribution of our higher-growth, higher-margin businesses to nearly 50% of total non-GAAP operating income, advancing value creation initiatives expected to deliver more than $125 million of annual run-rate operating income improvement by the end of 2026, making substantial progress in the rollout of our global eCommerce platform, henryschein.com, and introducing new solutions.

The Company’s executive officer compensation program is designed to, among other things, align rewards with the achievement of the Company’s strategic plan. For each year of the strategic plan, a percentage (30% for fiscal 2025) of the target of our annual cash bonus plan for all Executive Management Committee (“EMC”) members (which include our Named Executive Officers), is based on the achievement of the financial goals and performance objectives set forth in the Company’s strategic scorecard which goals directly reflect the priorities of the Company’s 2025-2027 BOLD+1 Strategic Plan.

Executive Compensation Program Actions Taken in Fiscal 2025

As part of the annual review process of our executive compensation program and after considering stockholder perspectives shared with us during engagement meetings and benchmarking analyses, the Compensation Committee reviewed the performance objectives of the Company’s annual cash bonus plan (i.e., the Henry Schein Incentive Plan or HSIP) and the Company’s equity compensation program (i.e., the Long Term Incentive Program under the 2024 Stock Incentive Plan or LTIP) and approved certain refinements to our executive compensation program design that became effective starting with fiscal 2025 while maintaining certain other features of our program. Our key compensation actions included:

•	Base Salary

➣

0% increase in NEO Base Salaries: The fiscal 2025 base salaries for all Named Executive Officers remained the same as their base salaries for fiscal 2024 (i.e., 0% increase), except Mr. Albertini’s base salary increased by 7.4% (i.e., $50,000), in connection with his promotion effective April 1, 2025.

•	Annual Incentive Compensation

➣

0% increase in NEO Target Bonus under 2025 HSIP: The fiscal 2025 target bonuses under the HSIP for all Named Executive Officers remained the same as their target bonuses for fiscal 2024 (i.e., 0% increase), except Mr. Albertini’s target bonus increased by 9.1% (i.e., $50,000), in connection with his promotion effective April 1, 2025.

➣

Removed all individual performance goals and non-financial goals under the 2025 HSIP: To further increase our collective focus on financial performance, the Compensation Committee removed all non-financial goals from the Strategic Scorecard Goals (as defined below) and all individual performance goals from the 2025 HSIP. Additionally, the weighting (expressed as a percentage of the HSIP target payout) for the Company Financial/EPS Goals (as defined below) was increased to 40%, with the Business Financial Goals (as defined below) and Strategic Scorecard Goals each set at 30% (except for Mr. Bergman whose weights remained 70% Company Financial/EPS Goal and 30% Strategic Scorecard Goals).

➣	2025 HSIP Payouts ranged from 89.3% to 116.3% of target for our Named Executive Officers

•	Long-term Equity-Based Awards

➣

0% increase to the grant date fair value of 2025 LTIP: The grant date fair value of the 2025 LTIP awards for all Named Executive Officers remained the same as the grant date fair value for their 2024 LTIP awards, except Mr. Albertini’s 2025 LTIP grant date fair value increased by 60% (i.e., $600,000) in connection with his promotion effective April 1, 2025.

➣

Maintained at least 50% of all equity grants to Named Executive Officers as PSUs (65% for Mr. Bergman): To continue our emphasis on performance-based pay, awards under the 2025 LTIP for Mr. Bergman consist of 65% PSUs and 35% RSUs and our Named Executive Officers (other than Mr. Bergman) consisting of 50% PSUs and 50% RSUs.

➣

Adjusted weighting of performance goals under 2025 LTIP: In March 2025, the Compensation Committee adjusted the percentage of the performance goals under the LTIP to be 50% three-year cumulative EPS and 50% three-year average ROIC goal as opposed to 75% and 25%, respectively, under the 2024 LTIP.

➣

0% Payout of PSUs in March 2025 and 21.5% Payout of PSUs in March 2026: In March 2025, the PSUs granted to Named Executive Officers in 2022 vested with an achievement of 82.1% of the three-year cumulative EPS performance goal, which resulted in a payout of 0% of the original number of PSUs granted. In March 2026, the PSUs granted to Named Executive Officers in 2023 vested with (i) an achievement of 79.1% of the three-year cumulative EPS performance goal (weighted at 75% of the total 2023 PSU award) resulting in a payout of 0% for that portion of the 2023 PSU award and (ii) an achievement of 95.3% of the three-year average ROIC goal (weighted at 25% of the total 2023 PSU award) resulting in a payout of 85.9% for that portion of the 2023 PSU award. The resulting total payout of the PSUs granted in 2023 and vesting in 2026 was 21.5% of the original number of PSUs granted. In each case, the Compensation Committee reviewed the performance of the Company and the resulting payout and determined no adjustments would be made to the 0% and 21.5% payouts, respectively, for any recipient of such PSU awards (including the Named Executive Officers).

We believe these compensation program designs and decisions reflect preferences of our stockholders and are aligned with best market practices.

Components of the Executive Compensation Program

The Company’s executive compensation program consists of four main components: (i) base salary; (ii) annual incentive compensation opportunity; (iii) long-term equity-based awards and (iv) benefits and perquisites. As described below, annual and long-term performance-based awards represent a major portion of total compensation for the Named Executive Officers. The combination of these four components of our executive compensation program is designed to balance Company annual operating objectives and earnings performance with longer-term Company stockholder value creation goals.

A major portion of total compensation for our Named Executive Officers is placed at risk through annual and long-term incentives tied to the achievement of performance metrics and/or stock appreciation. In fiscal 2025, the sum of annual incentive compensation (under the heading “Non-Equity Incentive Plan Compensation”), PSUs (based on target achievement) and RSUs represented (i) 83.7% of the total compensation for Mr. Bergman and (ii) between 64.2% and 78.7% of the total compensation for the Named Executive Officers (other than Mr. Bergman). We seek to provide competitive compensation that is commensurate with performance. We generally target compensation at the median of the market and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded. (See “Pay Levels and Benchmarking” set forth below.)

Base Salary. The Compensation Committee annually reviews and approves base salary for the Named Executive Officers.

Annual Incentive Compensation. The components of the Company’s annual incentive compensation (i.e., bonuses under the HSIP) are set by the Compensation Committee annually and are designed to reward the achievement of pre-established performance goals.

Each executive officer’s annual incentive compensation under the HSIP (other than Mr. Bergman’s) is based on the following weighted components (each subject to the adjustments as described herein):

•	the Company’s corporate financial (i.e., EPS) goal;

•	the executive officer’s specific business unit financial goals; and

•	financial goals set forth in the Company’s strategic scorecard, which goals are directly tied to the Company achieving its then-current three-year strategic plan.

Mr. Bergman’s annual incentive compensation under the HSIP is based on the following weighted components (each subject to the adjustments as described herein):

•	the Company’s corporate financial (i.e., EPS) goal; and

•	financial goals set forth in the Company’s strategic scorecard which goals are directly tied to the Company achieving its then-current three-year strategic plan.

Long-term Equity-Based Awards. The Compensation Committee approved equity-based awards for fiscal 2025 under the Company’s Long Term Incentive Program (“2025 LTIP”) under the 2024 Stock Incentive Plan that contained a strong performance-based focus and consisted of PSUs and RSUs. Consistent with the approach taken for equity-based awards issued in the fiscal year ended December 30, 2023 (“fiscal 2023”) and fiscal year ended December 28, 2024 (“fiscal 2024”), the following approach was taken with respect to the 2025 LTIP grants:

•	In fiscal 2025, Mr. Bergman received 65% PSUs and 35% RSUs and our other Named Executive Officers received 50% PSUs and 50% RSUs; and

•

PSUs granted in fiscal 2025 to participants, including the Named Executive Officers, are tied to the Company’s (i) EPS performance over the three-year performance period (weighted at 50% of the total PSU award for fiscal 2025) and (ii) ROIC performance over the three-year performance period (weighted at 50% of the total PSU award for fiscal 2025), in each case subject to any potential required adjustments as described below. When the Company successfully achieves its three-year cumulative EPS goal (“EPS goal”) and its three-year average return on invested capital goal (“ROIC goal”), participants, including the Named Executive Officers, are paid shares under their PSUs at target levels. When the Company’s performance exceeds the EPS goal and/or the ROIC goal, participants, including the Named Executive Officers, receive additional shares under their PSUs (with respect to the applicable weighted component of the PSU that exceeded the goal) up to a 200% maximum payout. When the Company’s performance does not meet the EPS goal and/or the ROIC goal, shares paid to participants (including the Named Executive Officers) under their PSUs (with respect to the applicable weighted component of the PSU that did not meet the goal) are reduced or eliminated.

Benefits and Perquisites. The Company provides a program commensurate with competitive practices that is generally consistent with the benefits provided to other employees. The Company does not provide any tax gross-ups to our Named Executive Officers (other than for relocation-related expenses). See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” set forth below and see “Employment Agreement and Post Termination and Change in Control Arrangements” under “Executive and Director Compensation” for a discussion of limited tax gross-ups to Mr. Albertini in connection with his relocation-related expenses.

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to reward them for the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance that enhances stockholder value;

•	align rewards with the achievement of the Company’s strategic plan;

•	support the Company’s strong team-based orientation;

•	encourage high-potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance (including, without limitation, achievement of the Company’s strategic plan), promotes appropriate conduct and reinforces a culture that the Compensation Committee believes will continue to drive long-term success for the Company, thereby enhancing stockholder value. The Company has a planning and goal-setting process that is fully integrated into the compensation system, intended to result in a strong relationship between business unit financial results, Company financial results, and the Company’s achievement of its strategic plan with executive officer financial rewards.

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers to enable us to capitalize on our growth strategies. Our team-focused culture and management processes are designed to foster this commitment. The vesting schedules attached to 2025 LTIP awards (three or four-year cliff vesting for PSUs and RSUs, respectively) for our executive officers, including the Named Executive Officers, reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers, including the Named Executive Officers. The Compensation Committee’s function is more fully described in its charter which has been approved by our Board of Directors and is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

When considering decisions concerning the compensation of the Named Executive Officers (other than Mr. Bergman), the Compensation Committee asks for recommendations from Mr. Bergman, including his detailed evaluation of each executive’s performance during the relevant fiscal year.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant, Pearl Meyer. Pearl Meyer has also assisted the Compensation Committee with several special projects, including advice on director compensation. Other than the work of Pearl Meyer Leadership Consulting, a consulting unit of Pearl Meyer focused on management leadership and development, described on pages 16 and 17 of this proxy statement, which the Compensation Committee concluded did not change its independence determination regarding Pearl Meyer, Pearl Meyer does no other work for the Company.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

Say-on-Pay Votes and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual advisory vote on the Company’s most recently completed fiscal year’s executive compensation (such proposal, the “say-on-pay proposal”). At the Company’s 2025 Annual Meeting, 85.7% of the votes cast on the say-on-pay proposal at the meeting were in favor of the say-on-pay proposal. The Compensation Committee evaluated this result and, after consideration, concluded that the voting result reflects our stockholders’ continued support of the Company’s approach to executive compensation.

As noted in the Executive Summary, as part of the annual review process of our executive compensation program and after considering stockholder perspectives shared with us during engagement meetings and benchmarking analyses over the past few years, the Compensation Committee approved certain refinements to our executive compensation program design that became effective starting with fiscal 2025 and maintained certain other features of our program.

•

Removed all individual performance goals and non-financial goals under the 2025 HSIP: The Compensation Committee removed all non-financial goals from the Strategic Scorecard Goals and all individual performance goals from the 2025 HSIP. Additionally, for all NEOs (except Mr. Bergman), the weighting (expressed as a percentage of the HSIP target payout) for the Company Financial/EPS Goals was increased to 40%, with the Business Financial Goals and Strategic Scorecard Goals each set at 30%. For Mr. Bergman, the weights remained 70% Company Financial/EPS Goal and 30% Strategic Scorecard Goals.

•

Maintained at least 50% of all equity grants to Named Executive Officers as PSUs (65% for Mr. Bergman): Awards under the 2025 LTIP for Mr. Bergman consist of 65% PSUs and 35% RSUs and for our Named Executive Officers (other than Mr. Bergman) consist of 50% PSUs and 50% RSUs.

•

Adjusted weighting of performance goals under 2025 LTIP: In March 2025, the Compensation Committee adjusted the percentage of the performance goals under the LTIP to be 50% three-year cumulative EPS goal and 50% three-year average ROIC goal as opposed to 75% and 25%, respectively, for the 2024 LTIP.

We believe these compensation program designs and decisions reflect preferences of our stockholders and are aligned with best market practices. We greatly appreciate the valuable perspectives our stockholders have shared and are committed to continuing the dialogue. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals and stockholder discussions and perspectives when making future compensation decisions.

Compensation Structure

Pay Element—Overview

The Company utilizes four main components of compensation:

•	Base Salary—fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

•	Annual Incentive Compensation—variable pay that is designed to reward attainment of annual business goals, with payout of target award goals generally expressed as a percentage of base salary;

•	Long-Term Equity-Based Awards—stock-based awards including PSUs and RSUs; and

•

Benefits and Perquisites—includes medical, dental, life, disability and business travel insurance benefits, retirement savings and, in the case of Mr. Bergman and Mr. Albertini, certain additional benefits as described below.

Pay Elements—Details

Base Salary

The Compensation Committee annually reviews executive officer salaries and makes adjustments, as warranted, based on individual responsibilities and performance, Company performance in light of market conditions and competitive practice and benchmarking analyses of our peer companies. Salary adjustments are generally approved and implemented during the first quarter of the calendar year (typically in March). In March 2025, consistent with the Company’s broader organizational focus on cost-management, the Compensation Committee determined it was appropriate to maintain the same base salaries for our Named Executive Officers as provided in fiscal 2024 (i.e., 0% increase over fiscal 2024) (except Mr. Albertini’s base salary increased by 7.4% (i.e., $50,000), in connection with his promotion effective April 1, 2025).

Annual Incentive Compensation

Annual incentive compensation for each of the Company’s executive officers is determined and paid under the Henry Schein Incentive Plan for such year. In March 2025, consistent with the Company’s broader organizational focus on cost-management, the Compensation Committee determined it was appropriate to maintain the same target bonus opportunities for our Named Executive Officers as provided in fiscal 2024 (i.e., 0% increase over fiscal 2024) under the 2025 HSIP (except Mr. Albertini’s target bonus increased by 9.1% (i.e., $50,000), in connection with his promotion effective April 1, 2025).

Components of the HSIP

The components of the HSIP are designed to reward the achievement of pre-established corporate financial, business unit financial performance goals and the Company’s strategic scorecard goals. The Compensation Committee sets the HSIP’s performance goals and target payout for Mr. Bergman. With respect to the executive officers (other than Mr. Bergman), at the beginning of each year, Mr. Bergman recommends to the Compensation Committee which executive officers should participate in the HSIP for that year and, following review and approval by the Compensation Committee, such officers are notified of their participation. Mr. Bergman recommends to the Compensation Committee the HSIP’s performance goals and target payout for executive officers (other than himself), subject to the Compensation Committee’s review and approval.

During first quarter of 2025, the Compensation Committee considered the advantages and disadvantages of potential performance metrics (including, among others, revenue, strategic objectives, operating income/margin, cash flow and industry specific goals) evaluated against the current performance objectives of the HSIP, including market data for large public companies’ practices. Following such review, in March 2025, with respect to the 2025 HSIP, the Compensation Committee approved (i) the continued use of annual EPS as the Company Financial/EPS Goal, (ii) the continued use of operating income, business unit operating income, sales and/or expense, business transaction financial goals and similar factors for the Business Financial Goals (and eliminated all individual goals), (iii) only financial metrics for the Strategic Scorecard Goals and (iv) increasing the weighting for the Company Financial/EPS Goal to 40%, with the Business Financial Goals and Strategic Scorecard Goals each set at 30% for the 2025 HSIP (except for Mr. Bergman whose weights remained 70% Company Financial/EPS Goal and 30% Strategic Scorecard Goals).

HSIP targets and goals for fiscal 2025 for the Named Executive Officers were established at the beginning of fiscal 2025. For the Named Executive Officers (other than Mr. Bergman), the performance goals under the 2025 HSIP (which are subject to the adjustments as described herein) were based on:

•	the Company’s 2025 EPS measured against pre-established standards, as may be adjusted pursuant to the terms of the 2025 HSIP (the “2025 Company Financial/EPS Goal”);

•	achievement of financial goals in their respective business units (“Business Financial Goals”); and

•

achievement of the financial goals set forth in the Company’s strategic scorecard (“Strategic Scorecard Goals”) which directly reflect the priorities of the Company’s then current three-year strategic plan.

The weight (expressed as a percentage of the HSIP target payout) for each component of the 2025 HSIP awards for the Named Executive Officers (other than Mr. Bergman) was (i) 40% 2025 Company Financial/EPS Goal, (ii) 30% Business Financial Goals and (iii) 30% Strategic Scorecard Goals.

Mr. Bergman’s annual incentive compensation for 2025 had the following components:

•	achievement of the 2025 Company Financial/EPS Goal, subject to the adjustments as described herein (weighted at 70% of his total award); and

•	the Company’s Strategic Scorecard Goals (weighted at 30% of his total award).

Adjustments

Under the 2025 HSIP, the Compensation Committee may adjust the 2025 Company Financial/EPS Goal, Business Financial Goals and Strategic Scorecard Goals for the following factors (which factors were pre-established by the Compensation Committee in the first quarter of 2025):

•	acquisitions, dispositions and new business ventures (based on the approved model pre-established in writing) in excess of $0.08 not initially considered when developing the HSIP goal, including:

➣

the effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions) but only for the first 12 months following the transaction (or shorter time period, if applicable), and any variance from the acquisition model originating from differences in acquisition accounting adjustments (e.g., assets step ups or other fair value adjustments) are to be excluded;

➣	any gain, loss or expense related to the disposal of a business or discontinued operations that was not previously considered when developing the HSIP goal;

➣	unbudgeted acquisition and professional fees and expenses related to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

➣

unbudgeted acquisition and professional fees and expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case all such fees and expenses (from the first dollar) shall be excluded;

•	capital transactions (including capital stock repurchases) to the extent the adjustment was not already contemplated in the HSIP goal;

•	other differences in budgeted average outstanding shares (other than those resulting from capital transactions referred to above);

•	the financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting the budgeted EPS goal for the fiscal year; and

•	the actual financial impact of the following matters to the extent the related activity was not already contemplated in the goal:

➣	restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings,

➣	amortization expense recorded for acquisition-related intangible assets;

➣	any impairment charges for acquisition intangibles or goodwill separately identified in the Company’s periodic filings;

➣	any judgments, settlements or other payments, each exceeding $100,000, in connection with, or arising from, all litigation matters;

➣	any costs related to shareholder advisory matters;

➣	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income;

➣	changes in accounting principles or in applicable laws or regulations;

➣

the impact of any increase or decrease in tariffs (enacted and implemented after the date the Company approved its 2025 financial budget on February 15, 2025) which affects any country in which the Company derives greater than 5% of its net income; and

➣	unforeseen events or circumstances affecting the Company.

Additionally, the Compensation Committee may further adjust the goal for any other unforeseen event or other facts and circumstances beyond the control of the Company, by an amount equal to a reasonable estimate of the expected accretion or dilution, based on information provided to them by executive management. In the event the Compensation Committee makes adjustments in accordance with the preceding sentence, the Compensation Committee in its sole discretion will determine the HSIP award payouts that correspond to the levels of achievement of the adjusted goal. The Compensation Committee may award all or a portion of a HSIP award upon the attainment of any goals (including the applicable predefined goals). The Compensation Committee or Mr. Bergman (solely with respect to non-executive officers) may also grant discretionary awards under the 2025 HSIP.

2025 Company Financial/EPS Goal

The 2025 HSIP is weighted 40% of the total 2025 HSIP based on the Company’s earnings per share, subject to the adjustments as described herein (i.e., the Company Financial/EPS Goal) (except for Mr. Bergman whose Company Financial/EPS Goal is weighted at 70%). The Compensation Committee sets the goals for HSIP awards such that incentive compensation is paid at less-than-median of the market awards when Company Financial/EPS Goals are not fully achieved and greater-than-median awards when goal(s) are exceeded. The maximum payout percentage for the Company Financial/EPS Goal under the 2025 HSIP to 200%.

In March 2025, the Compensation Committee set the 2025 Company Financial/EPS Goal designed to result in an award payout equal to 100% under the 2025 HSIP. The Compensation Committee set the target 2025 Company Financial/EPS Goal at $4.90.

On February 19, 2026, the Compensation Committee completed the pre-defined process to adjust the goal and to approve the adjustments that were applied to the actual results, in each case, based on the pre-determined adjustments authorized under the HSIP. For the 2025 HSIP, adjustments to the 2025 Company Financial/EPS Goal included the effects during fiscal 2025 of the impact of acquisitions (including minority interests), certain capital transactions (including capital stock repurchases) and changes in foreign exchange rates. As a result, the Compensation Committee approved an adjustment to increase the 2025 Company Financial/EPS Goal to $5.02. Our actual reported 2025 non-GAAP diluted EPS was $4.97. Our diluted non-GAAP EPS used for the purposes of the HSIP achievement calculation was $4.86, and it was calculated as the reported 2025 non-GAAP diluted EPS adjusted to exclude certain items not previously approved by the Compensation Committee in the 2025 HSIP, including gains resulting from purchases of controlling interests of previously held non-controlling equity investments in excess of what was considered in development of the goal and insurance proceeds related to the October 2023 cyber incident. Comparing the adjusted 2025 Company Financial/EPS Goal and the actual reported 2025 non-GAAP diluted EPS adjusted for the purposes of the HSIP calculation as discussed above resulted in a performance achievement of 96.7% and a payout of 83.5% of the 2025 Company Financial/EPS Goal portion of the HSIP award being awarded to the Company’s Named Executive Officers under the 2025 HSIP.

During the first quarter of 2026, Mr. Bergman reviewed, with respect to fiscal 2025, the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers (other than himself), against the HSIP performance goals that had been previously established, and submitted proposed HSIP payouts for the participating officers to the Compensation Committee for review and approval.

Business Financial Goals for Named Executive Officers (other than Mr. Bergman)

The 2025 HSIP is weighted 30% of the total 2025 HSIP based on achievement of the Business Financial Goals (except for Mr. Bergman who does not have a Business Financial Goal because his weights are 70% Company Financial/EPS Goal and 30% Strategic Scorecard Goals). Business Financial Goals vary for each Named Executive Officer as the goals reflect each executive’s specific role and function. They are solely based on financial metrics and may be adjusted in a manner similar to adjustments made to the 2025 Company Financial/EPS Goal (as described above).

Business Financial Goals are designed to motivate executive officers to achieve challenging, but attainable goals for talented executives. The Compensation Committee sets the goals for HSIP awards such that incentive compensation is paid at less-than-median of the market awards when Business Financial Goals are not fully achieved and greater-than-median awards when goal(s) are exceeded. The maximum payout percentage under the HSIP for the Named Executive Officers ranges from 125% to 200% for the Business Financial Goals (depending on the specific category of goal applicable to such Named Executive Officer).

For each Named Executive Officer (other than Mr. Bergman whose annual incentive compensation is described below), the Business Financial Goals are as follows:

•	Mr. South: (i) achievement against the target goals related to the Company’s operating income; and (ii) achievement against the expense budget for the Company’s Corporate Finance Group.

•

Mr. Mlotek: (i) achievement against the target goals related to deal operating income following a certain period after the transaction and (ii) achievement against the expense budget for (a) merger and acquisition expenses and (b) the Corporate Business Development Group expenses.

•	Mr. Ettinger: (i) achievement against the target goals related to the Company’s operating income; and (ii) achievement against the expense budget for the Company’s corporate administration expenses.

•

Mr. Albertini (i) achievement against the target goals related to the Company’s Global Distribution Group and Henry Schein One, LLC’s operating income; (ii) achievement against the target goals related to the Company’s Global Distribution Group’s sales.

On February 19, 2026, the Compensation Committee certified the achievement of the Named Executive Officers’ respective Business Financial Goals resulting in a payout of 86.4%, 173.5%, 86.4%, and 98.0% for Messrs. South, Mlotek, Ettinger and Albertini’s Business Financial Goals, respectively.

Strategic Scorecard Goals for Named Executive Officers (other than Mr. Bergman)

The 2025 HSIP is weighted 30% of the total 2025 HSIP based on achievement of the Strategic Scorecard Goals. Strategic Scorecard Goals are the same for all Named Executive Officers and are tied to the advancing of the Company’s then current three-year strategic goals. They are based on financial metrics and are adjusted in a manner similar to adjustments made to the 2025 Company Financial/EPS Goal (as described above).

Strategic Scorecard Goals are designed to motivate executive officers to achieve the Company’s challenging, but attainable then current three-year strategic plan. The Compensation Committee sets the goals for HSIP awards such that incentive compensation is paid at less-than-median of the market awards when Strategic Scorecard Goals are not fully achieved and greater-than-median awards when goal(s) are exceeded. With respect to the Strategic Scorecard Goals, the maximum percentage payout is 115% for each goal.

The Strategic Scorecard Goals for each Named Executive Officer (including Mr. Bergman) measure (i) quantitative financial goals related to expanding the Company’s high-growth, high-margin businesses and sales from new products, (ii) quantitative financial goals related to increasing our digital revenue and (iii) quantitative financial goals related to advancing sales of our corporate brands portfolio and leveraging the Company’s One Schein customer offerings (i.e., a comprehensive network of innovative solutions and services, along with our distribution capabilities, to provide an enhanced experience) and margin enhancement. The Strategic Scorecard Goals have a maximum payout of 115% and no payout where performance achieved is under 70%. All non-financial goals were removed from the Strategic Scorecard Goals for the 2025 HSIP.

On February 19, 2026, the Compensation Committee certified the achievement of the Strategic Scorecard Goals resulting in a payout of 102.7% of the 2025 Strategic Scorecard Goals portion of the HSIP award set by the Compensation Committee under the 2025 HSIP.

Payouts under 2025 HSIP

Based on 2025 achievement levels, in March 2026, the Compensation Committee determined the following bonus payout percentages under the HSIP with respect to 2025 performance. The payout amounts of the 2025 HSIP awards for the Named Executive Officers appears in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.”

Named Executive Officers	2025 Company Financial/EPS Goal Payout Percentage	Business Financial Goals Payout Percentage	Strategic Scorecard Goals Payout Percentage	Total Percentage of Target Bonus Paid under the 2025 HSIP[1]
Stanley M. Bergman Chairman and Former Chief Executive Officer (Principal Executive Officer)	82.3%	n/a	102.7%	89.3%
Ronald N. South Senior Vice President, Chief Financial Officer (Principal Financial Officer)	82.3%	86.4%	102.7%	90.1%
Mark E. Mlotek Executive Vice President and Chief Strategic Officer	82.3%	173.5%	102.7%	116.3%
Michael S. Ettinger Executive Vice President and Chief Operating Officer	82.3%	86.4%	102.7%	90.1%
Andrea Albertini Chief Executive Officer, Global Distribution and Technology	82.3%	98.0%	102.7%	93.6%

1 Company Financial/EPS Goal is weighted at 40%, Business Financial Goals and Strategic Scorecard Goals are each weighted at 30% for the 2025 HSIP (except for Mr. Bergman whose weights are 70% Company Financial/EPS Goal and 30% Strategic Scorecard Goals).

Clawback

Our HSIP awards (including the 2025 HSIP) are subject to a clawback whereby the Company has the right to recoup from the participant (including the Named Executive Officers) and the participant is required to repay the Company an amount equal to the HSIP cash bonus paid to the participant, if the participant engages in a competitive activity (as defined in the HSIP) or violates an applicable non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date, but on or prior to the first anniversary of the payment date. In addition, the Company adopted the Dodd-Frank Policy (defined below under “Dodd Frank Policy and Incentive Compensation Recoupment (Clawback) Policy”) which applies to HSIP awards granted to our current and former executive officers, including our Named Executive Officers.

In 2024, the Compensation Committee amended the Company’s Performance Incentive Plan to, among other things, rename it the Henry Schein Incentive Plan and add scenarios where payments made under the plan may be subject to a clawback (whereby the Company has the right to recoup from the participant (including the Named Executive Officers) and the participant is required to repay the Company an amount equal to the HSIP cash bonus paid to the participant), including (i) when a determination is made by the Company that the participant engaged in conduct reasonably expected to constitute Cause (as defined in the HSIP), regardless of whether employment is terminated as a result of such determination and (ii) provide that HSIP awards are subject to (a) the Company’s Incentive Compensation Recoupment Policy, (b) the Company’s Dodd-Frank Policy and (c) any other clawback and/or recoupment policy approved by the Board of Directors or the Compensation Committee (or other committee of the Board of Directors) from time to time. For the purposes of the HSIP, “Cause” generally means (i) the participant’s commission of fraud or any felony in connection with the participant’s duties as an employee of the Company or any of its affiliates, or willful misconduct or any act of disloyalty, fraud or breach of trust or confidentiality as to the Company or any of its affiliates, or the participant’s commission of a foregoing act or the commission of any other act which causes or may be reasonably expected to cause economic or reputational injury to the Company or any of its affiliates, (ii) the participant’s termination of employment with the Company or any of its affiliates is or would be deemed to be for “Cause” under any employment agreement between the Company or any of its affiliates and the participant, or is expressly provided for under an award under the HSIP, and/or (iii) any breach by the participant of any agreement with the Company or any of its affiliates.

Long-Term Equity-Based Awards

The Company and the Compensation Committee believe that long-term equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of the design and administration of the Company’s executive compensation program.

Type of Award

Under the Company’s LTIP pursuant to the 2024 Stock Incentive Plan, in fiscal 2025, the Company allocated equity-based awards using a combination of:

•	PSUs; and

•	RSUs.

Following consultation with its independent compensation consultant and feedback from our stockholder engagements, in March 2025, the Compensation Committee approved the awards under the 2025 LTIP for Mr. Bergman consisting of 65% PSUs and 35% RSUs and our Named Executive Officers (other than Mr. Bergman) consisting of 50% PSUs and 50% RSUs, consistent with our approach in fiscal 2023 and fiscal 2024.

Vesting

PSUs generally vest 100% on the third anniversary of the grant date (three-year cliff vesting) with payout subject to achievement of specified performance vesting goals, and RSUs generally vest 100% on the fourth anniversary of the grant date (four-year cliff vesting), in each case subject to continued service from the grant date until the applicable vesting date (except that the grants provide for pro-rated or accelerated vesting upon certain qualifying terminations such as retirement, death or disability, or termination without cause following a change in control (as defined in the 2024 Stock Incentive Plan)). Following a benchmarking analysis, for retention purposes and to better align with market practice, in 2025, the Compensation Committee approved an updated vesting schedule for RSUs granted in fiscal 2025 to participants below EMC (i.e., to Vice Presidents and Directors) with graded vesting of 0% on each of the first and second anniversaries of the grant date and 50% on each of the third and fourth anniversaries of the grant date. Vesting of RSUs for EMC (including the NEOs) under the 2025 LTIP remained unchanged with four-year cliff vesting.

None of our outstanding LTIP awards provide for single trigger acceleration of restricted stock units (i.e., PSUs or RSUs) or stock options upon a change in control. Instead, in connection with a change in control, all outstanding restricted stock units and unvested stock options granted to our executive officers vest automatically upon a participant’s termination of employment by the Company without cause or by the participant for good reason (and for Mr. Bergman, also for retirement) occurring within two years after the change in control or in certain cases within 90 days prior to a change in control or after the first public announcement of a pending change in control. (See “Post Termination and Change in Control Calculation” table below and the accompanying footnotes.)

Clawback

Our LTIP awards are subject to a clawback policy whereby the Company has the right to recoup from the participant (including the Named Executive Officers) and the participant is required to repay the Company an amount equal to the fair market value of the aggregate shares of restricted stock units and the fair market value of the aggregate shares received upon exercise of a stock option (net of the aggregate exercise price paid in cash upon exercise of such stock option) payable to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates an applicable non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date, but on or prior to the first anniversary of such payment date. In addition, the Company adopted the Dodd-Frank Policy (described below under “Dodd Frank Policy and Incentive Compensation Recoupment (Clawback) Policy”) which applies to certain LTIP awards granted to our current and former executive officers, including our Named Executive Officers.

In 2024, beginning with LTIP awards issued on March 4, 2024, the Compensation Committee added scenarios under the LTIP (in addition to a participant engaging in a competitive activity (as defined in the award agreement) or violating a restrictive covenant) where payments made under the LTIP may be subject to a clawback whereby the Company has the right to recoup from the participant (including the Named Executive Officers) and the participant is required to repay the Company an amount equal to the fair market value of the aggregate shares of restricted stock units payable to the participant, including (i) a determination by the Company that the participant engaged in conduct reasonably expected to constitute Cause (as defined in the award agreement), regardless of whether employment is terminated as a result of such determination and (ii) providing that LTIP awards are subject to (a) the Company’s Incentive Compensation Recoupment Policy, (b) the Company’s Dodd-Frank Policy and (c) any other clawback and/or recoupment policy approved by the Board of Directors or the Compensation Committee (or other committee of the Board of Directors) from time to time. For purposes of the award agreement, “Cause” means (i) the participant shall have committed fraud or any felony in connection with the participant’s duties as an employee or consultant (as applicable) of the Company or any of its Subsidiaries (as defined in the

2024 Stock Incentive Plan), or willful misconduct or any act of disloyalty, dishonesty, fraud or breach of trust or confidentiality as to the Company or any of its Subsidiaries or the commission of any other act which causes or may reasonably be expected to cause economic or reputational injury to the Company or any of its Subsidiaries or (ii) such termination is or would be deemed to be for Cause under any employment or consulting agreement between the Company or any of its Subsidiaries and the participant, or is expressly provided for under an award agreement.

Grant Date

All grants are issued on the date they are approved by the Compensation Committee or issued on a pre-determined date following approval by the Compensation Committee.

Performance Criteria

In December 2024, the Compensation Committee considered the advantages and disadvantages of potential performance metrics (including, among others, revenue, strategic objectives, operating income/margin, cash flow and industry specific goals) evaluated against the current performance objectives of the PSUs under the LTIP, including market data for large public companies’ practices. Since 2023, the Company has used two performance metrics for its PSUs (a three-year cumulative EPS goal and a three-year average ROIC goal (defined as net operating profit divided by average invested capital)). In March 2025, the Compensation Committee once again considered the advantages and disadvantages of potential performance metrics, evaluated against the current performance objectives of the PSUs under the LTIP, including market data for large public companies’ practices and stockholder feedback, and (i) determined that the continued use of the combination of three-year cumulative EPS and three-year average ROIC was appropriate for the 2025 LTIP and (ii) adjusted the weighting as a percentage the performance goals under the 2025 LTIP to be 50% three-year cumulative EPS and 50% three-year average ROIC goal as opposed to 75% three-year cumulative EPS and 25% three-year average ROIC for the 2024 LTIP. Additionally, all equity awards issued to executive officers in fiscal 2025 continued to include at least 50% performance-based vesting conditions for a percentage of the award. Mr. Bergman’s 2025 LTIP grant continued to be 65% PSUs and 35% RSUs and our Named Executive Officers’ 2025 LTIP grants (other than Mr. Bergman) were 50% PSUs and 50% RSUs, the same as the 2023 LTIP and 2024 LTIP.

At the time the LTIP performance-based goal is set, it is substantially uncertain that the goal will be achieved. As the Company continues to grow, we continue to tie the performance goals to the Company’s EPS and ROIC at growth rates that we believe exceed market growth for the markets in which we operate and reflect economic conditions. For fiscal 2025, the maximum payout for PSUs was 200%, the same as the 2023 LTIP and 2024 LTIP.

Adjustments

Pursuant to the 2025 LTIP, the Compensation Committee is required to adjust the EPS performance goal or actual diluted non-GAAP EPS used for purposes of the LTIP achievement calculation for the following factors (which factors were pre-established by the Compensation Committee in the first quarter of 2025):

•	acquisitions, dispositions and new business ventures (based on the approved model pre-established in writing) not initially considered when developing the goal including:

➣

the effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction (or shorter time period, if applicable), with any variance from the acquisition model originating from differences in acquisition accounting adjustments (e.g., assets step ups or other fair value adjustments), are to be excluded;

➣	any gain, loss or expense related to the disposal of a business or discontinued operations that was not previously considered when developing the goal;

➣	unbudgeted acquisition and professional fees and expenses related to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year;

➣

unbudgeted acquisition expenses and professional fees relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case the effect of all such fees and expenses (from the first dollar) shall be excluded in the year of the acquisition or disposition, but only for that year; and

➣	For 2025 plan year only, the adjustments above are considered only with respect to amounts in excess of $0.08 per share.

•	capital transactions (including capital stock repurchases), to the extent the adjustment was not already contemplated in the goal;

•	other differences in budgeted average outstanding shares (other than those resulting from capital transactions referred to above);

•	the financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting the three-year performance goal; and

•	the actual financial impact of the following matters to the extent the related activity was not already contemplated in the goal:

➣	restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings;

➣	amortization expense recorded for acquisition-related intangible assets;

➣	any impairment charges for acquisition intangibles or goodwill separately identified in the Company’s periodic filings,

➣	any judgments, settlements, or other payments, each exceeding $100,000, in connection with, or arising from all litigation matters;

➣	any costs related to shareholder advisory matters;

➣	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income; and

➣	changes in accounting principles or in applicable laws or regulations.

Pursuant to the 2025 LTIP, the Compensation Committee is required to adjust ROIC used for purposes of the 2025 LTIP achievement calculation for the following factors (which factors were pre-established by the Compensation Committee in the first quarter of 2025):

•	The actual financial impact of the following matters to the extent the related activity was not already contemplated in the goal:

➣	restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings;

➣	amortization expense recorded for acquisition-related intangible assets;

➣	any impairment charges for acquisition intangibles or goodwill separately identified in the Company’s periodic filings;

➣	any judgments, settlements, or other payments, each exceeding $100,000, in connection with, or arising from all litigation matters;

➣	any costs related to shareholder advisory matters;

➣	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income; and

➣	changes in accounting principles or in applicable laws or regulations.

During the first quarter of each calendar year in which the Company issues PSUs, the Compensation Committee (i) sets the target goal(s) designed to result in a payout equal to 100% under the PSUs to be granted during such year and (ii) approves the required adjustments to be made under the respective awards. Similar to previous years, the Company completed a pre-defined process to adjust goals and to approve the adjustments to be applied to the actual results, in each case, based on adjustments required under the LTIP, for the applicable fiscal year’s awards. With respect to outstanding PSUs granted in 2023, 2024 and 2025, the EPS goal was adjusted for the effects during fiscal 2025 of the impact of share repurchases, completed and certain incomplete acquisitions and changes in foreign exchange rate. Accordingly, the Compensation Committee increased the three-year EPS performance goal for the PSUs granted in 2023, 2024 and 2025 by 1.0%, 1.0% and 2.0%, respectively. With respect to outstanding PSUs granted in 2023, 2024 and 2025 the actual diluted non-GAAP 2025 EPS was adjusted for cyber incident-insurance proceeds, net of third-party advisory expenses (solely with respect to PSUs granted in 2023), change in contingent consideration (solely with respect to PSUs granted in 2023), earnings generated by COVID-19 test kits (solely with respect to PSUs granted in 2023), costs associated with shareholder advisory matters (solely with respect to PSUs granted in 2023 and 2024), certain effects of remeasurement gains related to acquisition activities (solely with respect to PSUs granted in 2024 and 2025), and select value creation consulting costs. These adjustments to the EPS goals and adjustments to the EPS actual results were reviewed and approved by the Compensation Committee.

Fiscal 2025 Annual LTIP Award

In March 2025, consistent with the Company’s broader organizational focus on cost-management, the Compensation Committee determined it was appropriate to maintain the grant date fair value of the annual equity grants under the 2025 LTIP for the Named Executive Officers (i.e., 0% increase over fiscal 2024) as compared to the grant date fair value under the annual LTIP awards granted in fiscal 2024 (except the grant date fair value of Mr. Albertini’s 2025 LTIP increased by 60% (i.e., $600,000), in connection with his promotion effective April 1, 2025).

The Compensation Committee approved the LTIP awards set forth in the table below to the Named Executive Officers in fiscal 2025. Each such grant was made on March 10, 2025 under the Company’s 2024 Stock Incentive Plan.

Named Executive Officers	PSUs	RSUs	Aggregate grant date fair value of 2025 LTIP

Stanley M. Bergman Chairman and Former Chief Executive Officer (Principal Executive Officer)	66,893	36,020	$7,764,800

Ronald N. South Senior Vice President, Chief Financial Officer (Principal Financial Officer)	9,940	9,940	$1,500,000

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	13,253	13,254	$2,000,000

Michael S. Ettinger Executive Vice President and Chief Operating Officer	13,253	13,254	$2,000,000

Andrea Albertini Chief Executive Officer, Global Distribution and Technology	10,603	10,603	$1,600,000

Under the 2025 LTIP, PSUs granted to Named Executive Officers vest 100% on the third anniversary of the grant date (three-year cliff vesting) upon achievement of specified performance vesting goals, and RSUs vest 100% on the fourth anniversary of the grant date (four-year cliff vesting), in each case subject to continued service from the grant date until the applicable vesting date (except that the grants provide for pro-rated or accelerated vesting upon certain qualifying terminations such as retirement, death or disability, or termination without cause following a change in control (as defined in the 2024 Stock Incentive Plan)).

PSUs granted to Named Executive Officers that vested in Fiscal 2025 and March 2026

In March 2025, PSUs granted under the LTIP during the fiscal year ended December 31, 2022 (“2022 LTIP”) to the Named Executive Officers (including Mr. Bergman) vested. With respect to the 2022 LTIP PSUs, the Compensation Committee set the three-year cumulative EPS at $15.68, representing the target goal designed to result in an LTIP award payout equal to 100%. Similar to previous years when PSUs vested, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that were made to the actual results, in each case, based on adjustments authorized under such LTIP program for the applicable fiscal year’s awards. For the 2022 LTIP PSUs, the goal was adjusted to account for the impact of share repurchases, completed and certain incomplete acquisitions, changes in foreign exchange rate and the financial impact of COVID-19 test kit earnings. The three-year cumulative EPS performance goal for the 2022 LTIP PSUs was $13.77 (as adjusted) and the actual three-year cumulative EPS was $11.30 (as adjusted). These adjustments were reviewed and approved by the Compensation Committee. Such awards vested with an achievement of 82.1% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 0% of the original number of units underlying the award granted (based on target goal performance). The main factors in the 0% payout were lower sales as a result of macro-economic conditions and slower recovery of business from the impact of the cyber incident in October 2023, and lower pricing for personal protective equipment (PPE) products as compared to the estimates used when creating the three-year cumulative EPS goal in 2022, as well as impairment charges and changes in contingent considerations recorded in 2022, 2023 and 2024, and an increase in amortization expense following acquisition activity in 2023 and 2024. The Compensation Committee reviewed the performance of the Company and the resulting payout and determined no adjustments would be made to the 0% payout for any recipient of 2022 PSUs (including the Named Executive Officers).

In March 2026, PSUs granted under the LTIP during the fiscal 2023 (“2023 LTIP”) to the Named Executive Officers (including Mr. Bergman) vested. With respect to the 2023 LTIP PSUs, the Compensation Committee set the three-year cumulative EPS (weighted at 75% of the total 2023 LTIP) at $17.19 and the three-year average ROIC goal (weighted at 25% of the total 2023 LTIP) at a range of 12-14%, representing the target goal designed to result in an LTIP award payout equal to 100%. Similar to previous years when PSUs vested, the Compensation Committee completed a pre-defined process to adjust the EPS goal and to approve the adjustments that were made to the actual results, in each case, based on adjustments authorized under such LTIP program for the applicable fiscal year’s awards. For the 2023 LTIP PSUs, the three-year cumulative EPS goal was adjusted to account for the impact of share repurchases, completed and certain incomplete acquisitions, changes in foreign exchange rate and the financial impact of COVID-19 test kit earnings. For the 2023 LTIP PSUs, the three-year cumulative actual diluted non-GAAP EPS was adjusted to account for the impact of cyber incident-insurance proceeds, net of third-party advisory expenses, impairment of capitalized assets, change in contingent consideration, earnings generated by COVID-19 test kits, costs associated with shareholder advisory matters and select value creation consulting costs. The three-year cumulative EPS goal for the 2023 LTIP PSUs was $16.89 (as adjusted) and the actual three-year cumulative EPS was

$13.36 (as adjusted). These adjustments were reviewed and approved by the Compensation Committee. Such awards vested with an achievement of 79.1% of the EPS performance goal and a payout equal to 0% for that portion of the 2023 PSU award. The main factors in the 0% payout were volatility in earnings during the 2023-2025 performance period, primarily driven by the cyber incident that occurred in October 2023 and broader economic factors. The three-year average ROIC goal for the 2023 LTIP PSUs was a range of 12-14% and the actual three-year average ROIC goal was 11.4% (as adjusted). These adjustments were reviewed and approved by the Compensation Committee. Such awards vested with an achievement of 95.3% of the ROIC goal and a payout awarded in shares of Company common stock equal to 85.9% for that portion of the 2023 PSU award. Based on the three-year cumulative EPS goal (weighted at 75% of the total 2023 PSU award) achieving a payout of 0% and the three-year average ROIC goal (weighted at 25% of the total 2023 PSU award) achieving a payout of 85.9%, the resulting total payout for the 2023 PSUs was 21.5%. The Compensation Committee reviewed the performance of the Company and the resulting payout and determined no adjustments would be made to the 21.5% payout for any recipient of 2023 PSUs (including the Named Executive Officers).

Benefits and Perquisites

The Company’s executive compensation program also includes benefits and perquisites. Consistent with the Company’s broader organizational focus on cost-management, in December 2024, the Compensation Committee lowered the limit on matching contributions under the 401(k) Plan from 7% to 5%, and amended the 401(k) Plan to provide that matching contributions will be calculated with respect to a full Plan year (rather than quarterly) and to require that an otherwise eligible participant be employed by a participating employer on the last Friday of a Plan year in order to be eligible for a matching contribution with respect to such Plan year. In December 2024, the Compensation Committee also set the contribution percentage under the Company’s Supplemental Executive Retirement Plan (“SERP”) at 0% effective January 1, 2025, effectively suspending the contributions consistent with the Company’s broader organizational focus on cost-management. On November 17, 2025, the Compensation Committee lifted the suspension and approved a contribution percentage of base salary equal to the same percentage of Company match that is provided to participants under the 401(k) Plan (i.e., currently 5%) beginning January 1, 2026 (compared to a 7% contribution in fiscal 2024, reflecting the Company’s continued focus on cost-management). Therefore, the SERP contribution for the 2024 plan year was deposited in September 2025 but due to the suspension for the 2025 plan year, there will not be a contribution in 2026 for the 2025 plan year.

For fiscal 2025, benefits also included health benefits, life insurance coverage, disability and business travel insurance. The Company also maintains a deferred compensation plan (the “Deferred Compensation Plan”) under which the Named Executive Officers may participate. The Company does not make any contributions to the Deferred Compensation Plan and all amounts outstanding under the Deferred Compensation Plan consist solely of participant contributions. The Company annually reviews these benefits and perquisites and makes adjustments as warranted based on competitive practices and the Company’s performance.

A portion of the administrative services provided to Mr. Bergman has been determined to be non-business related and such portion is included in his taxable income as additional compensation. The administrative services include clerical and secretarial assistance designed primarily to minimize the amount of time Mr. Bergman devotes to administrative matters other than Company business, to provide opportunities for Mr. Bergman to undertake, among other things, philanthropic causes, social responsibility activities and non-business-related leadership roles. The Compensation Committee has approved these benefits and perquisites as a reasonable component of the Company’s executive officer compensation program in light of historical and competitive market practices. (See the “All Other Compensation” column in the Summary Compensation Table.)

From time to time, the Company utilizes Company-owned and Company-leased vehicles (each a “Company vehicle”) and Company-employed drivers to efficiently optimize management’s time for business travel. If the Company vehicle and Company-employed driver is used for personal purposes, the executive either is imputed income for such cost or reimburses the Company the value of the personal usage of the Company vehicle and Company-employed driver’s time at the greater of the amount of incremental cost to the Company under SEC rules and the imputed income to the executive using the Standard Industry Fare Level (“SIFL”) applicable Internal Revenue Service prescribed methodology. Additionally, from time to time, the Company utilizes hourly leased aircraft to efficiently optimize management’s time for business travel. If seating is available, the Company permits an executive’s spouse or other guests to accompany the executive on the flight. If travel is for personal purposes, the executive is either imputed income for such use or reimburses the Company for the value of such personal travel, in each case at the greater of the aggregate incremental cost to the Company determined in accordance with SEC rules and the amount of imputed income to the executive, determined using the SIFL methodology under Internal Revenue Service regulations with respect to travel on a leased aircraft and the actual cost of such flights with respect to travel on commercial flights.

In connection with Mr. Albertini’s promotion in fiscal 2023, he became entitled to reimbursement of certain relocation-related expenses incurred in his move from Italy to the United States, including reimbursement for up to three home visits for Mr. Albertini, his spouse and his child per year through December 31, 2027 (and a tax gross-up related to such reimbursement) and reimbursement of fees for tax preparation and certain legal and advisory services relating to his relocation. See the “All Other Compensation” column of the Summary Compensation Table, page 46.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards without encouraging inappropriate risk-taking by our executive officers. By following this approach, we provide the executive a measure of security with a minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and its stockholders, and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual incentive program (i.e., HSIP) and our equity-based awards (i.e., LTIP) likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For executive officers, the mix of compensation is weighted heavily toward at-risk pay (performance-based annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market, other than in very limited circumstances where a deviation may be appropriate based on factors such as expertise and experience, leadership, performance and the competitive landscape.

Our pay mix has resulted in a team of long-tenured, seasoned managers who we believe have a strong commitment to the Company’s long-term performance.

Pay Levels and Benchmarking

Pay levels for executive officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses competitive market compensation using a number of sources. One of the data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a peer group of the Company, which is reviewed annually and may change from year to year. The peer group of companies is set by the Compensation Committee and consists of companies engaged in the distribution and/or manufacturing of healthcare or other equipment and products. The Compensation Committee determines the peer group of companies based on the following considerations, among other things: (i) Global Industry Classification System or GICS; (ii) companies listed as peers by our current list of peer companies and certain third-party advisory firms and (iii) company size, including, among other things, size by market capitalization, revenue, gross profit and number of employees. Based on such analysis and with the assistance of the Compensation Committee’s independent compensation consultant, Pearl Meyer, in September 2024, the Compensation Committee decided to make no changes to the peer group of companies to be used for benchmarking when designing the Company’s compensation program for fiscal 2025 (including, without limitation, benchmarking executive officer (including CEO) compensation, non-employee director compensation, stock plan cost metrics, program design features and financial performance results analyses) versus those peer group of companies used when designing the Company’s compensation for fiscal 2024. The fiscal 2025 peer group includes the following companies: Avantor, Inc.; Baxter International Inc.; Cardinal Health, Inc.; Cencora, Inc. (formerly AmerisourceBergen Corporation); DaVita Inc.; Dentsply Sirona Inc.; Encompass Health Corporation; Genuine Parts Company; Insight Enterprises, Inc.; Laboratory Corporation of America Holdings; Owens & Minor, Inc.; Patterson Companies, Inc.; Quest Diagnostics Incorporated; Select Medical Holdings Corporation; Steris PLC; Tenet Healthcare Corporation; Universal Health Services, Inc.; US Foods Holding Corp.; W.W. Grainger, Inc. and WESCO International, Inc. The Company ranks near the median of the peer companies in revenues, gross profit and equity market capitalization value. At management’s direction, Willis Towers Watson, a professional services/human resources consulting company, prepares a survey containing the peer group analysis and comparative data for companies with revenues between $9 billion and $17 billion for the Company which is also used for benchmarking executive officer compensation. This information is shared with the Compensation Committee and the Compensation Committee reviews such information with Pearl Meyer, an independent compensation consultant.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation goals based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the base salary, target annual incentive compensation and equity-based compensation for each executive will be at the median of the competitive market, other than in very limited circumstances where a deviation may be appropriate based on factors such as expertise and experience, leadership, performance and the competitive landscape.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay goals for specific individuals vary based on a number of factors such as scope of duties, potential for advancement, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Conclusion

The level and mix of compensation that is finally decided upon by the Compensation Committee is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors may have influenced the compensation decisions.

Post Termination and Change in Control

The Company believes that a strong, motivated management team is essential to the best interests of the Company and its stockholders. To that end, we have an employment agreement with Mr. Bergman (which agreement ended on March 1, 2026 when Mr. Bergman retired as the Company’s CEO) (which includes a change in control provision) and we have had change in control agreements with certain executive officers (including Messrs. Mlotek and Ettinger). Additionally, in 2022, the Compensation Committee approved the adoption of the Henry Schein, Inc. Executive Change in Control Plan (the “CIC Plan”) which applies to those executive officers who are not already a party to a change in control agreement with the Company (including Mr. South and Mr. Albertini). The terms and conditions set forth in the CIC Plan are substantially similar to the terms and conditions contained in the change in control agreements.

The change in control agreements and the CIC Plan each provide for certain payments to be made upon termination of employment under certain circumstances, including if the executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control of the Company. (See “Employment Agreement and Post Termination and Change in Control Arrangements” under “Executive and Director Compensation” for a discussion of these agreements.) The Company does not provide any tax gross-ups to our Named Executive Officers (other than for relocation-related expenses).

In addition, effective as of April 10, 2025, the Compensation Committee approved the adoption of the Henry Schein, Inc. Executive Severance Plan (the “Executive Severance Plan”) which provides eligible executives, including the Named Executive Officers, with severance benefits if their employment is terminated under certain qualifying circumstances. (See “Employment Agreement and Post Termination and Change in Control Arrangements” under “Executive and Director Compensation” for a discussion of the Executive Severance Plan). At the time the Executive Severance Plan was adopted, the CIC Plan was amended to provide for coordination of benefits with the Executive Severance Plan and any other severance arrangements.

Stock Ownership Policy

The Board of Directors believes that, to align the interests of the executive officers, other executive management and directors of the Company with the interests of the stockholders of the Company, the executive officers, other executive management and directors should have a financial stake in the Company. The Nominating and Governance Committee adopted a policy requiring (i) the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of six times his annual base salary, (ii) each executive officer who reports directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of three times such executive officer’s annual base salary and (iii) all executive officers who do not report directly to the Company’s Chief Executive Officer and all other executive management to own equity in the Company equal to a minimum of two times such person’s annual base salary (the “EMC Stock Ownership Policy”). Newly appointed executive officers and other executive management will have five years from the date of their appointment to comply with the Company’s stock ownership policy. Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any such person on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating and Governance Committee. For fiscal 2025, equity includes: shares of any class of capital stock; shares of vested restricted stock; unvested time-based RSUs (after netting an estimated amount for taxes), vested shares of common stock held in such executive officer’s 401(k) Plan account; provided that an amount equal to at least 20% of such person’s annual base salary must be owned by such person in the form of shares of common stock. The stock ownership policy for non-employee directors of the Company is set forth under “Executive and Director Compensation—Director Compensation for Fiscal 2025—Stock Ownership Policy.”

Further, as a guideline, executive officers and other executive management may only sell up to 75% of the equity value above the ownership requirement. Also, an executive officer’s or other executive management’s equity in the Company may only be sold if such person is in compliance with the EMC Stock Ownership Policy.
All executive officers and other executive management are in compliance with the Company’s stock ownership policy.
Anti-Hedging and Anti-Pledging Policies
The Company prohibits hedging or other derivative transactions and pledging of Company stock by its executive officers and other executive management.
Dodd Frank Policy and Incentive Compensation Recoupment (Clawback) Policy
On March 1, 2016, upon recommendation of the Compensation Committee, the Board of Directors adopted a clawback policy, effective as of February 1, 2016, to allow the Company to recoup cash and equity incentive compensation awarded or granted after the policy’s effective date to Named Executive Officers and other executive officers and executive management designated by the Board of Directors (the “Incentive Compensation Recoupment Policy”). In the event a restatement of the Company’s financial statements is required due to material noncompliance with any accounting requirements, the Incentive Compensation Recoupment Policy applies to incentive compensation earned during the prior three-year period that is in excess of the amount that would have been paid or awarded had such incentive compensation been calculated based on the restatement results. The Incentive Compensation Recoupment Policy applies regardless of fault in the circumstances leading to the restatement.
In 2023, upon recommendation of the Compensation Committee, the Board of Directors adopted (i) a new Dodd-Frank Clawback Policy (the “Dodd Frank Policy”) designed to satisfy Nasdaq’s listing standards implemented pursuant to the final rule from the SEC under the Dodd-Frank rules (
i.e.
, requiring the Company to recover from its executive officers erroneously awarded Incentive-Based Compensation (as defined in the policy) in the event of a material restatement of the Company’s financial statements) and (ii) an amended and restated the Incentive Compensation Recoupment Policy (the “A&R Incentive Compensation Recoupment Policy”). The Dodd Frank Policy is intended to work in tandem with the Company’s A&R Incentive Compensation Recoupment Policy, which will continue to apply to compensation not covered under the Dodd Frank Policy (including time-based restricted stock units, stock options and cash or non-cash
incentive compensation paid or awarded pursuant to any incentive plan or arrangement maintained, contributed to or sponsored by the Company and/or its affiliates).
The amount of any recoupment under the A&R Incentive Compensation Recoupment Policy shall be determined by the Board of Directors in its sole discretion. Recoupment under the Dodd Frank Policy is generally not discretionary as provided under applicable law and the Nasdaq listing standards.
Our clawback policies related to the HSIP and the LTIP that are separate from and in addition to the Dodd Frank Policy and the A&R Incentive Compensation Recoupment Policy, are discussed on pages 34 to 36 of this proxy statement and apply to all participants who receive those compensation awards.
Equity Award Granting Policy
Equity compensation awards made to our executive officers must be approved by the Compensation Committee. The Compensation Committee approves and grants annual equity awards, which include RSUs and PSUs and in the past have included options, at approximately the same time every year. In March 2026, pursuant to Mr. Lowery’s employment agreement, he was granted (i) a sign-on equity award consisting of RSUs and (ii) an annual equity award consisting of RSUs (25% of the total award), PSUs (25% of the total award) and options (50% of the total award). In March 2026, all other executive officers were granted 50% RSUs and 50% PSUs. Outside of the annual grant cycle, the Compensation Committee may, from time to time, grant off-cycle
equity awards, such as in connection with a new hire, promotion or retention award. All off-cycle
equity awards are issued on a
pre-determined
date (the second Friday of the last month of the fiscal quarter, except the grant date of Mr. Lowery’s sign-on
equity award was the date he commenced employment as CEO), following approval by the Compensation Committee (with delegation to the Chair of the Compensation Committee if under a threshold amount). The Compensation Committee does not take material non-public
information into account when determining the timing of the grant of equity awards, including options, and the timing of the release of material non-public
information is not based on affecting the value of executive compensation.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, grants of stock options, restricted stock units (including PSUs) and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the awards being issued. For restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares/units granted, taking into account the likelihood of achievement of performance goals, if any. For non-qualified stock options (granted in fiscal 2021, fiscal 2022 and, solely with respect to Mr. Lowery, fiscal 2026), the fair value is based on the Black-Scholes value of the stock options. Equity grants made in fiscal 2023, fiscal 2024 and fiscal 2025 consisted of performance-based restricted stock units and time-based restricted stock units. This expense is amortized over the requisite service period or vesting period of the instruments. The Compensation Committee is mindful of the fact that, with respect to stock options, the accounting charge is not reversible should the stock option expire with a market price less than the exercise price.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the deductibility of compensation in excess of $1 million in any taxable year paid to Named Executive Officers. The Compensation Committee generally expects that compensation paid to the Named Executive Officers in excess of $1 million will not be deductible, subject to an exception for compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that has not been materially modified.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

THE COMPENSATION COMMITTEE
Deborah Derby, Chairperson
William K. “Dan” Daniel
Joseph L. Herring
Bradley T. Sheares, Ph.D.

Executive Officers

Our executive officers and their ages and positions as of April 8, 2026 are:

Name	Age	Position
Andrea Albertini	56	Chief Executive Officer, Global Distribution and Technology
Michael S. Ettinger	64	Executive Vice President, Chief Operating Officer
Frederick M. Lowery	55	Chief Executive Officer, Director
Mark E. Mlotek	70	Executive Vice President, Chief Strategic Officer
Tom Popeck	57	Chief Executive Officer, Henry Schein Products Group
Christine Sheehy	58	Senior Vice President, Chief Human Resources Officer
Ronald N. South	64	Senior Vice President and Chief Financial Officer

The biography for Mr. Lowery follows the table listing our directors under “Proposal 1—Election of Incumbent Directors” set forth above. Biographies for our other executive officers are:

ANDREA ALBERTINI has been with the Company since 2013, and in his current position as Chief Executive Officer, Global Distribution and Technology within the Global Distribution Group, overseeing a diverse portfolio of businesses that includes Dental and Medical Distribution, Lab & Prosthetics, Technology and Value-Added Services, since January 2025. He is also a member of our Executive Management Committee and has executive responsibility for our partnership with Henry Schein One, our joint venture with Internet Brands. Prior to his current position, Mr. Albertini held several key leadership positions at the Company, steadily increasing his scope of responsibility. He served as Chief Executive Officer, International Distribution Group from February 2023 to January 2025 and as President, International Distribution Group from 2021 to February 2023. Previously he was President of our EMEA Dental Distribution Group from 2019 to 2021 and Vice President of International Dental Equipment from 2013 to 2019. Before joining the Company, Mr. Albertini held leadership positions at Cefla and Castellini, both leading global manufacturers of dental and medical equipment and instruments. Through his more than 20 years of experience in the health care industry, Mr. Albertini has developed deep expertise in managing a diverse portfolio of businesses and fostering strong, trusted relationships with suppliers, customers, and internal teams.

MICHAEL S. ETTINGER has been with the Company since 1994, and in his current position as Executive Vice President and Chief Operating Officer of the Company since 2022. He is also a member of our Executive Management Committee. As Executive Vice President and Chief Operating Officer, Mr. Ettinger oversees the Office of the CEO (including Henry Schein Cares, the Company’s global corporate social responsibility program), as well as the Company’s corporate affairs, corporate communications, legal, compliance and regulatory, global human resources, global security, global supply chain and information technology functions. Mr. Ettinger is also a member of the board of directors of the Henry Schein Cares Foundation, Inc. Prior to his current position, Mr. Ettinger served as Senior Vice President, Corporate & Legal Affairs and Chief of Staff, Secretary from 2015 to 2022; Senior Vice President, Corporate & Legal Affairs and Secretary from 2013 to 2015; Corporate Senior Vice President, General Counsel & Secretary from 2006 to 2013; Vice President, General Counsel and Secretary from 2000 to 2006; Vice President and Associate General Counsel from 1998 to 2000 and Associate General Counsel from 1994 to 1998. Before joining the Company, Mr. Ettinger served as a senior associate with Bower & Gardner and as a member of the Tax Department at Arthur Andersen.

MARK E. MLOTEK has been with the Company since 1994, and in his current position as Executive Vice President and Chief Strategic Officer since 2012. Mr. Mlotek was a member of the Board of Directors from 1995 until May 2025. Mr. Mlotek is a member of our Executive Management Committee. Mr. Mlotek was Senior Vice President and subsequently Executive Vice President of the Corporate Business Development Group between 2000 and 2012. Prior to that, Mr. Mlotek was Vice President, General Counsel and Secretary from 1994 to 1999. Prior to joining the Company, from 1989 to 1994, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, the Company’s principal law firm and one of the largest firms in the nation, specializing in mergers and acquisitions, corporate reorganizations and tax law. As the Company continues to grow through strategic acquisitions, the Company values Mr. Mlotek’s extensive legal, merger and acquisition and business development experience as well as his drive for innovation and his entrepreneurial spirit. Mr. Mlotek also manages the Company’s global strategic planning function.

TOM POPECK has been with the Company since 2019, and in his current position as Chief Executive Officer of the Henry Schein Products Group since January 2025. He is also a member of our Executive Management Committee. Mr. Popeck leads the Henry Schein Products Group, which includes all entities that design, manufacture, source, sell and market our own branded products, including our Global Oral Reconstruction Group (GORG) and our Healthcare Specialties Group (HSG). Prior to holding his current position, Mr. Popeck served as Chief Executive Officer, and prior to that, President, of HSG, which included more than 20 business units operating in North America, South America, Europe and Asia. Mr. Popeck has spent over two decades leading businesses in orthopedics and industrial manufacturing, including extensive experience in the medical device sector. Prior to joining the Company, Mr. Popeck held various sales leadership and general management executive positions, including leading Stryker’s Foot & Ankle business unit as Vice President and General Manager during his 11-year tenure with the company.

CHRISTINE SHEEHY has been with the Company since 2019, and in her current position as Senior Vice President, Chief Human Resources Officer since 2024. She is also a member of our Executive Management Committee. Ms. Sheehy is responsible for managing the Company’s Global Human Resources function, including Global Talent and Development, Total Rewards (Compensation and Benefits), HR M&A, Employee Relations, HR Operations & Strategy, HR Information Systems and the HR Business Partners. In addition to her day-to-day responsibilities managing the Global Human Resources function, Ms. Sheehy leads and participates in numerous strategic projects, such as business integrations, organizational design implementations, deal due diligence, TSM communications, Wellness, Engagement and other global best practices and strategies. Her overarching priority is to align the Company’s talent strategies with business needs to drive sustainable growth. Since joining Henry Schein, Ms. Sheehy has held several key positions with increasing responsibility, including serving as Vice President of the Human Resources Business Partner function for the Company’s North America Distribution Group (NADG), Healthcare Specialties Group (HSG), several Global Oral Reconstruction Group (GORG) businesses, and our Corporate Functions. Prior to joining the Company, Ms. Sheehy served as Managing Director, Regional Head of Human Resources, for Europe, USA, Canada & Latin America, for Standard Chartered Bank. Earlier in her career, she worked as a Systems Analyst and then Manager of Technology for the North America subsidiary of Brazil’s Banco Real.

RONALD N. SOUTH has been with the Company since 2008 and in his current position as Senior Vice President and Chief Financial Officer (and principal financial officer and principal accounting officer) since 2022. He is also a member of our Executive Management Committee and a member of the board of directors of the Henry Schein Cares Foundation, Inc. Previously Mr. South served as Henry Schein’s Vice President, Corporate Finance from 2008 through 2022 and Chief Accounting Officer from 2013 through 2022, responsible for the Company’s internal and external financial reporting and corporate tax functions. Prior to joining the Company in 2008 as Vice President, Corporate Finance, Mr. South held several leadership roles at Bristol-Myers Squibb, where he served as Vice President, Finance, for the Cardiovascular and Metabolic business lines, Vice President, Controller, for its U.S. Pharmaceutical Division, and Vice President, Corporate General Auditor. Prior to Bristol-Myers Squibb, he served as North American Director of Corporate Audit at PepsiCo, and held several roles of increasing responsibility with PricewaterhouseCoopers LLP, where he advised clients located in the United States, Europe and Latin America. Mr. South is a certified public accountant.

Other Executive Management

Other members of our executive management and their ages and positions as of April 8, 2026 include:

Name	Age	Position
R. Steven Boggan	61	Chief Executive Officer, Global Oral Reconstruction Group, Americas
David Kochman	46	Senior Vice President, Chief Corporate Affairs Officer
James Mullins	61	Senior Vice President, Global Supply Chain
Kelly Murphy	45	Senior Vice President, General Counsel
Christopher Pendergast	63	Senior Vice President, Chief Technology Officer

Biographies for such other members of our executive management are:

R. STEVEN BOGGAN has been with the Company since 2014, and in his current position as Chief Executive Officer of the Global Oral Reconstruction Group (GORG), Americas since July 2025. He is also a member of our Executive Management Committee. Mr. Boggan is responsible for co-leading GORG’s business in the Americas, with focus on the United States and Brazil. Mr. Boggan has served in a variety of leadership roles at the Company since joining as President and CEO of BioHorizons, which the Company acquired in 2014, including Chief Commercial Officer of GORG from 2018 to April 2024, followed by serving as the global Co-Chief Executive Officer of GORG until June 2025. Prior to joining the Company, Mr. Boggan was President and CEO of BioHorizons from 2000 to 2014 after joining in 1995 and employed in the Research and Development and Marketing Departments of Dow Corning Wright and Wright Medical Technology from 1989 to 1995.

DAVID KOCHMAN has been with the Company since 2015, and in his current position as Senior Vice President, Chief Corporate Affairs Officer since January 2025, with responsibility for the Company’s global Communications, Professional Relations and Strategic Partnerships, Government Relations, Public Policy, Sustainability and CSR, Team Engagement, Customer and Employee Experience, and Creative Services functions, as well as the management and administration of projects and initiatives originating from the Office of the CEO. He is also a member of our Executive Management Committee. Since joining Henry Schein, Mr. Kochman has held key positions of increasing responsibility, most recently serving as Vice President, Chief Corporate Affairs Officer, from 2022 to January 2025, and Vice President, Corporate Affairs & Deputy Chief of Staff, Office of the CEO from 2015 to 2022. Previously, Mr. Kochman acted as the General Counsel and Corporate Development Officer for a privately-held company in the regulated consumer products industry, and was a Partner in the New York office of the international law firm Reed Smith LLP. Before law school, Mr. Kochman worked in Jerusalem for the Deputy Speaker of the Israeli Knesset. Mr. Kochman is actively involved with charitable organizations focused on health care and criminal justice, and currently serves on the Board of Directors of both MedShare International (Atlanta) and The Fortune Society (NYC), as well as the NYU College of Dentistry Dean’s Strategic Advisory Council, Penn Dental Medicine Board of Advisors, Temple University School of Dentistry Board of Visitors, the ADA Forsyth Institute and Harvard University School of Dental Medicine Initiative to Integrate Oral Health and Medicine. Mr. Kochman also has undertaken pro bono representation of Alabama death row inmates in post-conviction proceedings, and has received numerous awards recognizing his dedication to public service.

JAMES MULLINS has been with the Company since 1988, and in his current position as Senior Vice President, Global Supply Chain since 2018. He is also a member of our Executive Management Committee. Mr. Mullins is responsible for leading global supply chain, facilities management, acquisitions and integration activity for Global Services and partnering with the Company’s specialty manufacturing business leaders to share best practices across the organization. Prior to holding his current position, Mr. Mullins held a number of key positions of increasing responsibility within the Company, including Global Chief Customer Service Officer.

KELLY MURPHY has been with the Company since 2011, and in her current position as Senior Vice President and General Counsel since 2021. She is also a member of our Executive Management Committee. Prior to holding her current position, Ms. Murphy held several key positions of increasing responsibility within the Company’s legal function, most recently serving as Vice President and Deputy General Counsel from 2020 to 2021. As General Counsel, she is responsible for the Company’s legal activities related to mergers and acquisitions globally, corporate governance, litigation and other general corporate legal matters. In 2025, in addition to her global legal responsibilities, her role expanded to include leadership of our Regulatory and Compliance functions. Through her prior positions within the Company, Ms. Murphy attained significant legal experience and expertise, including with respect to mergers and acquisitions, partnerships, securities, litigation and regulatory matters. Ms. Murphy began her legal career as a legal associate at the global law firm of Clifford Chance, LLP, where she represented companies and financial institutions on a variety of domestic and international corporate matters.

CHRISTOPHER PENDERGAST has been with the Company since 2018 as Senior Vice President and Chief Technology Officer. He is also a member of our Executive Management Committee. Mr. Pendergast brings more than 30 years of experience leading large-scale global IT organizations for companies experiencing growth through acquisition, global expansion and implementing new business models. His expertise includes leading organizations through transformational change, connecting IT to the needs of the business, converting digital complexity into strategy and aligning IT costs. Prior to joining the Company, Mr. Pendergast held global leadership roles, including Chief Technology Officer and Chief Information Officer, at VSP Global, which provides access to eye care and eyewear. During his 10-year tenure at VSP Global, he drove strategy and continuous transformation, optimization and modernization initiatives. Prior to VSP Global, he served in roles of increasing responsibility at Natural Organics, Inc., IdeaSphere Inc./Twinlab Corporation, Rohm and Haas and IBM Corporation.

Summary Compensation Table for Fiscal 2025, Fiscal 2024 and Fiscal 20231

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Stanley M. Bergman Chairman and Former Chief Executive Officer (Principal Executive Officer)	2025 2024 2023	$1,707,000 $1,690,575 $1,625,335	$0 $0 $0	$7,764,800 $7,764,800 $7,395,000	$0 $0 $0	$2,289,251 $1,813,756 $643,652	$0 $0 $0	$252,864[4] $371,141 $341,742	$12,013,915 $11,640,272 $10,005,729

Ronald N. South Senior Vice President, Chief Financial Officer (Principal Financial Officer)	2025 2024 2023	$640,000 $627,950 $586,038	$0 $0 $0	$1,500,000 $1,500,000 $1,350,000	$0 $0 $0	$509,166 $517,540 $363,012	$0 $0 $0	$28,130[5] $53,700 $52,026	$2,677,296 $2,699,190 $2,351,076

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	2025 2024 2023	$750,000 $736,250 $688,242	$0 $0 $0	$2,000,000 $2,000,000 $1,870,000	$0 $0	$901,039 $768,489 $597,065	$0 $0 $0	$36,532[5] $70,671 $61,917	$3,687,571 $3,575,410 $3,217,224

Michael S. Ettinger Executive Vice President and Chief Operating Officer	2025 2024 2023	$750,000 $731,850 $670,804	$0 $0 $0	$2,000,000 $2,000,000 $1,792,000	$0 $0	$653,355 $669,575 $447,982	$0 $0 $0	$29,872[5] $67,295 $57,766	$3,433,227 $3,468,720 $2,968,552

Andrea Albertini Chief Executive Officer, Global Distribution and Technology	2025	$712,500	$375,000[6]	$1,600,000	$0	$561,660	$0	$118,0365,[7]	$3,367,196

__________________________

1 Amounts reflected in the table have not been reduced to reflect a Named Executive Officer’s election to defer receipt of cash compensation pursuant to the Company’s Deferred Compensation Plan. Messrs. Bergman and Ettinger participated in the Deferred Compensation Plan in fiscal 2025. The amounts they deferred in fiscal 2025 are set forth in the Nonqualified Deferred Compensation for Fiscal 2025 table on page 59 of this proxy statement.

2 These amounts include RSUs and PSUs granted to Named Executive Officers on March 10, 2025. These amounts represent restricted stock units valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 18 of the “Notes to Consolidated Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 27, 2025, as filed with the SEC on February 24, 2026.

3 Represents annual incentive compensation (i.e., performance-based bonus) paid under the HSIP. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a description of the HSIP.

4 Includes the following: (i) $17,500 matching contribution under 401(k) Plan account; (ii) $19,776 in excess life insurance premiums; (iii) $1,282 in excess business travel insurance; (iv) $45,084 in personal commuting expenses for use of the Company’s car service; (v) $163,722 for the cost of providing administrative services to Mr. Bergman; (vi) $500 for the cost of providing telephone services and (vii) $5,000 services award payment for 45 years of service with the Company. Pursuant to his employment agreement, Mr. Bergman may require the Company to provide an automobile for his use, however, during fiscal 2025, Mr. Bergman opted not to use a Company-provided automobile.

5 For each of Messrs. South, Mlotek, Ettinger and Albertini includes the following: (i) $17,500 in matching contribution under 401(k) Plan account; (ii) $492 in excess business travel insurance and (iii) $10,138, $18,540, $11,880 and $6,966, respectively, in excess life insurance premiums.

6 Represents a relocation bonus in the amount of $375,000 under Mr. Albertini’s employment agreement (payable $31,250 per month beginning in September 2023 and continuing for 48 months).

7 Includes $5,958 for costs related to spousal attendance at a business sales trip. In connection with Mr. Albertini’s promotion in fiscal 2023, he became entitled to reimbursement of certain relocation-related expenses incurred in his move from Italy to the United States, including reimbursement for up to three home visits for Mr. Albertini, his spouse and his child per year through 2027 ($70,471 for fiscal 2025 reflecting the cost of commercial airfare for Mr. Albertini, his spouse and his child), reimbursement of fees for tax preparation related to his relocation ($1,675 for fiscal 2025) and certain legal and advisory services relating to his relocation ($5,921 for fiscal 2025), of which $13,792 is a tax gross-up for relocation-related expenses. Mr. Albertini’s All Other Compensation also includes the amount of incremental cost to the Company under SEC rules related to Mr. Albertini’s personal travel in fiscal 2025 ($9,053 for fiscal 2025).

Other Information Related to Summary Compensation Table

Stock Awards and Option Awards

See “Compensation Structure—Pay Elements—Details—Long-Term Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion of stock awards and stock option awards.

Non-Equity Incentive Plan Compensation

See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For employees of the Company, including Named Executive Officers, we do not maintain a qualified defined benefit plan.

We maintain a Supplemental Executive Retirement Plan for certain eligible participants who are not able to receive the full Company matching contribution under our 401(k) Plan due to certain Internal Revenue Service limits. The SERP provides for various vesting percentages based on service with the Company. Vesting will also occur upon a participant’s death, disability or attainment of age 65 or upon a change in control, in each case, while employed. Participants may direct the investment of their SERP accounts among hypothetical investments that are based on the investment allocations available under the Company’s 401(k) Plan, subject to certain restrictions applicable to investments in the Company stock fund. A participant’s vested SERP benefit is paid following a termination of employment (subject to a six-month delay in certain instances) or a change in control.

Consistent with the Company’s broader organizational focus on cost-management, in December 2024, the Compensation Committee suspended contributions for the SERP effective January 1, 2025, resulting in no contribution in 2026 for the 2025 plan year. On November 17, 2025, the Compensation Committee lifted the suspension and approved a contribution percentage of base salary equal to the same percentage of Company match that is provided to participants under the Company’s 401(k) Plan (i.e., currently 5%), beginning January 1, 2026.

We also maintain a Deferred Compensation Plan pursuant to which our Named Executive Officers are eligible to participate. We do not make any contributions to the Deferred Compensation Plan and the amounts under the plan consist entirely of participant contributions and are fully vested. Participants may direct the investment of their deferred accounts among hypothetical investments that are based on the investment allocations available under the Company’s 401(k) Plan, with the exception of the Company Stock Fund. The amounts under the Deferred Compensation Plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six-month delay in certain instances) or a change in control of the Company.

All Other Compensation

See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on all other compensation.

Compensation Policies and Practices as they Relate to Risk Management

The Company conducted a risk assessment of its compensation policies and practices for all employees, including executive officers. Additionally, during first quarter 2026, in accordance with best practices, the Company engaged a third-party consulting firm to provide an independent risk assessment of certain of the Company’s sales compensation plans. The Compensation Committee reviewed the Company’s and the third-party’s risk assessment processes and results and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Tax Gross-Up Provisions

We do not provide any tax gross-ups to our Named Executive Officers (other than for relocation-related expenses).

Employment Agreement and Post Termination and Change in Control Arrangements

Employment Agreement with Frederick M. Lowery

In connection with his appointment as the Company’s Chief Executive Officer, effective March 2, 2026, Mr. Lowery and the Company entered into an employment agreement, dated January 10, 2026. Under his employment agreement, Mr. Lowery will receive during the employment period an annual base salary of $1,250,000 and a target annual bonus opportunity under the HSIP of no less than 150% of base salary, subject to the attainment of performance criteria established by the Compensation Committee. The performance criteria for 2026 will be 70% based on the Company’s earnings per share and 30% based on the Company’s strategic scorecard results (with a maximum payment of 175% of target). The annual bonus payout for fiscal year 2026 will equal no less than $1,875,000.

Mr. Lowery’s employment agreement provides that he will be eligible to receive annual equity awards under the 2024 Stock Incentive Plan (or successor plan). Solely with respect to the equity awards to be granted to Mr. Lowery in fiscal year 2026, such equity awards will have an aggregate target grant date fair value equal to $10,000,000, allocated as follows: (i) 50% in the form of stock options, which will vest ratably on each of the first four anniversaries of the grant date; (ii) 25% in the form of time-based restricted stock units, which will vest ratably on each of the first four anniversaries of the grant date and (iii) 25% in the form of performance-based restricted stock units, which will vest on the third anniversary of the grant date subject to the achievement and certification of performance goals. All vesting is subject to Mr. Lowery’s continued employment through the applicable vesting dates, except in the case of certain termination events. In addition, Mr. Lowery will be eligible to be reimbursed for all reasonable expenses associated with Mr. Lowery’s relocation in connection with his employment with the Company, up to $500,000, subject to customary submission of appropriate documentation evidencing such expenses.

Pursuant to his employment agreement, Mr. Lowery received, on the date he commenced employment (i.e., March 2, 2026), a one-time equity award with a target value of $2,500,000 (the “Sign-On Award”). The Sign-On Award was comprised of time-based restricted stock units, which vest ratably on each of the first three anniversaries of the grant date, subject to Mr. Lowery’s continued employment through the applicable vesting dates. If Mr. Lowery is terminated by the Company without cause, resigns for good reason, dies or becomes disabled the then-unvested portion of the Sign-On Award will vest in full.

Subject to Mr. Lowery’s timely execution and non-revocation of a release of claims in a form reasonably satisfactory to the Company, Mr. Lowery will be eligible to receive the benefits provided by the Executive Severance Plan or Executive Change in Control Plan, as applicable, which for a Chief Executive Officer generally provide, upon a qualifying termination not in connection with a change in control, for a pro-rated annual bonus for the year of termination based on actual performance, cash severance equal to two times the sum of base salary and the average annual bonus paid over the three fiscal years preceding termination, payable in installments over the two-year period following such termination, pro rata acceleration of equity awards (subject to actual performance for performance-based awards), subsidized COBRA health coverage and outplacement services (collectively, the “Non-CIC Severance Benefits”), and, in the case of a qualifying termination in connection with a change in control, for severance pay equal to 2.5 times base salary and target bonus, payable in one lump sum, pro rata annual incentive compensation for the year of termination based on actual performance, accelerated vesting of equity and certain retirement benefits and continued health and welfare benefits, in each case subject to the terms of Mr. Lowery’s employment agreement and the applicable plan. With respect to a qualifying termination not in connection with a change in control, his employment agreement further provides Mr. Lowery protection against amendments to the Executive Severance Plan that would materially and adversely affect his rights under such plan without his prior written consent. Pursuant to his employment agreement, Mr. Lowery is also subject to confidentiality obligations (both during and following his termination of employment), as well as non-competition, non-solicitation and non-disparagement covenants (during his employment and for a period of 24 months following his termination of employment).

Employment Agreement with Stanley M. Bergman

The Company and Mr. Bergman are parties to an amended and restated employment agreement effective as of November 28, 2022, as amended on December 23, 2025. The following summary describes Mr. Bergman’s employment agreement, as amended.

The employment agreement provided for Mr. Bergman’s continued employment as our Chairman of the Board of Directors and Chief Executive Officer until December 31, 2025 (which was extended to March 1, 2026 in accordance with the December 2025 amendment). The employment agreement set Mr. Bergman’s annual base salary at $1,582,000, subject to increase from time to time. His base salary for fiscal 2025, effective April 1, 2025, was $1,707,000. In addition, his employment agreement provided that the Compensation Committee would establish a target annual incentive compensation opportunity for Mr. Bergman tied to a percentage of base salary determined based on the achievement of performance goals. The December 2025 amendment provided that Mr. Bergman’s base salary and target annual incentive opportunity would remain at the levels and on the terms in effect as of December 31, 2025, and for the limited extension period ending March 1, 2026, with any annual incentive compensation for such period prorated based on the number of days in the extension period. The employment agreement provided that, beginning in 2023, the Company would grant Mr. Bergman annual equity or equity-based compensation awards under the Company’s 2024 Stock Incentive Plan that would bring the target grant date fair value of such awards to an amount which would result in both (i) Mr. Bergman’s target long-term incentive compensation award equaling not less than the median of the Company’s peer group (as selected by the Compensation Committee using good faith discretion after consultation with Mr. Bergman) and (ii) Mr. Bergman’s target total direct compensation (e.g., Mr. Bergman’s base salary, target annual cash incentive compensation and target grant date fair value long-term incentive compensation) equaling not less than the 50th percentile of the Company’s peer group. The awards granted to Mr. Bergman were required to be generally in the same form as equity or equity-based awards granted to other senior executive officers of the Company, but no more than 25% of such awards granted to Mr. Bergman could be in the form of stock options. It also provided that Mr. Bergman would be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to our senior executive officers.

Pursuant to his employment agreement, if Mr. Bergman’s employment with us was terminated (i) by us without cause, (ii) by Mr. Bergman for good reason or (iii) as a result of his death or disability, Mr. Bergman would receive (a) all amounts then owed to him as salary, (b) the incentive compensation due to Mr. Bergman, if any, for the last full fiscal year prior to termination (if not previously paid), (c) a pro rata portion of the incentive compensation payable for the year of termination (based on actual achievement of performance goals), (d) accrued and unpaid vacation pay and (e) all amounts or benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company, with the amounts described under clauses (b) and (c) above payable subject to Mr. Bergman (or, in the event of his death, his heirs or estate) executing and not revoking a general release of claims (“Release Requirement”). In the event of Mr. Bergman’s death, these amounts would be paid to Mr. Bergman’s heirs or estate. In addition, in the event Mr. Bergman’s employment was terminated for the reasons above, other than due to death, Mr. Bergman would receive, as severance pay, subject to the Release Requirement, a lump sum equal to 200% of his then annual base salary plus 200% of his average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years (provided that, in the event Mr. Bergman’s employment is terminated following the end of the most recently completed fiscal year but prior to the payment of the annual incentive compensation for such year, solely for purposes of calculating this severance amount, the annual incentive compensation for the most recent fiscal year shall be the higher of target level of achievement and actual level of achievement), and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions until the end of the year of the termination, less his vested account balance or accrued benefits under each retirement plan. No cash severance payments will be made in the event of the Company’s non-renewal of the term under the employment agreement.

Mr. Bergman’s employment agreement provided that, for equity-based awards granted after November 28, 2022, certain terminations of Mr. Bergman’s employment with the Company would result in the acceleration of vesting or continuation of vesting of such awards outstanding at the time of Mr. Bergman’s termination, as summarized below:

•

In the case Mr. Bergman’s termination is due to his death or disability, (i) all outstanding option awards not then vested will fully vest, and will remain exercisable for 12 months, but not later than the applicable term of the option, (ii) all other outstanding awards that vest based on continued employment or other service will fully vest based on the date of termination and (iii) all other outstanding awards that vest based on the achievement of the applicable performance goals will vest pursuant to the applicable vesting schedule, subject to actual performance over the performance period without proration.

•

In the case Mr. Bergman’s termination is by the Company without cause, his resignation for good reason, his retirement or if his employment term is not renewed by the Company, in each case, not in connection with a change in control: (i) all outstanding option awards not then vested would continue to vest pursuant to the applicable vesting schedule, and will remain exercisable for the remainder of the applicable term of the option, (ii) all other outstanding awards that vest based on continued employment would vest as to a pro-rata portion on the date of such termination and based on the number of days elapsed in the vesting period, with the remainder of such awards continuing to vest pursuant to the applicable vesting schedule and (iii) all other outstanding awards that vest based on the achievement of the applicable performance goals would continue to vest pursuant to the applicable vesting schedule, subject to actual performance over the performance period, without proration.

If Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, subject to the Release Requirement, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination and, due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman would receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. In addition, if Mr. Bergman’s employment was terminated for any reason other than for cause or due to his death, subject to the Release Requirement, Mr. Bergman would be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile for a period of two years following his termination.

In consideration of Mr. Bergman’s long tenure with, and contributions to, the Company, in the event of Mr. Bergman’s retirement, and subject to the Release Requirement (as defined below), Mr. Bergman would be entitled to receive (i) the incentive compensation due to Mr. Bergman, if any, for the last full fiscal year prior to termination (if not previously paid) and (ii) a pro rata portion of the annual incentive compensation payable for the year of termination (based on actual achievement of performance goals). Retirement means that Mr. Bergman’s employment with the Company terminates and either (i) Mr. Bergman and the Board of Directors mutually agree on Mr. Bergman’s retirement and the date thereof or (ii) subject to the Board of Directors’ approval, Mr. Bergman provides at least six (6) months advance notice of his intention to retire. Mr. Bergman retired from the Company as CEO, effective March 1, 2026.

If Mr. Bergman resigned within two years following a change in control of the Company for good reason or if Mr. Bergman’s employment is terminated without cause within two years following a change in control or during a specified period in advance of a change in control, Mr. Bergman would have received, as severance pay and subject to the Release Requirement, in lieu of the foregoing, a pro rata portion of the annual incentive compensation payable for the year of termination (based on actual achievement of performance goals), 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions thereunder until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each retirement plan upon a change in control.

If Mr. Bergman’s employment was terminated (i) by the Company without cause, by Mr. Bergman for good reason, due to Mr. Bergman’s retirement, or due to the Company choosing not to renew his employment term, in each case, within two years following a change in control of the Company or (ii) by the Company without cause during a specified period in advance of a Change in Control, then, subject to the Release Requirement, all unvested outstanding options, restricted stock units and shares of restricted stock would have become fully vested (with any performance-vesting restricted stock units and shares of restricted stock vesting at the target level of performance) on the later of the date of the change in control of the Company and termination of Mr. Bergman’s employment, and all outstanding options would have remained exercisable for three months (except in the case of retirement, in which case such awards would remain exercisable for the remainder of the option term).

In the event Mr. Bergman’s employment was terminated for any reason other than for cause or due to his death following a change in control, subject to the Release Requirement, Mr. Bergman would have also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman would have received a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the fourth anniversary of his termination. In addition, in the event Mr. Bergman’s employment was terminated by us without cause Mr. Bergman resigned for good reason or his employment term was not renewed following a change in control, subject to the Release Requirement, Mr. Bergman would have been entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman would have received a cash payment in lieu of the transportation benefit for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. If any amounts owed to Mr. Bergman in connection with a change in control of the Company would have been subject to the excise tax imposed by Section 4999 of the Code, we would cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Bergman after imposition of the excise tax would be greater absent the cut-back (in which case no reduction would occur).

Unless his employment agreement was terminated for cause, subject to the Release Requirement, we would have continued the participation of Mr. Bergman and his spouse in the health and medical plans, policies and programs in effect with respect to our senior executive officers and their families after the termination or expiration of his employment agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths which may be reduced by any health and medical benefits that Mr. Bergman and his spouse become eligible to receive under any health and medical benefit plans of any subsequent employer. Such health and medical coverage may be provided pursuant to a fully-insured replacement policy or annual cash payments to obtain a replacement policy.

Mr. Bergman is subject to restrictive covenants, including non-solicitation, non-diversion and non-compete provisions, while he is employed by us and for specified periods of time thereafter. Pursuant to such provisions in his employment agreement, Mr. Bergman shall not, directly or indirectly, engage in any activity competitive with the Company’s business or recruit, solicit or induce (or attempt to recruit, solicit or induce) any employee of, or consultant to, the Company or any of its affiliates to terminate their employment with the Company or any of its affiliates, or divert (or attempt to divert) any person or entity from doing business with the Company or any of its Affiliates or induce (or attempt to induce) any person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, during Mr. Bergman’s employment term and (i) for one year thereafter if his employment is terminated (a) by us without cause, (b) by Mr. Bergman for good reason, (c) due to the Company choosing not to renew his employment term or (d) as a result of his disability or (ii) until the later of (a) the second anniversary of the expiration of his employment term and (b) his termination date if such termination is by us for cause or due to Mr. Bergman terminating his employment by giving 180 days’ notice. We may, at our option, extend the initial one-year term of the non-compete described by clause (i) above for an additional year if we provide Mr. Bergman notice of such extension no later than 180 days prior to expiration of the term and we pay Mr. Bergman his annual base salary in effect on his date of termination. Mr. Bergman is also subject to confidentiality provisions.

Agreements with Mr. Albertini

In connection with Mr. Albertini’s promotion to Chief Executive Officer, International Distribution Group, Global Dental Equipment and Lab in 2023, the Company entered into a letter agreement with Mr. Albertini. Pursuant to his letter agreement, Mr. Albertini received an annual base salary of $575,000 and was eligible to earn an annual target bonus of $402,500. In addition, he received a one-time relocation bonus of $1,500,000 in connection with his relocation from Italy to the United States, payable in 48 equal monthly installments beginning in September 2023. Under his letter agreement, Mr. Albertini also received a one-time sign-on equity award in September 2023 with a grant-date value of $750,000 and an annual equity award in March 2024 with a grant-date value of $900,000.

Effective March 31, 2025, Mr. Albertini’s compensation package was revised in connection with his promotion to Chief Executive Officer, Global Distribution and Technology, as detailed in the Summary Compensation Table on page 46 above.

Pursuant to his letter agreement, if the Company terminates Mr. Albertini’s employment without cause (i) prior to September 1, 2028, solely in the event that Mr. Albertini requests reassignment to Europe and the parties are unable to agree on a new position in Europe within six months following such request, or (ii) on or after September 1, 2028, Mr. Albertini will be entitled to the following severance benefits: (a) continued payment of his base salary for 18 months following termination, paid in equal installments in accordance with the Company’s regular payroll practices; (b) a waiver of COBRA continuation coverage premiums (or, if such waiver is not permitted by applicable law, monthly cash payments equal to the cost of such premiums) for 18 months following termination, subject to his continued U.S. residency and timely election of COBRA coverage and (c) payment of an amount equal to his annual target bonus. In the event the Company terminates Mr. Albertini’s employment without cause prior to September 1, 2028, the Company will apply pro-rata vesting to Mr. Albertini’s outstanding equity awards consistent with the Company’s Rule of 70 guidelines. Payment of any severance benefits is conditioned upon Mr. Albertini’s timely execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenant obligations. Mr. Albertini participates in the Executive Severance Plan and in the CIC Plan. In accordance with the terms of the Executive Severance Plan and CIC Plan, he is not entitled to receive duplicative severance benefits, and any amounts paid or benefits provided under the Executive Severance Plan or CIC Plan will be coordinated with any severance amounts otherwise payable under his letter agreement.

In addition to his letter agreement, Mr. Albertini is eligible for reimbursement of certain relocation-related expenses incurred in connection with his move from Italy to the United States, including any applicable tax gross-up consistent with Company practice. As of fiscal year 2025, he remains eligible for reimbursement of tax preparation and advisory services and for up to three home visits per year for him, his spouse and his child. For additional information, see the “All Other Compensation” column of the Summary Compensation Table.

Pursuant to a separate agreement entered into with the Company in 2023, Mr. Albertini is subject to confidentiality (both during and following his termination of employment), return of property and assignment of inventions obligations, as well as non-solicitation and non-compete covenants during his employment and for 18 months following termination of employment.

Named Executive Officers Other than Stanley M. Bergman

Executive Severance Plan

On April 10, 2025, the Compensation Committee approved the adoption of the Henry Schein Executive Severance Plan to provide severance benefits to certain executive-level employees in the event their employment with the Company terminates under certain qualifying circumstances, as further described below, and the adoption of an amended and restated CIC Plan (described below), to provide for coordination of benefits with the Executive Severance Plan and any other severance arrangements. On January 9, 2026, the Compensation Committee approved the adoption of the Amended and Restated Executive Severance Plan, effective March 2, 2026 (as amended, the “Executive Severance Plan”) in order to provide for the Chief Executive Officer’s participation in the Executive Severance Plan and eligibility for the Non-CIC Severance Benefit defined above.

The Executive Severance Plan contains the following terms and conditions:

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Eligibility and Participation. Members of the Company’s Executive Management Committee (which includes executive officers) or any successor committees, and other employees of the Company who are specifically designated by the Compensation Committee are eligible to participate in the Executive Severance Plan, in each case, provided that such employee is not otherwise eligible for severance benefits under an individual agreement (unless such severance benefits are less than those provided for in the Executive Severance Plan, in which case such employee would be eligible to receive the incremental increase in severance benefits under the Executive Severance Plan). Effective March 2, 2026, the Chief Executive Officer of the Company became eligible to participate in the Executive Severance Plan.

•

Benefits Under the Executive Severance Plan. In the event that a participant in the Executive Severance Plan is terminated by the Company without “Cause”, or, only for participants who are “executive officers” (under applicable federal securities laws), resigns for “Good Reason”, the participant shall be entitled to receive:

➣	base salary through the termination date; and

➣	settlement of the participant’s deferred compensation arrangements in accordance with the applicable plan or election form.

Additionally, subject to the timely execution and non-revocation of a release of claims, the participant shall be entitled to receive:

•	a pro-rated annual bonus based on actual performance for the year in which the termination occurs;

•

an amount equal to the product of (A) the sum of the participant’s base salary and average annual bonus paid with respect to the immediately preceding three fiscal years ended prior to the date of termination, and (B) a multiple based on the participant’s position (the “Severance Multiple”). Under the Executive Severance Plan, the Severance Multiple for the Chief Executive Officer is 2.0, for each participant who is an executive officer is 1.5, and the Severance Multiple for all other participants is 1.0;

•	pro-rata acceleration of vesting of outstanding equity awards based on service period prior to termination (subject to actual performance for performance-based awards);

•	COBRA continuation health coverage subsidized by the Company (with the participant paying the applicable active employee rate) for up to the applicable severance period (not to exceed 18 months) and

•

outplacement services at a level commensurate with the participant’s position for the period of months following the date of Termination equal to the severance period (i.e., for the Chief Executive Officer is two years, for each participant who is an executive officer is 18 months, and for all other participants is 12 months).

The Executive Severance Plan contains non-duplication language to reduce any severance benefits provided for in an individual written agreement or under the CIC Plan by the amounts payable under the Executive Severance Plan.

•

Restrictive Covenants; Clawback. The Executive Severance Plan contains restrictive covenants, including confidentiality and invention assignment and post-employment non-competition, non-solicitation and non-disparagement covenants. Such restrictive covenants may be modified to align with local law. A violation of the restrictive covenants may cause the immediate forfeiture and recoupment of all the amounts payable under the Executive Severance Plan. Amounts payable under the Executive Severance Plan are subject to the Company’s Incentive Compensation Recoupment Policy and the Company’s Dodd-Frank Clawback Policy.

•

Amendment and Termination. The Executive Severance Plan can be amended or terminated at any time and for any reason (other than with respect to any participant who has terminated employment and becomes eligible for benefits under the Executive Severance Plan prior to any adverse amendment or termination and other than with respect to Mr. Lowery pursuant to his employment agreement if his rights under the Executive Severance Plan are materially and adversely affected).

Change in Control Agreements and/or Executive Change in Control Plan

We have entered into change in control agreements and/or a CIC Plan (as defined in “Post Termination and Change in Control”) (with substantially the same terms as the change in control agreements) with the Named Executive Officers, other than Mr. Bergman, that provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within two years following a change in control of the Company, we will pay and provide the executive with (i) the executive’s base salary (defined to include salary plus the executive’s annual automobile allowance (if any) and the Company’s contribution to the 401(k) Plan and SERP for the year prior to the change in control) through the termination date, (ii) severance pay equal to 200%, 250% or 300% of the sum of the executive’s base salary (as defined in (i)) and target bonus, (iii) a pro rata annual incentive compensation based on actual achievement for the year in which termination occurs, (iv) immediate vesting of all outstanding stock options, restricted or deferred stock/unit awards and non-qualified retirement benefits, (v) elimination of all restrictions on any restricted or deferred stock/unit awards, (vi) settlement of all deferred compensation arrangements in accordance with the applicable plan and (vii) continued participation in all health and welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date, except that the health coverage may be provided pursuant to a fully-insured replacement policy or two annual cash payments to obtain a replacement policy. Notwithstanding the foregoing, if an executive’s employment is terminated by us without cause or by the executive for good reason, in either case, (i) within 90 days prior to a change in control or (ii) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to the executive after imposition of the excise tax would be greater (in which case no reduction will occur). If a Named Executive Officer becomes eligible to receive severance benefits under a change in control agreement and/or the CIC Plan, such Named Executive Officer will not be eligible for severance benefits under any other plan or agreement with the Company.

Pursuant to the change in control agreements and/or the CIC Plan, the Named Executive Officers, other than Mr. Bergman (who is subject to restrictive covenants under his employment agreement as opposed to a change in control agreement), are also subject to restrictive covenants, such as confidentiality and non-disparagement provisions. Additionally, during each Named Executive Officer’s employment and for a period of 24 months thereafter, each Named Executive Officer agreed that he or she will not, without the Company’s prior written consent, solicit our employees for employment.

On April 10, 2025, the Compensation Committee approved the adoption of the amended and restated CIC Plan, to provide for coordination of benefits with the Executive Severance Plan and any other severance arrangements.

The amended and restated CIC Plan continues the existing provisions of such plan and incorporates the following changes: (i) the CIC Plan contains non-duplication language to reduce benefits under the CIC Plan by the amount of any severance benefits provided for in an individual written agreement or under the Executive Severance Plan that were paid prior to a participant in the CIC Plan becoming eligible for severance benefits under the CIC Plan; and (ii) the restrictive covenants contained in the CIC Plan may be modified to align with local law.

Post Termination and Change in Control Calculations

The amounts set forth in the table below represent amounts that would have been paid to the Named Executive Officers, pursuant to their employment (if applicable), change in control and equity award agreements, if such Named Executive Officers’ employment was terminated on December 26, 2025 (the last business day of fiscal 2025) under the various scenarios set forth below or in connection with a change in control that occurred on such date.

	$		$		$		$		$		$		$
Name and Principal Position; Post Termination/Change in Control Scenario	Cash Severance Payment		Annual Incentive Compensation[1]		Continuation of Health/ Welfare Benefits (present value)		Acceleration and Continuation of Equity Award[2]		Other Compensation		Excise Tax Gross-up3		Total Termination Benefits[4]

Stanley M. Bergman Chairman and Former Chief Executive Officer (Principal Executive Officer)

Company termination for cause		$0		$0		$0		$0		$0		n/a		$0[5]

Resignation without good reason and not due to retirement or non-renewal of employment contract		$0		$0		$329,000		$0		$689,850		n/a		$1,018,850[6]

Company termination without cause or due to voluntary resignation for good reason		$6,599,857		$2,289,251		$329,000		$3,558,497		$690,090		n/a		$13,466,695[7]

Resignation due to retirement not in connection with a change in control		$0		$2,289,251		$329,000		$4,220,999		$689,850		n/a		_$7,529,100[8]

Termination due to disability		$6,599,857		$2,289,251		$329,000		$17,481,803		$690,090		n/a		$27,390,001[9]

Resignation for good reason or Company termination without cause or non-renewal of the employment contract by the Company within two years after a change in control or Company termination without cause within 90 days prior to a change in control or after the first public announcement of a pending change in control.		$10,562,268		$2,289,251		$329,000		$23,474,533		$935,068		n/a		$37,590,120[10]

Resignation due to retirement within two years of a change in control		$0		$2,289,251		$329,000		$23,474,533		$689,850		n/a		$26,782,634[11]

Death of executive		$0		$2,289,251		$172,000		$17,481,803		$0		n/a		$19,943,054[12]

All Named Executive Officers, Other than Mr. Bergman

Termination without cause, voluntary termination for good reason

Ronald N. South Senior Vice President and Chief Financial Officer (Principal Financial Officer)		$1,727,644		$509,166		$28,612		$1,795,642		$0		n/a		$4,061,064[13]

Mark E. Mlotek Executive Vice President and Chief Strategic Officer		$2,217,602		$901,039		$27,853		$2,077,704		$0		n/a		$5,224,198[13]

Michael S. Ettinger Executive Vice President and Chief Operating Officer		$2,026,828		$653,355		$1,434		$1,925,581		$0		n/a		$4,607,198[13]

	$		$		$		$		$		$		$
Name and Principal Position; Post Termination/Change in Control Scenario	Cash Severance Payment		Annual Incentive Compensation[1]		Continuation of Health/ Welfare Benefits (present value)		Acceleration and Continuation of Equity Award[2]		Other Compensation		Excise Tax Gross-up3		Total Termination Benefits[4]

Andrea Albertini Chief Executive Officer, Global Distribution and Technology		$1,605,049		$561,660		$39,808		$1,132,211		$0		n/a		$3,338,728[13]

Termination without cause, voluntary termination for good reason within two years following a change in control, within 90 days prior to a change in control or after the first public announcement of a pending change in control

Ronald N. South Senior Vice President and Chief Financial Officer (Principal Financial Officer)		$2,445,000		$509,166		$28,612		$5,245,281		$0		n/a		$8,228,059[14]

Mark E. Mlotek Executive Vice President and Chief Strategic Officer		$4,627,500		$901,039		$34,661		$6,701,876		$0		n/a		$12,265,077[14]

Michael S. Ettinger Executive Vice President and Chief Operating Officer		$2,985,000		$653,355		$1,803		$6,493,128		$0		n/a		$10,133,286[14]

Andrea Albertini Chief Executive Officer, Global Distribution and Technology		$2,685,000		$561,660		$39,808		$4,418,737		$0		n/a		$7,705,206[14]

Death or Disability

Ronald N. South Senior Vice President and Chief Financial Officer (Principal Financial Officer)		$0		$0		$0		$4,345,601[15]		$0		n/a		$4,345,601

Mark E. Mlotek Executive Vice President and Chief Strategic Officer		$0		$0		$0		$5,500,290[15]		$0		n/a		$5,500,290

Michael S. Ettinger Executive Vice President and Chief Operating Officer		$0		$0		$0		$5,293,802[15]		$0		n/a		$5,293,802

Andrea Albertini Chief Executive Officer, Global Distribution and Technology		$0		$0		$0		$3,517,427[15]		$0		n/a		$3,517,427

1 Includes annual incentive compensation for the year of termination based on achievement of performance goals. Mr. Bergman is entitled to a pro rata portion of the annual incentive compensation payable for the year of termination based on achievement of performance goals and the annual incentive compensation payable for the prior year to the extent not paid prior to termination. Amount reflected assumes the fiscal 2025 annual incentive compensation amount was already paid.

2 Represents the value of unvested RSUs and PSUs that would accelerate and vest, if any, on termination. In the case of RSUs, the value is calculated by multiplying the number of shares of restricted stock units that accelerate by $76.13, the per share closing price of common stock on December 26, 2025. In the case of PSUs, the value is calculated by multiplying the number of shares of restricted stock units granted on the grant date (i.e., target award) by $76.13, the per share closing price of common stock on December 26, 2025.

3 We do not provide any tax gross-ups to our Named Executive Officers (other than for relocation-related expenses).

4 Does not include the vested SERP amounts for the Named Executive Officers. Such vested amounts are paid following a termination of employment (subject to a six-month delay in certain instances) or within 30 days following a change in control. Also does not include the amounts for the Named Executive Officers under the Company’s Deferred Compensation Plan, all of which are fully vested and consist solely of participant contributions. Such vested amounts become payable upon a termination of employment as a result of death or disability in a lump sum cash payment within 60 days after such employment termination. Such vested amounts also become payable in a lump sum cash payment within 60 days following a change in control. (See “Nonqualified Compensation for Fiscal 2025” tables for additional disclosure regarding these vested amounts.)

5 The Company will have no further obligation to Mr. Bergman, except payment of his vested SERP and Deferred Compensation Plan account balances.

6 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Under his employment agreement, Mr. Bergman may resign without good reason and still be entitled to these benefits so long as he resigns upon providing 180 days prior written notice to the Company.

7 Includes (i) a make-up pension payment, calculated as the value of the excess of (a) the fully vested value of benefits to Mr. Bergman under existing retirement plans (including the Company’s 401(k) Plan and SERP plan), assuming additional credit for the period from the termination date through December 31, 2025 over (b) his vested accrued benefits as of the termination date (such excess, if any, the “Make-Up Pension Payment”), (ii) 200% current base annual salary, (iii) 200% average annual incentive compensation paid in the previous three years, (iv) health and welfare coverage for Mr. Bergman and his wife until death, (v) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination), (vi) continued vesting (as of the termination date) of all PSUs granted following January 1, 2023 (at actual level of performance for the applicable performance period) and (vii) pro rata vesting (as of the termination dates) of the RSUs granted following January 1, 2023.

8 Includes (i) a pro rata portion of the annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) health and welfare coverage for Mr. Bergman and his wife until death, (iii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination), (iv) pro rata vesting of the RSUs granted in 2022 and subsequent years and (v) continued vesting (as of the termination date) of all outstanding PSUs granted following January 1, 2023 (at actual level of performance for the applicable performance period).

9 Includes (i) the Make-Up Pension Payment, (ii) 200% current base annual salary, (iii) 200% average annual incentive compensation paid in the previous three years, (iv) health and welfare coverage for Mr. Bergman and his wife until death, (v) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination), (vi) pro rata vesting (as of the termination date) of all outstanding PSUs (at target level of performance) and (vii) full vesting of all outstanding RSUs.

10 Includes (i) 300% current base annual salary, (ii) 300% of highest annual incentive compensation paid in the previous two years, (iii) health and welfare coverage for Mr. Bergman and his wife until death, (iv) use of the Company’s car service for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the third anniversary of termination), (v) the Make-Up Pension Payment, (vi) office space and administrative assistance for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the fourth anniversary of termination) and (vii) full vesting of any unvested equity awards (with any PSUs vesting at target level of performance). With respect to the acceleration and continuation of equity awards, this includes amounts payable on a resignation or a Company termination (other than for cause) within two years after a change in control. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

11 Includes the payments and benefits described in footnote 8 above, except that all of Mr. Bergman’s outstanding equity awards will fully vest (with any PSUs vesting at target level of performance). If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

12 Includes (i) health and welfare coverage for Mr. Bergman’s wife until death, (ii) pro rata vesting (as of the termination date) of all outstanding PSUs (at target level of performance) and (iii) full vesting of all outstanding RSUs.

13 Includes (i) a pro-rated annual incentive compensation award for the year in which termination occurs based on actual achievement of performance goals, (ii) 150% of the sum of the executive officer’s base salary and the average annual incentive compensation paid with respect to the three fiscal years ended immediately prior to the date of termination, (iii) pro-rata acceleration of any unvested equity awards based on the portion of the applicable service period completed as of termination (with performance-based awards remaining subject to actual performance), (iv) Company-subsidized COBRA continuation coverage (with the executive officer paying the applicable active employee rate) for up to 18 months following termination, and (v) outplacement services for 18 months for executive officers, in each case subject to execution and non-revocation of a release of claims.

14 Includes (i) annual incentive compensation payable for the year in which termination occurs based on achievement of performance goals, (ii) 200% current annual salary (defined to include salary and the Company’s contribution to the 401(k) Plan and SERP plan for the full year preceding the change in control), (iii) 200% annual incentive compensation at target level in the year of termination, (iv) full vesting of any unvested equity awards (with any PSUs vesting at target level of performance) and (v) health and welfare continuation of plans for 18 months (except Messrs. Mlotek and Ettinger receive 24 months) following termination or until coverage with subsequent employer begins; except that Mr. Mlotek’s calculations set forth in (ii) and (iii) above are based on 300%. If any amounts owed to Messrs. South, Mlotek, Ettinger and/or Albertini in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

15 In the event of any termination of employment due to death or disability, the Named Executive Officers (other than Mr. Bergman, whose termination arrangement is discussed above) are entitled to full vesting of their respective outstanding RSUs and pro rata vesting (as of the termination date) of their respective outstanding PSUs (at target level of performance).

Grants of Plan-Based Awards for Fiscal 2025

Name and Principal Position	Type of Grant[1]	Grant Date	Estimated Potential Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards[4] Number of Shares of Stock or Units (#)	All Other Option Awards Number of Secur- ities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Thres- hold ($)	Target ($)	Maximum[2] ($)	Threshold (#)	Target (#)	Maxi- mum (#)

Stanley M. Bergman Chairman and Former Chief Executive Officer (Principal Executive Officer)	HSIP PSU/RSU SO	n/a 3/10/2025 n/a	$0	$2,564,700	$4,475,402	0	66,893	133,786	36,020	0	n/a	$7,764,800 n/a

Ronald N. South Senior Vice President and Chief Financial Officer (Principal Financial Officer)	HSIP PSU/RSU SO	n/a 3/10/2025 n/a	$25,425	$565,000	$947,788	0	9,940	19,880	9,940	0	n/a	$1,500,000 n/a

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	HSIP PSU/RSU SO	n/a 3/10/2025 n/a	$34,875	$775,000	$1,300,063	0	13,253	26,506	13,254	0	n/a	$2,000,000 n/a

Michael S. Ettinger Executive Vice President and Chief Operating Officer	HSIP PSU/RSU SO	n/a 3/10/2025 n/a	$32,625	$725,000	$1,216,188	0	13,253	26,506	13,254	0	n/a	$2,000,000 n/a

Andrea Albertini Chief Executive Officer, Global Distribution and Technology	HSIP PSU/RSU SO	n/a 3/10/2025 n/a	$0	$600,000	$1,031,250	0	10,603	21,206	10,603	0	n/a	$1,600,000 n/a

1 “HSIP” means annual incentive compensation (i.e., bonus) paid under the 2025 Henry Schein Incentive Plan. “PSU/RSU” means restricted stock unit awards (PSUs and RSUs) made pursuant to the Company’s 2024 Stock Incentive Plan. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on the HSIP.

2 The maximum payout percentage under the HSIP for the Named Executive Officers is 200% for the Company Financial/EPS Goal, ranges from 125% to 200% for the Business Financial Goals (depending on the specific category of the goal applicable to such Named Executive Officer) and is 115% for the Strategic Scorecard Goals.

3 The maximum payout percentage for the 2025 LTIP awards of performance-based restricted stock is 200%.

4 These amounts include awards of RSUs granted to the Named Executive Officers on March 10, 2025, each with four-year cliff vesting.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards

The HSIP awards paid to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” The threshold, target and maximum amount of these HSIP awards appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Estimated Future Payouts Under Equity Incentive Plan Awards, All Other Stock Awards and All Other Option Awards

Awards of PSUs and RSUs granted to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Stock Awards.” Options granted to the Named Executive Officers, if any, appear in the Summary Compensation Table in the column captioned “Option Awards” for the years, if any, in which they were awarded. We did not grant Named Executive Officers options in fiscal 2023, 2024 or 2025.

The threshold, target and maximum amount of the PSUs appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards.”

Exercise or Base Price of Option Awards

We did not grant Named Executive Officers options in fiscal 2025.

Outstanding Equity Awards at 2025 Fiscal Year-End

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underly- ing Unexercis- ed Unearned Options[1] (#)	Option Exercise Price ($)	Option Expiration Date[2]	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)

Stanley M. Bergman Chairman and Former Chief Executive Officer (Principal Executive Officer)	89,510 29,579	0 0	n/a n/a	$62.71 $86.27	03/03/2031 03/16/2032	113,907	$8,671,740	82,760	$6,300,519

Ronald N. South Senior Vice President and Chief Financial Officer (Principal Financial Officer)	3,727 14,896	0 0	n/a n/a	$62.71 $86.27	03/03/2031 03/16/2032	40,246	$3,063,928	12,251	$932,669

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	35,798 13,780	0 0	n/a n/a	$62.71 $86.27	03/03/2031 03/16/2032	49,378	$3,759,147	16,431	$1,250,892

Michael S. Ettinger Executive Vice President and Chief Operating Officer	31,952 11,545	0 0	n/a n/a	$62.71 $86.27	03/03/2031 03/16/2032	47,137	$3,588,540	16,324	$1,242,746

Andrea Albertini Chief Executive Officer, Global Distribution and Technology	2,426 9,103 4,469	0 0 0	n/a n/a n/a	$62.71 $75.68 $86.27	03/03/2031 12/10/2031 03/16/2032	30,760	$2,341,759	12,286	$935,333

1 The Company does not issue performance-based options.

2 All stock options granted under the Henry Schein, Inc. 2020 Stock Incentive Plan (now known as the 2024 Stock Incentive Plan) have a ten-year term unless otherwise terminated earlier in accordance with the plan.

3 Represents RSUs awarded to the Named Executive Officers as part of their equity grants.

4 Based on the closing market price of $76.13 of the Company’s common stock on December 26, 2025, the last trading day in fiscal 2025.

5 Represents the number of performance-based restricted stock units granted in 2023, 2024 and 2025 under the Henry Schein, Inc. 2020 Stock Incentive Plan (now known as the 2024 Stock Incentive Plan). As the threshold payout amount is zero, such number represents the number of shares based on the target payout at the end of fiscal 2025 but excludes performance-based restricted stock units that were forfeited under the 2023 LTIP when such PSUs vested in March 2026 and we estimate will be forfeited under the 2024 LTIP and 2025 LTIP.

Option Exercises and Stock Vested for Fiscal 2025

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]

Stanley M. Bergman Chairman and Former Chief Executive Officer (Principal Executive Officer)	0	$0	36,184	$2,562,189

Ronald N. South Senior Vice President and Chief Financial Officer (Principal Financial Officer)	0	$0	4,019	$284,585

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	0	$0	14,471	$1,024,692

Michael S. Ettinger Executive Vice President and Chief Operating Officer	0	$0	12,917	$914,653

Andrea Albertini Chief Executive Officer, Global Distribution and Technology	0	$0	6,581	$486,103

1 For each Named Executive Officer such amount includes RSUs (four-year cliff vesting) granted on March 3, 2021. The performance factor for the PSUs granted on March 16, 2022 which vested on March 14, 2025 (actual vesting date was Sunday, March 16, 2025 so they vested on the prior business day), resulted in a 0% payout so no shares were issued upon the vesting of such award.

2 The value realized from vesting of restricted stock units is deemed to be the market value of the common stock on the date of vesting, multiplied by the number of shares of common stock underlying the restricted stock units that vested. The closing market price on March 3, 2025 was $70.81.

Nonqualified Deferred Compensation for Fiscal 2025

The following table provides information regarding our SERP. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our SERP.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year[1] ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Former Chief Executive Officer (Principal Executive Officer)	$0	$95,252	$784,406	$0	$6,326,652

Ronald N. South Senior Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$20,892	$26,011	$0	$217,485

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$28,463	$173,080	$0	$1,665,652

Michael S. Ettinger Executive Vice President and Chief Operating Officer	$0	$28,132	$128,419	$0	$1,058,279

Andrea Albertini Chief Executive Officer, Global Distribution and Technology	$0	$22,365	$534	$0	$22,899

1 Amounts represent Company-paid SERP contributions earned by SERP participants in fiscal 2024, but which were not funded or contributed until fiscal 2025. Such amounts were previously reported in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2024 and became funded and contributed in accordance with the SERP in fiscal 2025. The amounts reported in the Summary Compensation Table for fiscal 2025 represent Company-paid SERP contributions for fiscal 2025 earned by SERP participants in fiscal 2025, but which have not yet been funded or contributed.

The following table provides information regarding our Deferred Compensation Plan. The Company does not make any contributions to the Deferred Compensation Plan. All amounts in such plan are fully vested and consist solely of participant contributions. Such vested amounts may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six-month delay in certain instances) or a change in control of the Company. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our Deferred Compensation Plan.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Former Chief Executive Officer (Principal Executive Officer)	$880,189	$0	$710,041	$0	$6,060,921

Ronald N. South Senior Vice President and Chief Financial Officer (Principal Financial Officer)	n/a	n/a	n/a	n/a	n/a

Mark E. Mlotek Executive Vice President and Chief Strategic Officer	$0	$0	$926,475	$74,628	$7,179,238

Michael S. Ettinger Executive Vice President and Chief Operating Officer	$70,979	$0	$251,600	$0	$1,827,724

Andrea Albertini Chief Executive Officer, Global Distribution and Technology	n/a	n/a	n/a	n/a	n/a

CEO Pay Ratio

As a result of the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using certain permitted methodologies. We have used the same median employee for each of the last three fiscal years. Accordingly, we have re-identified our median employee for fiscal 2025, rather than using the same median employee used in preparing our fiscal 2024 CEO Pay Ratio disclosure. The CEO Pay Ratio disclosure is for Mr. Bergman who was our CEO for fiscal 2025. Mr. Bergman retired as the Company’s CEO, effective March 1, 2026.

To determine our median employee, we utilized data as of October 1, 2025 (the “Determination Date”). We excluded 1,050 employees from the following five countries/territories, which represents approximately 4.8% of the Company’s total employee population: Chile, China, Iberia (i.e., Spain and Portugal), Mexico and Thailand. For purposes of determining this exclusion, the Company had approximately 10,200 U.S. employees and approximately 11,600 non-U.S. employees as of the Determination Date.

Country/Territory	Approximate Number of Employees	Approximate Percentage of Total Population
Chile	23	0.11%
China	481	2.21%
Iberia (i.e., Spain and Portugal)	370	1.70%
Mexico	20	0.09%
Thailand	156	0.72%

We then examined the 2025 total annual cash compensation, including base salary, overtime, bonus and commission for all individuals, excluding Mr. Bergman, who were employed by us on the Determination Date. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual base salary based on a reasonable estimate of hours worked during 2025 for hourly employees, and upon salary levels for the remaining employees. Other than the foregoing, we did not make any material assumptions, adjustments, or estimates with respect to total cash compensation. We annualized the total cash compensation for full-time employees who commenced work after January 1, 2025 We used a valid statistical sampling approach to estimate the total cash compensation for our median employee by selecting an employee whose total cash compensation was at or near the value of the median employee’s compensation.
After identifying the median employee based on total cash compensation, we calculated total annual compensation for that employee and Mr. Bergman using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table. We also added the value of employer provided health and welfare benefits and employer retirement contributions (if not already included) to both Mr. Bergman and the median employee compensation, as such benefits represent a significant component of our employees’ total compensation.
The median employee’s total annual compensation (including health and welfare benefits and employer retirement contributions) in fiscal 2025 was $78,954. Mr. Bergman’s total annual compensation (including health and welfare benefits and employer retirement contributions) in fiscal 2025 was $12,030,340. Therefore, for fiscal 2025, the ratio of CEO pay to median employee pay was 152:1.
Pay Versus Performance
As a result of the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K
(“PvP Rules”), we are providing the following information about the relationship between “compensation actually paid” to our CEO (referred to below as our Principal Executive Officer or PEO) and average “compensation actually paid” to our other NEOs and certain metrics of our financial performance for the last three years, in each case, calculated in accordance with the PvP Rules.
For purposes of this disclosure, “compensation actually paid” or “CAP” to our PEO and other NEOs represents an amount calculated based on the SEC’s prescribed formula. CAP is not compensation actually earned by or paid to our named executive officers in each respective year. Neither the Compensation Committee nor the executives of our Company directly used the information in this table or the related disclosures when making compensation decisions for 2025. For details about the Company’s pay-for-performance
philosophy and how the Compensation Committee makes its decisions about executive pay, see the Compensation Discussion and Analysis beginning on page 26 of this proxy statement.
Pay Versus Performance Table

					Value of initial fixed $100 investment based on
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO 1	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs 2	Total Shareholder Return 3	Peer Total Shareholder Return 3	Net Income/ (Loss) (in millions)	Company-Selected Measure: Non-GAAP EPS 4
2025	$12,013,915	$9,776,672	$3,291,323	$3,014,275	$116	$144	$419	$4.97
2024	$11,640,272	$7,852,214	$3,193,394	$2,322,504	$107	$126	$398	$4.74
2023	$10,005,729	$4,941,292	$2,807,442	$1,705,337	$115	$122	$436	$4.50
2022	$8,255,135	$9,962,917	$2,945,446	$3,402,202	$121	$120	$566	$5.38
2021	$10,786,180	$28,293,056	$3,854,485	$7,569,084	$114	$124	$660	$5.05

1
The dollar amounts reported in this column represent the CAP to our PEO, Mr. Bergman, as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Bergman during the applicable year.
2
The dollar amounts reported in this column represent the CAP to our
Non-PEO
NEOs as a group, as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the
Non-PEO
NEOs as a group during the applicable year.
3
Cumulative shareholder returns reflect $100 invested as of market close on December 26, 2020, the final trading day of the Company’s fiscal year ended December 26, 2020 (“fiscal 2020”); Peer Total Shareholder Return based on Dow Jones U.S. Health Care Index; see Stock Performance Graph included in Part II, Item 5 of our Annual Report on Form
10-K
for the year ended December 27, 2025, as filed with the SEC on February 24, 2026.
4
Reflects the Company’s selected measure of
Non-GAAP
EPS which is consistently calculated for each year reflected in the table (see chart below). The adjusted EPS used in the incentive plans (HSIP and PSUs) may reflect other adjustments.

	2021	2022	2023	2024	2025
GAAP diluted EPS from continuing operations attributable to Henry Schein, Inc.
	$4.45	$3.91	$3.16	$3.05	$3.27

Non-GAAP Adjustments, net of tax and attribution to noncontrolling interests:
Restructuring and integration costs	$0.03	$0.74	$0.40	$0.62	$0.59
Acquisition intangible amortization	Excluded	Excluded	$0.70	$0.88	$0.90
Litigation settlements	$0.08	-	-	$0.03	$0.03
Cybersecurity Incident-insurance proceeds, net of third-party advisory expenses	-	-	$0.06	$(0.18)	$(0.12)
Impairment of intangible assets	Excluded	$0.16	$0.04	-	$0.10
Impairment of capitalized assets	-	-	$0.14	$0.05	-
Change in contingent consideration	-	-	-	$0.28	$0.02
Costs associated with shareholder advisory matters and select value creation consulting costs	-	-	-	$0.01	$0.22
Gain on sale of equity investments	$(0.05)

Non-GAAP diluted EPS attributable to Henry Schein, Inc., as presented	$4.51	$4.81	$4.50	$4.74	$4.97
Reconciling items to present non-GAAP diluted EPS attributable to Henry Schein, Inc. on a consistent basis:
Acquisition intangible amortization	$0.54	$0.57	-	-	-

Non-GAAP diluted EPS attributable to Henry Schein, Inc., on a consistent basis 1	$5.05	$5.38	$4.50	$4.74	$4.97

1
The Company revised its calculation of
non-GAAP
diluted EPS in fiscal 2023. As such, the Company adjusted the calculation of non-GAAP
diluted EPS for fiscal 2021 and fiscal 2022 to be consistent with the calculation of non-GAAP
diluted EPS used in fiscal 2023, fiscal 2024 and fiscal 2025.
Reconciliation Tables
The following table sets forth a reconciliation from the Summary Compensation Table (“SCT”) to CAP to our PEO. Mr. Bergman served as our only PEO for each year.

			Equity Addition to SCT Total for PEO
Year	SCT Total (a)	Less Equity Deduction from SCT Total 1 (b)	Value of Current Year Equity Awards at Year-end 2 (c)	Change in Value of Unvested Prior Year Awards During Year 3 (d)	Change in Value of Prior Year Awards That Vested During Year 4 (e)	Total Compensation Actually Paid 5 (a + b + c + d + e)
2025	$12,013,915	($7,764,800)	$6,864,566	($1,342,042)	$5,033	$9,776,672
2024	$11,640,272	$7,764,800	$5,395,792	($1,428,384)	$9,334	$7,852,214
2023	$10,005,729	($7,395,000)	$4,370,663	($1,726,122)	($313,978)	$4,941,292
2022	$8,255,135	($3,971,000)	$2,850,094	$1,434,350	$1,394,338	$9,962,917
2021	$10,786,180	($5,770,209)	$7,378,604	$15,932,034	($33,552)	$28,293,056

1
Represents the grant date fair value of equity-based awards made during the fiscal year based on the amounts reported in the “Stock Awards” and “Option Awards” columns in the SCT for the applicable year.
2
Represents the
year-end
fair value of equity awards that were made during the fiscal year (no grants made during a fiscal year vested during the same fiscal year).
3
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of year-end.
4
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the current fiscal year.
5
SCT total, less SCT equity grant date fair value, plus
year-end
fair value of equity awards made during the year, plus the change in fair value during the year of equity awards that remained unvested as of year-end,
plus the change in fair value of equity awards that vested during the year.

The following table sets forth a reconciliation from the SCT to CAP to our average
Non-PEO
NEO. Our
non-PEO
NEOs by year are as follows: 2025 – Messrs. South, Mlotek, Ettinger and Albertini; 2024 and 2023 – Messrs. South, Mlotek, Ettinger and Breslawski; 2022 - Messrs. South, Paladino, Connett, Mlotek and Breslawski; 2021 - Messrs. Paladino, Benjamin, Mlotek and Breslawski.

			Equity Addition to SCT Total for Non-PEO NEOs
Year	SCT Total (a)	Less Equity Deduction from SCT Total 1 (b)	Value of Current Year Equity Awards at Year-end 2 (c)	Change in Value of Unvested Prior Year Awards During Year 3 (d)	Change in Value of Prior Year Awards That Vested During Year 4 (e)	Total Compensation Actually Paid 5 (a – b + c + d + e)
2025	$3,291,323	($1,775,000)	$1,620,351	($122,673)	$274	$3,014,275
2024	$3,193,394	($1,703,125)	$1,187,862	($364,536)	$8,909	$2,322,504
2023	$2,807,442	($1,565,500)	$1,063,479	($555,301)	($44,784)	$1,705,337
2022	$2,945,446	($1,441,433)	$1,179,477	$353,110	$365,601	$3,402,202
2021	$3,854,485	($2,174,430)	$2,805,529	$3,118,145	($34,646)	$7,569,084

1
Represents the grant date fair value of equity-based awards made during the fiscal year based on the amounts reported in the “Stock Awards” and “Option Awards” columns in the SCT for the applicable year.
2
Represents the
year-end
fair value of equity awards that were made during the fiscal year (no grants made during a fiscal year vested during the same fiscal year).
3
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of year-end.
4
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the current fiscal year.
5
SCT total, less SCT equity grant date fair value, plus
year-end
fair value of equity awards made during the year, plus the change in fair value during the year of equity awards that remained unvested as of year-end,
plus the change in fair value of equity awards that vested during the year.
The Company grants PSUs to executive officers annually, although no such grant was made during 2021. The Company also grants RSUs to executive officers annually. Such grants cliff-vest on the fourth anniversary of the grant. During 2021, certain equity awards were granted as RSUs that vested 50% on the first anniversary of the grant in 2022 and 50% on the second anniversary of the grant in 2023.
The Company granted stock options to executive officers in 2021 and 2022 as part of the annual equity grant. Grants vest and become exercisable in one-third
increments on the first three anniversaries of the grant and expire on the 10 th
anniversary of the grant (subject to earlier expiration based on certain employment terminations). Fair values at time of the grant, at year-end
2024, and on vesting dates for awards that vested during 2025 were all determined using the Black-Scholes model. The table below summarizes the option fair values and related assumptions used to calculate CAP for fiscal year 2025. All of the options granted to NEOs are fully vested and none have been exercised as of year-end
2025.

Valuation Purpose for PVP	HSIC Stock Price	HSIC Option Exercise Price	Expected Term (years)	Stock Price Volatility	Risk-free Interest Rate	Dividend Yield	Option Fair Value
Year-end 2024	$70.42	$86.27	3.2	28.1%	4.50%	0%	$12.39
2025 Vesting	$70.58	$86.27	3.0	28.1%	4.15%	0%	$11.47
Most Important Financial Measures
The following table sets forth financial performance measures that we considered to be the most important in how CAP was linked to Company performance during 2024. As discussed in the Compensation Discussion and Analysis beginning on page 26 of this proxy statement, the annual HSIP uses adjusted EPS as a financial metric for all NEOs and cumulative EPS is a financial metric used for PSU grants for the 2022-2024, 2023-2025, 2024-2026 and 2025-2027 cycles (no PSU grants were made for 2021-2023). The annual HSIP also uses revenue and adjusted operating income as a financial metric for our NEOs. The PSU grants for the 2023-2025, 2024-2026 and 2025-2027 cycle also include Return on Invested Capital as a financial metric.

Key Financial Measures
Adjusted EPS 1
Revenues 2
Adjusted Operating Income 3
Return on Invested Capital 4

1
Adjusted EPS is a measure for purposes of the annual incentive program with respect to the Company Selected Measure under the HSIP, as disclosed in the Compensation Discussion and Analysis for each year’s proxy statement.
2
Revenues is a measure for purposes of the annual incentive program with respect to Business Financial Goals under the HSIP, as disclosed in the Compensation Discussion and Analysis for each year’s proxy statement.
3
Adjusted Operating Income is a measure for purposes of the annual incentive program with respect to Business Financial Goals under the HSIP, as disclosed in the Compensation Discussion and Analysis for each year’s proxy statement.
4
Return on Invested Capital is a measure used along with cumulative adjusted EPS in the 2023-2025, 2024-2026 and 2025-2027 PSU grants, as disclosed in the Compensation Discussion and Analysis for this year’s proxy statement.
Pay Versus Performance Relationship Charts
The following chart sets forth the relationship between PEO CAP, the average of other NEOs CAP and our non-GAAP
EPS during fiscal years 2021 through 2025.

The following chart sets forth the relationship between PEO CAP, the average of other NEOs CAP and our net income during fiscal years 2021 through 2025.

The following chart sets forth the relationship between PEO CAP, the average of other NEOs CAP and our TSR during fiscal years 2021 through 2025 versus the Dow Jones U.S. Health Care Index.

Director Compensation for Fiscal 2025

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)	Total ($)

Mohamad Ali	$130,800	$200,000	$0	$0	$0	$0	$330,800

William K. “Dan” Daniel	$75,288	$200,000	$0	$0	$0	$0	$275,288

Deborah Derby	$166,200	$200,000	$0	$0	n/a	$0	$366,200

Carole T. Faig	$117,600	$200,000	$0	$0	n/a	$0	$317,600

Joseph L. Herring	$154,600	$200,000	$0	$0	n/a	$0	$354,600

Robert J. Hombach	$101,578	$200,000	$0	$0	n/a	$0	$301,578

Kurt P. Kuehn	$151,400	$200,000	$0	$0	n/a	$0	$351,400

Philip A. Laskawy	$194,600	$200,000	$0	$0	$0	$0	$394,600

Max Lin[6]	$98,934	$0	$0	$0	$0	$0	$98,934

Anne H. Margulies	$124,200	$200,000	$0	$0	$0	$0	$324,200

Carol Raphael (former director7)	$53,035	$200,000	$0	$0	n/a	$37,500[8]	$290,535

Scott P. Serota	$126,400	$200,000	$0	$0	n/a	$0	$326,400

Bradley T. Sheares, Ph.D.	$172,200	$200,000	$0	$0	n/a	$0	$372,200

Reed V. Tuckson, M.D., FACP	$108,800	$200,000	$0	$0	n/a	$0	$308,800

1 These cash fee amounts have not been reduced to reflect a director’s election (if any) to defer receipt of cash fees pursuant to the Non-Employee Director Deferred Compensation Plan; any such deferrals are disclosed in footnote 5 below.

2 Includes restricted stock unit awards valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the non-employee director upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 18 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 27, 2025, as filed with the SEC on February 24, 2026. The amounts in this column have not been reduced to reflect a director’s election to defer receipt of shares of common stock underlying the restricted stock units. With respect to the aggregate number of unvested stock awards (i.e., unvested restricted stock units) outstanding at fiscal 2025 year end, each non-employee director had 2,844 restricted stock units (except Mr. Daniel who had 2,849 restricted stock units and Mr. Lin and our former director Ms. Raphael who each had no restricted stock units). With respect to the aggregate number of restricted stock units that vested but, per the director’s election, the payment date has been deferred, as of December 27, 2025, Ms. Derby had 9,672 restricted stock units, Ms. Faig had 2,604 restricted stock units, Mr. Kuehn had 11,843 restricted stock units, Mr. Laskawy had 21,961 restricted stock units, Ms. Margulies had 4,917 restricted stock units and Dr. Sheares had 36,833 restricted stock units. As of December 27, 2025, Ms. Raphael, Messrs. Ali, Daniel, Herring, Hombach, Lin and Serota and Dr. Tuckson did not elect to defer the payment date of any restricted stock units.

3 The Company does not grant option awards to non-employee directors.

4 The Company does not grant performance-based annual incentive compensation (i.e., bonus) to non-employee directors.

5 None of the non-employee directors participated in the Non-Employee Director Deferred Compensation Plan in 2025. Messrs. Ali and Laskawy and Ms. Margulies have participated in such plan in prior years but did not elect to defer any amounts into such plan in fiscal 2025.

6 Mr. Lin is a Partner at Kohlberg Kravis Roberts & Co. L.P. In accordance with the terms of his arrangement with KKR, Mr. Lin has assigned all of his rights to receive any cash compensation for his service as a director to KKR and receives no equity awards for such service. Accordingly, all cash fees for Mr. Lin’s service as a director were made payable directly to Kohlberg Kravis Roberts & Co. L.P.

7 Ms. Raphael’s directorship ended immediately following the annual meeting of stockholders on May 22, 2025.

8 Represents fees paid to Ms. Raphael for post-directorship consulting services pursuant to a consulting agreement dated May 22, 2025.

Annual Limit on Director Compensation

Pursuant to the Henry Schein, Inc. 2023 Non-Employee Director Stock Incentive Plan, as amended and restated effective as of May 23, 2023 (the “2023 Non-Employee Director Stock Incentive Plan”), any equity-based awards granted to any non-employee director in respect of any fiscal year plus any cash-based compensation granted to any non-employee director in respect of any such fiscal year, in each case solely with respect to his or her service to the Board of Directors, may not exceed $900,000 based on the aggregate fair market value (determined as of the date of the grant) of any equity-awards plus the aggregate value (determined as of the date of the grant) of any cash-based compensation.

Fees Earned or Paid in Cash

Directors who are employees of the Company receive no compensation for service as directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In February 2025, following a benchmarking analysis, the Compensation Committee reviewed compensation paid to non-employee directors and made no changes to such compensation for fiscal 2025 compared to the value received in fiscal 2024. Each non-employee director receives a $100,000 annual retainer and $2,200 for each committee meeting attended. The retainers for service as a Committee Chairperson for fiscal 2025 were as follows: (i) $15,000 for the Chairperson of the Nominating and Governance Committee; the Regulatory, Compliance and Cybersecurity Committee and the Strategic Advisory Committee; (ii) $20,000 for the Chairperson of the Compensation Committee and (iii) $25,000 for the Chairperson of the Audit Committee. The Lead Director’s retainer for fiscal 2025 was $40,000. Mr. Lin is a Partner at Kohlberg Kravis Roberts & Co. L.P. In accordance with the terms of his arrangement with KKR, Mr. Lin has assigned all of his rights to receive any cash compensation for his service as a director to KKR and receives no equity awards for such service. Accordingly, all cash fees for Mr. Lin’s service as a director were made payable directly to Kohlberg Kravis Roberts & Co. L.P.

Stock Awards

On March 4, 2025, each of the Company’s non-employee directors as of such date was granted 2,844 RSUs under the 2023 Non-Employee Director Stock Incentive Plan, with each award having a grant date fair value of $200,000 (the same grant date fair value granted in fiscal 2024). On June 13, 2025, Mr. Daniel (who was elected at the annual meeting of stockholders on May 22, 2025) was granted 2,849 RSUs under the 2023 Non-Employee Director Stock Incentive Plan, with a grant date fair value of $200,000. Mr. Lin is a Partner at KKR and in accordance with the terms of his arrangement with KKR, he receives no equity awards for his service as a director of the Company. The RSUs granted to the non-employee directors in 2025 are subject to time-based vesting and cliff vest at the end of 12 months from the grant date, based on continued service through the applicable vesting date. In May 2025, the Compensation Committee approved the accelerated vesting of the outstanding equity award (2,844 restricted stock units) granted to Ms. Raphael under the 2023 Non-Employee Director Stock Incentive Plan, effective on May 22, 2025 (the date she did not stand for re-election at the 2025 Annual Meeting).

All such grants under the 2023 Non-Employee Director Stock Incentive Plan (i) were issued on the date they were approved by the Compensation Committee or on a pre-determined date (the second Friday of the last month of the fiscal quarter), following approval by the Compensation Committee with delegation to the Chair of the Compensation Committee if under a threshold amount and (ii) provide for full accelerated vesting upon a change in control (as defined in the 2023 Non-Employee Director Stock Incentive Plan or as defined under Section 409A of the Code), provided that no termination of services has occurred prior to the change in control.

Non-employee directors are eligible to defer the date upon which all or a portion of their restricted stock units will be paid out to either (i) a specified payment date occurring on the third, fifth, seventh or tenth anniversary of the scheduled vesting date or (ii) the date of the termination of their services that occurs after the scheduled vesting date. If the deferral election is chosen, to the extent vested, payment will be made within the 30 day period following the earliest of the following to occur: (i) the elected deferred payment date; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s termination of services (other than as a result of death or disability) or (v) a change in control of the Company. Participants are also permitted to further defer the payment date of their restricted stock units in accordance with Section 409A of the Code for one or more additional periods of at least five years (but not more than ten years) beyond the previously elected deferred payment date.

The Compensation Committee assesses competitive market compensation when determining the amount of equity awards to grant non-employee directors. The Compensation Committee reviews non-employee director compensation, including equity awards, against the same peer companies that it uses when evaluating executive officer compensation. The Compensation Committee also reviews, for purposes of determining non-employee director equity awards, the companies with revenues between $9 billion and $17 billion that it reviews for evaluation of executive officer compensation. See “Compensation Structure—Pay Elements—Details—Pay Levels and Benchmarking” under Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation

We do not issue non-equity incentive plan compensation to non-employee directors.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For directors, we do not maintain a qualified defined benefit plan.

Non-employee directors are eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan into a cash account or a phantom share account. An investment in the cash account is deemed to be invested in cash equivalents based on the Company’s long-term borrowing rate under the Company’s principal credit facility. An investment in the phantom share account is deemed to be invested in a unit measurement called a “phantom share.” A phantom share is the equivalent to one share of our common stock. The cash accounts are distributed in a lump sum cash payment and the phantom share accounts are distributed in our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 2023 Non-Employee Director Stock Incentive Plan, and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 2015 Non-Employee Director Stock Incentive Plan and the 2023 Non-Employee Director Stock Incentive Plan, as applicable. Messrs. Ali and Laskawy and Ms. Margulies have participated in the Non-Employee Director Deferred Compensation Plan in prior years, though none of the non-employee directors participated in such plan in fiscal 2025. Each such non-employee director has elected to defer his or her eligible director fees to the phantom share account. The amounts set forth in the Director Compensation Table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the above-market or preferential earnings of the phantom shares allocated to each such director’s account (if any).

Stock Ownership Policy

The Company believes that, to align the interests of the directors of the Company with the interests of the stockholders of the Company, the non-employee directors of the Company should have a financial stake in the Company. The Company’s stock ownership policy for non-employee directors provides that each non-employee director should own equity in the Company equal to the greater of (i) a minimum of 10,000 shares of Henry Schein, Inc. common stock or (ii) five times the non-employee director annual retainer fee (which annual retainer fee was $100,000 in fiscal 2025) (the “Non-Employee Director Stock Ownership Policy”). Newly appointed non-employee directors will have five years from the date of their initial appointment to comply with the Non-Employee Director Stock Ownership Policy. In March 2026, the Nominating and Governance Committee amended the Non-Employee Director Stock Ownership Policy to provide that where a non-employee director of the Company is designated by an entity that beneficially owns shares of the Company’s common stock in an amount that is greater than the equity holding requirement of the policy and such director is an employee of such entity, the Non-Employee Director Stock Ownership Policy shall be satisfied with respect to such director.

Further, as a guideline, non-employee directors may only sell up to one-half of all vested value above the ownership requirement. “Vested value” is defined as the value of shares of any class of common stock, shares of vested restricted stock units, shares of unvested time-based restricted stock units (after netting an estimated amount for taxes, if applicable), warrants or rights to acquire shares of common stock and securities that are convertible into shares of common stock. Also, a non-employee director’s equity in the Company may only be sold if the non-employee director is in compliance with the Company’s stock ownership policy.

Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any non-employee director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors.

All non-employee directors are in compliance with the Non-Employee Director Stock Ownership Policy.

Anti-Hedging and Anti-Pledging Policies

The Company prohibits hedging or other derivative transactions and pledging of Company stock by its non-employee directors.

Director Retirement Policy

In 2015, upon recommendation of the Nominating and Governance Committee, the Board of Directors adopted a director retirement policy. The Company believes that it benefits greatly from contributions by directors who have had significant prior careers and experiences, and that the value of a director’s continuing contributions (including how such contributions complement the overall backgrounds and areas of expertise of the full Board of Directors) is a more important factor than a specific age in determining when a highly productive director should retire from the Board of Directors. The Company also recognizes that it is in its interest for directors to retire when that becomes appropriate, as well as the benefit to the Company from adding new directors with new perspectives. The policy provides that the Chairperson of the Nominating and Governance Committee should commence retirement discussions with a director within a few years of approaching his or her 80th birthday. In any event, a director is expected to retire at the end of his or her term during which he or she reaches the age of 80, although this is a general guideline that we expect will be observed in most cases but not a strict requirement. In recognition of Mr. Laskawy’s strong and effective contributions to the Board of Directors and the committees on which he serves, including as Lead Director, the Board of Directors renominated Mr. Laskawy for election at the Annual Meeting to serve as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains a formal, written conflict of interest policy that applies to all employees. Additionally, on an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved or ratified by the Audit Committee.

Familial Relationships

Brad Connett (who was an executive officer until April 1, 2025) has one family member and James Breslawski (who was an executive officer until April 1, 2025) has two family members who are non-executive employees of the Company or its subsidiaries and where such employee’s aggregate compensation for fiscal 2025 was in excess of $120,000 (the relevant disclosure threshold under Item 404(a) of the Regulation S-K). The compensation paid to each such family member is comparable to other Company employees at a similar level. The Audit Committee reviewed, approved and ratified those related-party transactions for fiscal 2025, including the total compensation paid to such individuals in fiscal 2025.

KKR Strategic Partnership Agreement

On January 29, 2025, the Company entered into the Strategic Partnership Agreement with KKR Hawaii Aggregator L.P., an affiliate of KKR, which became a greater than 5% shareholder in March 2025. The Audit Committee reviewed, approved and ratified the related-party transactions contemplated by the Strategic Partnership Agreement.

KKR Designees

Pursuant to the Strategic Partnership Agreement, two independent directors, Messrs. Lin and Daniel, joined our Board of Directors.

The Strategic Partnership Agreement provides KKR with customary rights to designate replacement directors that are reasonably acceptable to the Company’s Board of Directors in the event either of Messrs. Lin and Daniel cease to serve as directors under certain circumstances. Such replacement directors must also qualify as independent directors under Nasdaq listing standards and have a comparable amount of relevant financial and business experience to the director being replaced. If KKR ceases to beneficially own and have the right to vote at least 7.5% of the Company’s then-outstanding shares of common stock, at the request of the Company’s Board of Directors, one KKR Designee shall immediately resign from the Company’s Board of Directors and any committees thereof, and KKR’s designation and replacement rights with respect to such KKR Designee shall fall away. If KKR ceases to beneficially own and have the right to vote at least 5% of the Company’s then-outstanding shares of common stock, each KKR Designee shall immediately resign and KKR’s designation and replacement rights shall fall away.

KKR was entitled to make an election to extend, among other things, its director nomination rights under the Strategic Partnership Agreement for an additional year (the “Extension Election”). On December 7, 2025, KKR made the Extension Election and the KKR Designees were accordingly renominated by the Company’s Board of Directors to stand for election at the 2026 Annual Meeting for a term expiring at the 2027 Annual Meeting.

Removed Voting Commitment

Pursuant to the Strategic Partnership Agreement, KKR had previously agreed to vote in favor of the Board-recommended slate of directors in accordance with the Board’s recommendation on any proposal made by another stockholder at any meeting of stockholders during the term of the Strategic Partnership Agreement. However, on May 2, 2025, the Company and KKR entered into a letter agreement to remove KKR’s voting commitment set forth in the Strategic Partnership Agreement.

Private Placement of Common Stock

Pursuant to the Strategic Partnership Agreement, on May 16, 2025, we issued 3,285,152 shares of common stock to KKR for an aggregate purchase price of $250 million (the “Investment”), at approximately $76.10 per share (the “Shares”). Pursuant to the Strategic Partnership Agreement, KKR also has the ability to purchase additional shares via open market purchases up to a total equity stake of 14.9% of the outstanding shares of common stock of the Company (which limit was subsequently increased, as described below).

Increased Ownership Limit

On November 4, 2025, the Company and KKR entered into an amendment to the Strategic Partnership Agreement that increased the beneficial ownership limit from 14.9% to 19.9% of the outstanding shares of the Company’s common stock that KKR is permitted to acquire during the standstill period. The standstill provisions, including the increased ownership limit, continue in effect for a period of six months following the later of the expiration of the term of the Strategic Partnership Agreement and the date on which no KKR Designee appointed pursuant to the Strategic Partnership Agreement is serving on the Company’s Board of Directors. As of March 9, 2026, KKR beneficially owned approximately 16.4% of the outstanding shares of common stock of the Company, as disclosed in an amendment to the Schedule 13D filed by KKR on March 10, 2026.

Registration Rights Agreement

On the closing date of the Investment, the Company and KKR entered into a Registration Rights Agreement providing for certain customary registration rights with respect to the Shares. In addition, the Company agreed to certain customary indemnification provisions relating to indemnification for any material misstatements or omissions by the Company in connection with the registration of the Shares.

KKR Capstone Consulting

In accordance with the Strategic Partnership Agreement, in fiscal 2025 we utilized (and continue to utilize) consulting services of KKR Capstone Americas LLC (“KKR Capstone”), a consulting company of operational professionals that works exclusively with portfolio companies of KKR. KKR Capstone received a fee in connection with providing consulting services to the Company in the ordinary course of business. Max Lin, a member of our Board of Directors, is a partner of Kohlberg Kravis Roberts & Co. L.P., an affiliate of KKR. Mr. Lin will not receive any direct compensation from the engagement of KKR Capstone. During 2025, we incurred costs of approximately $2,500,000 related to this engagement and anticipate continuing to use KKR Capstone’s services through the end of fiscal 2026. KKR Capstone is a KKR affiliate owned and controlled by KKR.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2025 were Ms. Derby, Mr. Herring and Dr. Sheares.

During fiscal 2025:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This Proposal 2, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis beginning on page 26 of this proxy statement, the Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance goals that enhance stockholder value;

•	align rewards with the achievement of the Company’s strategic plan;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive officer compensation program achieves these goals with its emphasis on long-term equity awards and performance-based compensation, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its compensation program is appropriate and has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

For these reasons, the Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this Proposal 2 is not binding upon the Company. Notwithstanding the advisory nature of this vote, the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by stockholders in their vote on this Proposal 2, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter is required to approve this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We are asking stockholders to ratify the selection of BDO USA, P.C. (“BDO USA”) as our independent registered public accounting firm for the fiscal year ending December 26, 2026. The Audit Committee and the Board of Directors believe that the retention of BDO USA to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Although ratification is not legally required, the Company is submitting the selection of BDO USA to its stockholders for ratification as a matter of good corporate governance. In the event that this selection of BDO USA is not ratified, the Audit Committee will reconsider the selection. Even if the selection of BDO USA is ratified, the Audit Committee, in its discretion, may change the selection at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its stockholders. Representatives of BDO USA will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.

Independent Registered Public Accounting Firm Fees and Pre-Approval Policies and Procedures

The following table summarizes fees billed or expected to be billed to us for fiscal 2025 and for fiscal 2024:

	Fiscal 2025	Fiscal 2024
Audit Fees — Annual Audit and Quarterly Reviews	$9,174,000	$8,912,000
Audit Related Fees	$538,000	$417,000
Tax Fees: —
Tax Advisory Services	$170,000	$169,000
Tax Compliance, Planning and Preparation	$435,000	$466,000
All Other Fees	$0	$59,000

Total Fees	$10,317,000	$10,023,000

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid or expects to pay to BDO USA for the audit of our annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs, for the audit of our internal control over financial reporting and for services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements. “Audit related fees” are fees for assurance and related services, primarily for services in connection with employee benefit plan audits, and accounting consultations. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax compliance, tax planning and tax preparation. “All other fees” in fiscal 2024 are for real estate advisory services.

The Audit Committee has determined that the provision of all non-audit services by BDO USA is compatible with maintaining such accountant’s independence.

All fees paid or to be paid by us to BDO USA were approved by the Audit Committee in advance of the services being performed by such independent accountants.

Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance Highlights” caption.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting is required to ratify the selection of BDO USA as our independent registered public accounting firm for the fiscal year ending December 26, 2026.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED RATIFICATION OF THE SELECTION OF BDO USA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 26, 2026.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an ongoing basis, the Audit Committee reviews all related party transactions (as defined by applicable regulations), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

The Audit Committee is composed of three “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Two of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of SEC and each of the members of the Audit Committee is able to read and understand fundamental financial statements, and, as such, satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). The Audit Committee operates under a written charter adopted by the Board of Directors, which is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq listing standards relating to corporate governance and audit committees. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.

BDO USA, P.C. (“BDO USA”), the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. BDO USA also audits and expresses an opinion on the design and operating effectiveness of the Company’s internal control over financial reporting.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by BDO USA. During fiscal 2025, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of tax compliance, tax advice and tax planning.

The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

On an as needed basis and following each quarterly Audit Committee meeting, the Audit Committee meets privately with both BDO USA and the Company’s internal auditors, each of whom has unrestricted access to the Audit Committee. BDO USA’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders. The Audit Committee is also responsible for the selection of BDO USA, and approves in advance its engagements to perform audit and any non-audit services and the fee for such services.

The Audit Committee annually reviews its independent registered public accounting firm’s performance and independence from management. In addition, when appropriate, the Audit Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.

Review of the Company’s Audited Financial Statements for Fiscal 2025

The Audit Committee reviewed the Company’s audited financial statements for fiscal 2025, as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO USA to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States and that internal control over financial reporting was effective and that no material weakness in those controls existed as of the fiscal year-end reporting date, December 27, 2025.

The Audit Committee has received from BDO USA the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with BDO USA their independence from the Company and its management. The Audit Committee also received reports from BDO USA regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO USA and management. There were no differences of opinion reported between BDO USA and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee has also received from, and discussed with, BDO USA the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO USA all communications and information concerning its audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 2201.

Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2025.

THE AUDIT COMMITTEE
Kurt P. Kuehn, Chairperson
Carole T. Faig
Anne H. Margulies

Proposal 4 - Govern by Majority Vote

Shareholders request that the Board of Directors take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.

This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal includes that Henry Schein shall state in its governing documents that it shall not have any super-majority voting standards, which includes default super-majority voting standards, upon adoption of this proposal.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. The supermajority voting requirements, like those of Henry Schein, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements can be used to block proposals supported by most shareowners but opposed by management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice.

This proposal topic received 98% support each in 2024 at annual meetings of Domino’s Pizza, FMC Corporation, ConocoPhillips, Masco Corporation and Power Integrations.

Please vote yes:

Govern by Majority Vote - Proposal 4

BOARD OF DIRECTORS’ STATEMENT OF OPPOSITION

The Board recommends that you vote “AGAINST” Proposal 4 for the reasons described below.

•	We have demonstrated a commitment to strong and effective corporate governance.

•	Our governance documents include only a few narrowly tailored supermajority vote requirements.

•	The existing provisions benefit our stockholders.

The Company has demonstrated a commitment to strong and effective corporate governance.

The Board believes that this proposal should be evaluated in the context of the Company’s overall commitment to strong corporate governance that is responsive to the views and concerns of our stockholders, as evidenced by the following practices:

•	Annual election of all directors;

•	Majority voting standard and resignation policy for directors in uncontested elections;

•	Reduction in the number of non-independent directors from four in 2022 to two currently;

•	Addition of eight new independent directors since 2021;

•	Strong, independent Lead Director role;

•	Regularly scheduled executive sessions of independent directors without management present;

•	Board and committee oversight of risk;

•	Director time commitment policy;

•	Subject to some exceptions, an expectation that directors retire at the end of their term during which they reach the age of 80;

•	Orientation and continuing education program for directors;

•	Annual board and committee self-assessments;

•	Complete director access to senior management;

•	Prohibition on hedging and pledging of our securities by executives and non-employee directors;

•	Significant director and executive stock ownership guidelines; and

•	Proactive and continued engagement with stockholders on a wide range of topics.

See “Corporate Governance” in this proxy statement and our Corporate Governance Guidelines for additional details regarding the Company’s commitment to strong corporate governance.

The Company’s governance documents include only a few narrowly tailored supermajority vote requirements.

The Board believes that the supermajority voting standards under our governance documents are appropriately limited to specific foundational items that promote the success of the Company and the long-term strategic focus of our Board and management team, and that the indiscriminate elimination of all supermajority voting would not benefit our stockholders.

Under the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) and Fifth Amended and Restated By-laws (the “By-laws”), a majority vote requirement already applies to most matters submitted for stockholder approval, including this proposal. Our Charter and By-laws only require higher than a majority vote standard in a limited number of instances, including:

•

Our Charter requires (i) 80% stockholder approval to amend the voting rights of our common stock, (ii) 66-2/3% stockholder approval to amend the composition and powers of the Board and (iii) 60% stockholder approval to approve mergers, consolidations or sales of substantially all of the Company’s assets (and 60% stockholder approval to amend such provision).

•	Our By-laws require 66-2/3% stockholder approval to (i) fill a vacancy on the Board caused by a director’s removal by stockholders and (ii) to amend the By-laws.

The Board believes that retaining the limited supermajority voting standards under our Charter and By-laws is in the best interests of the Company and its stockholders to maximize long-term value of our Company, as the Board believes that the limited supermajority requirements the Company currently has in place were narrowly-tailored and are appropriate to maintain the stability of our operations, while striking an appropriate balance that allows for fundamental changes where there is strong stockholder consensus.

The existing provisions benefit our stockholders.

The Board believes that fundamental changes to corporate governance should have the support of a broad consensus of our stockholders rather than a simple majority. If the simple majority voting standard under this proposal were implemented, it would be possible for a small group of short-term stockholders, who are not subject to the same fiduciary duties as the Board, to approve actions that may not be in the long-term best interests of the Company or our stockholders, including enacting fundamental changes to the Company’s corporate governance structure or operations.

For example, low voter turnout could cause two or three of our largest stockholders to yield significant influence and control over the Company and the Board. Rather than protecting stockholders, such a provision allows a small group of stockholders to act in their own self-interests and possibly to the detriment of the Company’s other stockholders. In addition, because supermajority provisions give holders of less than a majority of the outstanding shares the ability to defeat a proposed fundamental change, they generally have the effect of giving minority stockholders a greater voice in a company’s corporate governance. The Board believes that the few narrowly-tailored supermajority voting standards in our Charter and By-laws protect our stockholders against such actions and should not be eliminated.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance changes. However, after careful consideration of this proposal, the Board believes that this proposal is not in the long-term best interests of the Company or our stockholders and is therefore unnecessary.

FOR THESE REASONS, THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the information in the Report of the Audit Committee of the Board of Directors contained under the heading “Review of the Company’s Audited Financial Statements for Fiscal 2025,” references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors recommends an affirmative vote be cast “FOR” all nominees for election to the Board of Directors listed in Proposal 1 on the proxy card, a vote “FOR” Proposals 2 and 3 and a vote “AGAINST” Proposal 4.

The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 11, 2026 at the Company’s principal place of business. If a state of emergency exists at that time preventing access to the Company’s office during regular business hours, the Company will endeavor to make the list available for inspection upon request via email to investor@henryschein.com. The list of stockholders will be available electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/HSIC2026.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 27, 2025 has been filed with the SEC and is available free of charge through our Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon request via email to investor@henryschein.com. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.

STOCKHOLDER PROPOSALS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2027 Annual Meeting included in our proxy statement pursuant to the SEC’s proxy rules (i.e., Rule 14a-8) must submit such proposal at the principal executive offices of the Company no later than December 9, 2026. It is suggested that any such proposals be submitted by email and certified mail, return receipt requested.

Any stockholder intending to include a director nominee in the Company’s proxy materials for the 2027 Annual Meeting pursuant to Article II, Section 12 of our Fifth Amended and Restated By-laws (i.e., proxy access) should carefully review the requirements for using proxy access, as described in such Section. The Company must receive a stockholder’s nomination, with all required information, between the close of business on November 9, 2026 and the close of business on December 9, 2026.

Under our Fifth Amended and Restated By-laws, a stockholder who intends to bring a proposal before the 2027 Annual Meeting outside of Rule 14a-8 cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected), the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting and as of the date of such notice by the person proposing to bring such proposal before the 2027 Annual Meeting and all other required information is delivered in person or mailed to, and received by, the Company at our principal executive offices between the close of business on January 21, 2027 and the close of business on February 20, 2027.

In addition to satisfying the requirements noted above, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees at the 2027 Annual Meeting, the stockholder must provide notice that includes the information required by Rule 14a-19 under the Exchange Act and required by the Company’s Fifth Amended and Restated By-laws, which notice must be delivered in person or mailed to, and received by, the Company at our principal executive offices between the close of business on January 21, 2027 and the close of business on February 20, 2027.

If the date of the 2027 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2027 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2027 Annual Meeting is first made.

Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2027 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

HENRY SCHEIN, INC. 135 DURYEA ROAD, MAIL STOP E-365 MELVILLE, NY 11747

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 20, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HSIC2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 20, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V93207-P48678 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HENRY SCHEIN, INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Incumbent Directors Nominees:		For	Against	Abstain

1a.	Mohamad Ali	☐	☐	☐
1b.	William K. “Dan” Daniel	☐	☐	☐
1c.	Deborah Derby	☐	☐	☐
1d.	Carole T. Faig	☐	☐	☐
1e.	Kurt P. Kuehn	☐	☐	☐
1f.	Philip A. Laskawy	☐	☐	☐
1g.	Max Lin	☐	☐	☐
1h.	Frederick M. Lowery	☐	☐	☐
1i.	Anne H. Margulies	☐	☐	☐
1j.	Reed V. Tuckson, M.D., FACP	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Proposal to approve, by non-binding vote, the 2025 compensation paid to the Company’s Named Executive Officers.	☐	☐	☐

3.	Proposal to ratify the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2026.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.		For	Against	Abstain

4.	Proposal to approve, by non-binding vote, a shareholder proposal to Govern by Majority Vote.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document, Notice and Proxy Statement are available at www.proxyvote.com.

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V93208-P48678

HENRY SCHEIN, INC.

135 Duryea Road, Melville, New York 11747

This proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Frederick M. Lowery and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. held of record by the undersigned on March 23, 2026, at the Annual Meeting of Stockholders to be virtually held at 10:30 a.m. EDT on Thursday, May 21, 2026, at www.virtualshareholdermeeting.com/HSIC2026 and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy. The Board of Directors recommends a vote FOR the directors listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4 (each as listed on the reverse side).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side